OFFERING CIRCULAR                                                  EXHIBIT 10.13

                        BANCO POPULAR DE PUERTO RICO
                                $600,000,000
                                 BANK NOTES
               DUE FROM 7 DAYS TO 15 YEARS FROM DATE OF ISSUE

         Banco Popular de Puerto Rico (the "Bank") may from time to time issue bank notes with maturities ranging from 7 days to one year from their respective dates of issue (the "Short-Term Bank Notes") and bank notes with maturities ranging from greater than one year to 15 years from their respective dates of issue (the "Medium-Term Bank Notes," and together with the Short-Term Bank Notes, the "Notes"). The aggregate principal amount of Notes will not exceed an aggregate maximum principal amount of $600,000,000 outstanding at any one time. Each Note will mature on such date (the "Stated Maturity Date") as selected by the initial purchaser and agreed to by the Bank. The Notes may be subject to redemption at the option of the Bank or repayment at the option of the holder thereof, in each case, in whole or in part, prior to their Stated Maturity Date, as set forth therein. See "Description of Notes." The Notes will be issued only in fully registered form in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof.
         The Notes will be issued only in book-entry form and will be represented by one or more global Notes (each, a "Global Note" and collectively, the "Global Notes"), registered in the name of The Depository Trust Company, as depositary (the "Depositary," which term includes any successor thereof), or a nominee thereof. Ownership of beneficial interests in a Global Note will only be evidenced by, and transfers thereof will be effected only through, records maintained by the Depositary and its participants.
Except as described under "Description of Notes -- Book-Entry Registration," beneficial owners of Notes issued in book-entry form will not be entitled to receive physical delivery of Notes in definitive form.
         Notes will be issued as either Fixed Rate Notes or Floating Rate Notes as described herein. See "Description of Notes." Unless otherwise specified in the applicable Note, interest on Fixed Rate Notes having maturities of greater than one year will be payable semi-annually on June 15 and December 15 of each year. Unless otherwise specified in the applicable Note, interest on Fixed Rate Notes with maturities of one year or less will be payable only at maturity or earlier redemption or repayment. Interest on Floating Rate Notes will be payable on the dates described under "Description of Notes -- Floating Rate Notes."
         Whenever this Offering Circular indicates that information may be set forth in a Note, such information may also be set forth in a Pricing Supplement to this Offering Circular.

EACH NOTE ISSUED BY THE BANK WILL BE AN OBLIGATION SOLELY OF THE BANK AND WILL NOT BE AN OBLIGATION OF, OR OTHERWISE GUARANTEED BY, ANY OTHER BANK OR BANPONCE CORPORATION. THE NOTES DO NOT EVIDENCE DEPOSITS OF THE BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. THE OBLIGATIONS EVIDENCED BY THE NOTES RANK PARI PASSU WITH ALL OTHER SENIOR UNSECURED INDEBTEDNESS OF THE BANK, EXCEPT DEPOSIT LIABILITIES AND OTHER OBLIGATIONS THAT ARE SUBJECT TO ANY PRIORITIES OR PREFERENCES. IN A LIQUIDATION OR OTHER RESOLUTION OF THE BANK, THE NOTES WOULD BE TREATED DIFFERENTLY FROM, AND HOLDERS OF THE NOTES COULD RECEIVE, IF ANYTHING, SIGNIFICANTLY LESS THAN HOLDERS OF, DEPOSIT LIABILITIES OF THE BANK. SEE "DESCRIPTION OF NOTES" AND "SUPERVISION, REGULATION AND OTHER MATTERS."

THE NOTES HAVE NOT BEEN, AND ARE NOT REQUIRED TO BE, REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("1933 ACT") OR THE PUERTO RICO UNIFORM SECURITIES ACT. THE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE COMMISSIONER OF FINANCIAL INSTITUTIONS OF THE COMMONWEALTH OF PUERTO RICO NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR THE COMMISSIONER OF FINANCIAL INSTITUTIONS OF THE COMMONWEALTH OF PUERTO RICO PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE NOTES WILL BE OFFERED ONLY TO INSTITUTIONAL INVESTORS THAT ARE "ACCREDITED INVESTORS" WITHIN THE MEANING OF RULE 501 UNDER THE 1933 ACT. EACH OWNER OF A BENEFICIAL INTEREST IN A GLOBAL NOTE IS REQUIRED TO HOLD A BENEFICIAL INTEREST IN $250,000 PRINCIPAL AMOUNT OR ANY INTEGRAL MULTIPLE OF $1,000 IN EXCESS THEREOF OF SUCH GLOBAL NOTE AT ALL TIMES. SEE "NOTICE TO INVESTORS."


============================================================================================================================
                                                                      Agents' Discounts and             Proceeds to the
                                       Price to Public(1)(4)          Commissions(1)(2)(4)               Bank(1)(3)(4)
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
 Per Note  . . . . . . . . . . .               100%                        .05% - .70%                  99.95% - 99.30%
----------------------------------------------------------------------------------------------------------------------------
 Total . . . . . . . . . . . . .           $600,000,000                $300,000-$4,200,000         $599,700,000-$595,800,000
============================================================================================================================

(1) The agents listed below (each, an "Agent" and collectively, the "Agents") will purchase the Notes as principal from the Bank for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale or, if so specified in the applicable Pricing Supplement, for resale at a fixed public offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount which shall be agreed upon by the Agent and the Bank. Such Agent may also utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. See "Plan of Distribution." The Bank will pay a commission to each Agent ranging from .05% to .70% of the principal amount of each Note, depending on stated maturity, sold by such Agent. The Bank also has reserved the right to sell Notes directly to investors on its own behalf. No commission will be payable nor will a discount be allowed on any direct sales by the Bank.
(2) The Bank has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the federal securities laws. See "Plan of Distribution."
(3)      Before deducting expenses payable by the Bank.
(4) Because the maximum amount of Notes is stated as an outstanding amount rather than an issuance amount, the actual amount of Notes issued may exceed $600,000,000 and, therefore, the price to the public, the agents' discounts and commissions and the proceeds to the Bank may exceed the dollar amounts for each stated above. The percentages per Note would remain as stated above, however, unless otherwise agreed to by the Bank and the Agents.

                                  --------------

MERRILL LYNCH & CO.           BEAR, STEARNS & CO. INC.           CS FIRST BOSTON

                                  --------------
          The date of this Offering Circular is September 24, 1996.

IN CONNECTION WITH THE OFFERING OF NOTES UNDERWRITTEN BY ONE OR MORE AGENTS AS PRINCIPAL, SUCH AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED THEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

UNLESS OTHERWISE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT, THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND THERE CAN BE NO ASSURANCE THAT THE NOTES OFFERED BY THIS OFFERING CIRCULAR WILL BE SOLD OR THAT THERE WILL BE A SECONDARY MARKET FOR THE NOTES.

IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE BANK AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE NOTES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Bank submits quarterly to its primary federal regulator certain reports called "Consolidated Reports of Condition and Income" (the "Call Reports") on Federal Financial Institutions Examination Council ("FFIEC") Form
031. Each Call Report consists of a Balance Sheet, Income Statement, Changes in Equity Capital and other supporting schedules as of the end of the period to which such Call Report relates. The Call Reports are prepared in accordance with regulatory instructions issued by the FFIEC. Because of the special supervisory, regulatory and economic policy needs served by the Call Reports, those regulatory instructions do not in all cases follow generally accepted accounting principles, including the opinions and statements of the Accounting Principles Board or the Financial Accounting Standards Board. While the Call Reports are supervisory and regulatory documents, not primarily accounting documents, and do not provide a complete range of financial disclosure about the Bank, the Call Reports nevertheless provide important information concerning the financial condition and results of operations of the Bank. The publicly available portions of each Call Report filed by the Bank and any amendment or supplement thereto, beginning with and including the Call Report for the period ended December 31, 1993, are incorporated herein by reference. The publicly available portions of any subsequent Call Report filed by the Bank with the Federal Reserve Board are incorporated herein by reference. The publicly available portions of the Call Reports with respect to the Bank are on file with, and publicly available upon written request to, the Federal Deposit Insurance Corporation (the "FDIC"), 550 17th Street, N.W., Washington, D.C. 20429, Attention: Disclosure Group, Room F-518.

         The Bank is a wholly owned subsidiary of BanPonce Corporation (the "Corporation"), a bank holding company organized in 1984 under the laws of the Commonwealth of Puerto Rico and registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). In addition to the Call Reports referred to above, the Bank also hereby incorporates by reference into this Offering Circular the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, the Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996 and the Corporation's Current Report on Form 8-K dated July 9, 1996, as filed by the Corporation with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each document filed by the Corporation pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act subsequent to the date of this Offering Circular and prior to the termination of the offering of the Notes shall be incorporated by reference into this Offering Circular and deemed to be a part hereof from the date of filing of such document. This filed material can be inspected and copied at the Commission's offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Corporation. The address of such Internet Web site is http://www.sec.gov.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular.

         The Bank and the Corporation will provide upon request and without charge to each person to whom a copy of this Offering Circular is delivered a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated therein by reference). All written requests or telephone inquiries should be directed to Amilcar L. Jordan (787-765-9800), BanPonce Corporation, 209 Munoz Rivera Avenue, Hato Rey, Puerto Rico 00918.

                             NOTICE TO INVESTORS

         The Notes have not been, and are not required to be, registered with the Commission under the 1933 Act or the Puerto Rico Uniform Securities Act. Qualification of an indenture under the Trust Indenture Act of 1939, as amended, is not required and no trust indenture has been entered into in connection with the Notes. The Notes will be offered and sold only to institutional investors that are "accredited investors" as defined in Rule 501 under the 1933 Act ("institutional accredited investors") and each beneficial owner of a Global Note will be required to hold a beneficial interest in $250,000 principal amount or any integral multiple of $1,000 in excess thereof at all times in such Global Note. EACH PURCHASER OF A NOTE, IN MAKING ITS PURCHASE, WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT IT IS SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, THAT IT IS PURCHASING SUCH NOTE FOR ITS OWN ACCOUNT OR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR AND THAT FOLLOWING SUCH PURCHASE IT OR SUCH OTHER INSTITUTIONAL ACCREDITED INVESTOR HOLDING A BENEFICIAL INTEREST IN A GLOBAL NOTE WILL HOLD SUCH BENEFICIAL INTEREST IN A PRINCIPAL AMOUNT OF $250,000 OR AN INTEGRAL MULTIPLE OF $1,000 IN EXCESS THEREOF AT ALL TIMES.

                         BANCO POPULAR DE PUERTO RICO

         Banco Popular de Puerto Rico is a commercial bank chartered under the laws of the Commonwealth of Puerto Rico and Puerto Rico's largest banking institution based on assets. The Bank, which is the Corporation's principal banking subsidiary, offers a full range of commercial banking services and, in addition, offers small personal loans, vehicle and equipment leasing and mortgage services through its subsidiaries Popular Consumer Services, Inc., Popular Leasing and Rental, Inc., and Popular Mortgage, Inc. Based on its Call Reports, at June 30, 1996 the Bank had $13.6 billion in assets, $12.6 billion in total liabilities and $936.7 million in total equity capital. At June 30, 1996, the Bank operated through 170 branches throughout Puerto Rico, 29 branches in New York City, one branch in Los Angeles, California, seven branches in the U.S. Virgin Islands, one branch in the British Virgin Islands and a federal agency in Chicago. At June 30, 1996, the assets of the Bank constituted approximately 82.77% of the assets of the Corporation. The executive offices of the Bank are located at 209 Munoz Rivera Avenue, Hato Rey, Puerto Rico 00918, telephone number (787) 765-9800.

             SELECTED UNAUDITED FINANCIAL INFORMATION OF THE BANK

         The following tables set forth selected unaudited consolidated financial information of the Bank and its subsidiaries, and are based on the Call Reports of the Bank which are incorporated by reference in this Offering Circular and should be read in conjunction therewith. The financial information presented is qualified in its entirety by the financial statements and information available in the Call Reports as described above under "Incorporation of Certain Documents by Reference." The Call Reports and the following selected unaudited consolidated financial information were prepared in accordance with regulatory accounting principles which differ, in certain cases, from generally accepted accounting principles used to prepare the consolidated financial statements of the Corporation.


                                               BANCO POPULAR DE PUERTO RICO
                                                  (DOLLARS IN THOUSANDS)
                                                                                             December 31,
                                                                                ---------------------------------------
                                                    June 30,       June 30,
                                                     1996(1)        1995(1)        1995          1994          1993
                                                   ----------     ----------    ----------    ----------     ----------
  BALANCE SHEET DATA:
  ASSETS
  Cash and due from banks                         $   505,304    $   384,731   $   437,223   $   418,242    $   363,866
  Securities:
     Held to maturity                               1,694,764      3,334,599     1,651,344     2,905,805      3,329,798
     Available-for-sale                             2,858,951        883,151     2,869,896       708,698        714,566
  Federal funds sold and other money
     market investments                                21,117         75,966       113,285       265,670        262,692
  Trading securities                                  103,914          4,663        84,893         1,670          3,017
  Loans and leases, net of unearned income          7,965,474      7,150,080     7,349,053     6,825,671      5,861,832
  Allowance for loan and lease losses                 157,345        141,431       149,304       138,614        124,920
                                                  -----------    -----------   -----------   -----------    -----------
  Loans and leases, net of unearned income          7,808,129      7,008,649     7,199,749     6,687,057      5,736,912
  Bank premises and equipment                         280,801        261,376       266,225       303,916        285,999
  Intangible assets                                    94,038        109,463       100,634        98,309        111,668
  Other real estate owned                               2,393          6,024         3,144         9,529         12,049
  Other assets                                        240,852        194,038       205,036       160,434        166,634
                                                  -----------    -----------   -----------   -----------    -----------
     Total assets                                 $13,610,263    $12,262,660   $12,931,429   $11,559,330    $10,987,201
                                                  ===========    ===========   ===========   ===========    ===========
  LIABILITIES
  Deposits in domestic offices                    $10,021,588    $ 9,076,713   $ 9,300,713   $ 8,686,923    $ 8,505,580
  Deposits in foreign offices                          72,737         55,000        61,778        40,746         32,386
                                                  -----------    -----------   -----------   -----------    -----------
     Total deposits                                10,094,325      9,131,713     9,362,491     8,727,669      8,537,966
  Federal funds purchased and securities
     sold under agreements to repurchase            1,608,008      1,344,715     2,037,900     1,415,188        951,733
  Other short-term borrowings                         270,204        670,675       180,731       328,583        496,814
  Notes payable                                       492,138         73,795       203,790        59,600         29,692
  Subordinated notes                                       --         50,000        50,000        50,000         62,000
  Other liabilities                                   208,862        152,003       200,090       160,539        145,657
                                                  -----------    -----------   -----------   -----------    -----------
     Total liabilities                            $12,673,537    $11,422,901   $12,035,002   $10,741,579    $10,223,862
                                                  ===========    ===========   ===========   ===========    ===========
  EQUITY CAPITAL
  Preferred Stock                                          --             --            --            --         11,000
  Common Stock                                          7,710          7,710         7,710         7,710          7,710
  Surplus                                             579,617        514,617       529,617       514,617        491,046
  Undivided profits                                   358,222        274,407       300,080       269,459        211,012
  Net unrealized holding gains (losses)
     on securities available for sale                  (8,823)           168         9,020       (16,892)            --
    Capital reserves                                       --         42,857        50,000        42,857         42,571
                                                  -----------    -----------   -----------   -----------    -----------
  Total equity capital                                936,726        839,759       896,427       817,751        763,339
                                                  -----------    -----------   -----------   -----------    -----------
  Total liabilities and equity capital            $13,610,263    $12,262,660   $12,931,429   $11,559,330    $10,987,201
                                                  ===========    ===========   ===========   ===========    ===========

  _____________________

  (1) Interim period financial data are not necessarily indicative of financial data for the year.

                         BANCO POPULAR DE PUERTO RICO
                            (DOLLARS IN THOUSANDS)

                                                             Year to Date                           Years Ended
                                                       ------------------------         ------------------------------------
                                                          June          June
                                                       30, 1996(1)   30, 1995(1)          1995          1994         1993
                                                       ----------    ----------         --------      --------      --------
INCOME STATEMENT DATA
Interest Income                                          $509,058      $449,693         $935,415      $793,740      $718,358
Interest Expense                                          219,855       202,324          421,542       311,989       261,822
  Net Interest Income                                     289,203       247,369          513,874       481,751       456,536
Provision for loan and lease losses                        35,291        20,440           54,907        44,846        62,437
Net interest income after provision                       253,912       226,930          458,967       436,905       394,099
Non interest income                                        89,771        69,385          150,025       131,233       118,393
Securities gains (losses)                                  (1,846)           (3)            (872)          224           864
Non interest expense                                      236,079       219,998          438,285       413,540       389,823
Income before taxes                                       105,757        76,313          169,835       154,822       123,533
Applicable income taxes                                    27,616        12,765           40,470        39,944        22,406
Dividends on preferred stock of Banco Popular                  --            --               --           385           770
Cumulative effect of accounting changes                        --            --               --            --         5,185
   Net Income                                             $78,142       $63,548         $129,365      $114,493      $105,542
SELECTED RATIOS
PERFORMANCE RATIOS
Return on assets                                             1.18%         1.09%            1.07%         1.02%         1.03%
Return on average equity                                    17.20%        15.18%           15.14%        14.42%        14.63%
Overhead ratio                                              50.59%        60.89%           56.10%        58.60%        59.45%
Non interest income as a % of total income                  31.04%        28.05%           29.19%        27.24%        25.93%
Earnings to fixed charges                                    2.65x         2.45x            2.45x         3.02x         3.76x
ASSET QUALITY RATIOS
Net charge-offs to average loans                             0.76%         0.51%            0.62%         0.49%         0.84%
Allowance for losses to period end loans                     1.98%         1.98%            2.03%         2.03%         2.13%
Allowance for losses to non performing assets              120.47%       106.32%          107.87%       142.34%       118.56%
Non performing assets as a % of loans and                    1.64%         1.86%            1.88%         1.42%         1.79%
  leases plus OREO
CAPITAL RATIOS
  Tier 1                                                    11.30%        10.94%           11.74%        11.87%        11.85%
  Total                                                     12.56%        12.20%           13.01%        13.29%        13.72%
  Leverage Ratios                                            6.49%         6.47%            6.45%         6.99%         6.56%
---------------------

(1) Interim period financial data are not necessarily indicative of financial data for the year.

                             BANPONCE CORPORATION

         BanPonce Corporation is a diversified, publicly owned bank holding company, incorporated under the General Corporation Law of Puerto Rico in November 1984. It provides a wide variety of financial services through four subsidiaries: the Bank, Vehicle Equipment Leasing Corporation ("VELCO"), BP Capital Markets, Inc. ("BP Capital") and Popular International Bank, Inc. ("PIB"). At June 30, 1996, the Corporation had $16.4 billion in assets, $15.2 billion in total liabilities and $1.2 billion in total equity capital.

         VELCO is a wholly-owned subsidiary of the Corporation engaged in finance leasing of motor vehicles to corporations and professionals. Effective April 30, 1995, BP Capital became a direct subsidiary of the Corporation. BP Capital is a broker-dealer engaged in financial advisory and securities brokerage, dealing and underwriting activities in Puerto Rico. PIB is an entity incorporated under the Puerto Rico International Banking Center Act, which allows for the establishment of banks in Puerto Rico to do business exclusively off island. BanPonce Financial Corporation ("Financial"), incorporated in Delaware, is PIB's sole subsidiary. The subsidiaries of Financial are Banco Popular, FSB ("FSB"), a federal savings bank, and Pioneer Bancorp, Inc., a corporation organized under the laws of Delaware and headquartered in Chicago, Illinois, which, through its wholly-owned subsidiary River Associates Bancorp, Inc., a Delaware corporation, owns and operates Pioneer Bank & Trust Company, a bank organized under the laws of the State of Illinois. Equity One, Inc., a Delaware corporation and a wholly-owned subsidiary of FSB, is a diversified consumer financial company engaged in the business of granting personal and mortgage loans and providing dealer financing. On August 26, 1996, the Federal Reserve Bank of New York approved the application of the Corporation to acquire COMBANCORP, a bank holding company located in Commerce, California, and thereby indirectly acquire its national bank subsidiary, Commerce National Bank. As of June 30, 1996, COMBANCORP had assets of approximately $71 million, total liabilities of approximately $65 million and total equity capital of approximately $6.0 million.

         The Corporation is subject to the provisions of the BHCA, and accordingly, is subject to the supervision of the Federal Reserve Board. As the indirect owner of FSB, the corporation is also subject to the provisions of the Savings and Loan Holding Company Act, as amended, and, accordingly, is subject to regulation by the Office of Thrift Supervision.


EACH NOTE ISSUED BY THE BANK IS SOLELY THE OBLIGATION OF THE BANK AND IS NEITHER AN OBLIGATION OF, NOR GUARANTEED BY, THE CORPORATION.


                  SUPERVISION, REGULATION AND OTHER MATTERS

GENERAL

         As a commercial bank organized under the laws of the Commonwealth of Puerto Rico, the Bank is subject to supervision and regulation by the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the "Office of the Commissioner"). In addition, as a result of its New York branches, the Bank is subject to supervision and regulation by the Superintendent of Banks of the State of New York. As a member of the Federal Reserve System, the Bank is also subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board").

DEPOSITOR PREFERENCE

         Federal law accords the claims of a receiver of an insured depository institution for administrative expenses and the claims of holders of deposit liabilities of such an institution (including the FDIC, as the subrogee of such holders) priority over the claims of general unsecured creditors of such an institution, including the holders of obligations such as the Notes, in the event of a liquidation or other resolution of such institution. For information on the Bank's deposit liabilities outstanding at June 30, 1996, see the selected unaudited financial information of the Bank presented above.

POWERS OF THE FDIC IN CONNECTION WITH THE INSOLVENCY OF AN INSURED DEPOSITORY INSTITUTION

         Pursuant to certain provisions of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), an insured depository institution which is commonly controlled with another insured depository institution is generally liable for any loss incurred, or reasonably anticipated to be incurred, by the FDIC in connection with the default of such commonly controlled institution, or any assistance provided by the FDIC to such commonly controlled institution, which is in danger of default. The term "default" is defined to mean the appointment of a conservator or receiver for such institution and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Thus, the Bank could incur liability to the FDIC pursuant to this statutory provision in the event of the default of any other insured depository institution owned or controlled by the Corporation. Such liability is subordinated in right of payment to deposit liabilities, secured obligations, any other general or senior liability (including the Notes), and any obligation subordinated to depositors or other general creditors, other than obligations owed to any affiliate of the depository institution (with certain exceptions) and any obligations to shareholders in such capacity. The Corporation currently has two insured depository institution subsidiaries in addition to the Bank.

         In addition, if any insured depository institution becomes insolvent and the FDIC is appointed its conservator or receiver, the FDIC may, under FIRREA, disaffirm or repudiate any contract or lease to which such institution is a party, the performance of which is determined to be burdensome, and the disaffirmance or repudiation of which is determined to promote the orderly administration of the institution's affairs. If the FDIC were to successfully contend that its power to repudiate "contracts" extends to obligations such as the Notes, the effect of any such repudiation should be to accelerate the maturity of the Notes. Such repudiation would result in a claim of the holder of the Notes against the receivership for principal and interest accrued through the date of the appointment of the conservator or receiver. The amount paid upon this claim would depend upon, among other factors, the amount of receivership assets available for the payment of unsecured claims and the priority of this claim relative to the priority of other unsecured creditors and depositors. See "--Depositor Preference" above. If the maturity of the Notes were so accelerated, and a claim relating to the Notes paid by the receivership, the holders of the Notes might not be able, depending upon economic conditions, to reinvest any amounts paid on the Notes at a rate of interest comparable to that paid on the Notes. In addition, although the Notes permit any holder of a Note to declare the principal amount of, accrued interest and premium, if any, on such Note due and payable in the event of the appointment of a conservator or receiver of the Bank, the FDIC as conservator or receiver may enforce most types of contracts, including the Notes, pursuant to their terms, notwithstanding any such provisions. The FDIC as conservator or receiver may also transfer to a new obligor any of the Bank's assets and liabilities, including the Notes, without the approval or consent of the Bank's creditors, including holders of the Notes.

         In its resolution of the problems of an insured depository institution in default or in danger of default, the FDIC is generally obligated to satisfy its obligations to insured depositors at the least possible cost to the deposit insurance fund. In addition, the FDIC may not take any action that would have the effect of increasing the losses to a deposit insurance fund by protecting depositors for more than the insured portion of deposits (generally $100,000 per depositor) or creditors other than depositors (such as holders of the Notes). FDICIA (as defined below) authorized the FDIC to settle all uninsured and unsecured claims in the insolvency of an insured bank by making a final settlement payment after the declaration of insolvency. Such a payment would constitute full payment and disposition of the FDIC's obligations to claimants. The rate of such final settlement payment is to be a percentage rate determined by the FDIC reflecting an average of the FDIC's receivership recovery experience.

         As a result of the provisions described above, including those described under "--Depositor Preference," and whether or not the FDIC seeks to repudiate the Notes, in an insolvency of the Bank, holders of Notes would be treated differently from, and could receive, if anything, significantly less than, holders of deposit liabilities of the Bank.

FDICIA

         In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law. In general, FDICIA subjects banks to significantly increased regulation and supervision. Among other things, FDICIA requires federal bank regulatory authorities to take "prompt corrective action" in respect of banks that do not meet minimum capital requirements. FDICIA establishes five capital ratio levels: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under applicable regulations, a bank is considered to be well capitalized if it maintains a Tier 1 risk-based capital ratio of at least 6%, a total risk-based capital ratio of at least 10% and a Tier 1 leverage capital ratio of at least 5%, and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. A bank is considered to be adequately capitalized if it maintains a Tier 1 risk-based capital ratio of at least 4%, a total risk-based capital ratio of at least 8% and a Tier 1 leverage capital ratio of at least 4% (3% for certain highly rated institutions), and does not otherwise meet the well capitalized definition. The three undercapitalized categories are based upon the amount by which the bank falls below the ratios applicable to adequately capitalized institutions. The capital categories are determined solely for the purposes of applying FDICIA's prompt corrective action ("PCA") provisions, as discussed below, and such capital categories may not constitute an accurate representation of the overall financial condition or prospects of the Bank.

         As of June 30, 1996, the Bank met the requirements of a "well capitalized" institution. The capital ratios for the Bank as of June 30, 1996 are shown in the selected unaudited financial information of the Bank presented above.

         Under FDICIA's PCA system, a bank in the undercapitalized category must submit a capital restoration plan guaranteed by its parent company. The liability of the parent company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became undercapitalized or the amount needed to comply with the plan. A bank in the undercapitalized category also is subject to limitations in numerous areas including, but not limited to, asset growth, acquisitions, branching, new business lines, acceptance of brokered deposits and borrowings from the Federal Reserve. Progressively more burdensome restrictions are applied to banks in the undercapitalized category that fail to submit or implement a capital plan and to banks that are in the significantly undercapitalized or critically undercapitalized categories. In addition, a bank's primary federal banking agency is authorized to downgrade the bank's capital category to the next lower category upon a determination that the bank is in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a less than satisfactory rating on its most recent examination with respect to its asset quality, management, earnings or liquidity.

         The FDIC's deposit insurance assessments have moved under FDICIA from a flat-rate system to a risk-based system. The risk-based system places a bank in one of nine risk categories, principally on the basis of its capital level and an evaluation of the bank's risk to the BIF, and bases premiums on the probability of loss to the FDIC with respect to each individual bank. On November 11, 1995, the FDIC revised its premium scheduled to provide a range (effective January 1996) of 0% (subject to a $2,000 minimum) to .27%. The assessment rate schedule is subject to change by the FDIC and accordingly assessment rates could increase in the future.

         FDICIA and the regulations issued thereunder also have (i) limited the use of brokered deposits to well capitalized banks, and adequately capitalized banks that have received waivers from the FDIC; (ii) implemented uniform real estate lending rules; (iii) prescribed standards to limit the risks posed by credit exposure between banks; (iv) revised risk-based capital rules to include components for measuring the risk posed by interest rate changes; (v) amended various consumer banking laws; (vi) increased restrictions on loans to a bank's insiders; (vii) established standards in a number of areas to assure bank safety and soundness; and (viii) implemented additional requirements for institutions that have $500 million or more in total assets with respect to annual independent audits, audit committees and management reports related to financial statements, internal controls and compliance with designated laws and regulations.

OTHER DEVELOPMENTS

         Notwithstanding state law to the contrary, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA") authorizes interstate acquisitions of banks and bank holding companies without geographic limitation beginning September 29, 1995. In addition, beginning June 1, 1997, IBBEA authorizes a bank to merge with a bank in another state as long as neither of the states has "opted out" of interstate branching between the date of enactment of IBBEA and May 31, 1997. IBBEA further provides that states may enact laws permitting interstate bank merger and acquisitions transactions prior to June 1, 1997 ("opting in"). A bank may establish and operate a de novo branch in a state in which the bank does not maintain a branch if that state expressly permits de novo branching. As a Puerto Rico bank, the Bank is treated as a foreign bank for interstate branching purposes and may branch interstate by merger or de novo to the same extent as a domestic bank in the Bank's home state in the United States, which is the State of New York. On September 29, 1995, the Office of the Commissioner issued a circular letter explaining that both interstate banking and interstate branching have been authorized in Puerto Rico since 1933. The circular letter also provides that it is intended to have the same force and effect of "opting in" under the IBBEA.

         Various bills have been introduced into the United States Congress that would repeal in some respects the provisions of the Glass-Steagall Act prohibiting certain banking organizations from engaging in certain securities activities and the provisions of the BHCA prohibiting affiliations between banking organizations and nonbanking organizations. The Bank cannot predict if and when any such legislation will be enacted or the effect thereof.

PUERTO RICO REGULATION

         Section 27 of the Banking Law requires that at least 10% of the yearly net income of the Bank be credited annually to a reserve fund. This apportionment shall be done every year until the reserve fund shall be equal to 10% of the total deposits or the total paid-in capital, whichever is greater. At the end of its most recent fiscal year, the Bank had a fund established in compliance with these requirements.

         Section 27 of the Banking Law also provides that when the expenditures of a bank are greater than the receipts, the excess of the former over the latter shall be charged against the undistributed profits of the bank, and the balance, if any, shall be charged against the reserve fund, as a reduction thereof. If there is no reserve fund sufficient to cover such balance in whole or in part, the outstanding amount shall be charged against the capital account and no dividend shall be declared until said capital has been restored to its original amount and the reserve fund to 20% of the original capital.

         Section 16 of the Banking Law requires every bank to maintain a legal reserve which shall not be less than 20% of its demand liabilities, except government deposits (federal, state and municipal) which are secured by actual collateral. However, if a bank becomes a member of the Federal Reserve System, the 20% legal reserve shall not be effective and the reserve requirements of the Federal Reserve System shall be applicable. Pursuant to an order of the Federal Reserve Board dated November 24, 1982, the Bank has been exempted from the reserve requirements of the Federal Reserve Board with respect to deposits payable in Puerto Rico but is subject to Puerto Rico regulatory reserve requirements with respect to such deposits.

         Section 17 of the Banking Law permits the Bank to make loans to any one person, firm, partnership or corporation, up to an aggregate amount of fifteen percent of the paid-in capital and reserve fund of the Bank. As of June 30, 1996, the legal lending limit for the Bank under this provision was approximately $88.1 million. If such loans are secured by collateral worth at least 25 percent more than the amount of the loan, the aggregate maximum amount may reach one third of the paid-in capital of the Bank, plus its reserve fund. There are no restrictions under Section 17 on the amount of loans which are wholly secured by bonds, securities and other evidence of indebtedness of the Government of the United States or the Commonwealth of Puerto Rico, or by current debt bonds, not in default, of municipalities or instrumentalities of the Commonwealth.

RECENT DEVELOPMENTS

         On August 20, 1996, the Small Business Job Protection Act of 1996 (the "SBJPA") was proposed. The SBJPA provides for the repeal of Section 936 of the Internal Revenue Code of 1986, as amended ("Section 936"). In general terms,
Section 936 provides United States corporations operating in Puerto Rico ("936 corporations") with a tax credit against United States federal tax liability on income derived from business operations and certain investments in Puerto Rico. The SBJPA phases out the Section 936 tax credit for income derived from Puerto Rican business operations of a 936 corporation over a ten-year period and repeals, retroactively as of July 1, 1996, the credit against United States federal tax liability for investments ("936 funds") made by 936 corporations in Puerto Rico. This credit has created a local money market (the "936 funds market") in which funding is normally available at a cost below that prevailing in the United States mainland or the Eurodollar market. The volume of the 936 funds market could be reduced significantly during the Bank's current fiscal year as a result of the enactment of the SBJPA. As of June 30, 1996, the Bank was a recipient of and had a balance of $2.1 billion in 936 funds, representing 17.5% of the Bank's total liabilities. The Bank anticipates that the main impact of the SBJPA would be a moderate net increase in the Bank's cost of funds. The anticipated rise in the cost of funds is expected to be partially offset by a decrease in the cost of complying with various investment requirements mandated by local regulations that are applicable to all recipients of 936 funds. The repeal of Section 936 could have an adverse effect on the general economic condition of Puerto Rico, the Bank's predominant service area.


                               USE OF PROCEEDS

         The Bank intends to use the net proceeds from the sale of the Notes for general corporate purposes in the ordinary course of its business.


                             DESCRIPTION OF NOTES

         The following summaries of certain provisions of the Notes do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Notes, including the definitions therein of certain terms. The terms and conditions set forth below will apply to each Note unless otherwise specified herein or in any amendment or supplement hereto, or in the applicable Note. The terms of the Notes described herein, including the maturities and interest rates, may differ from one Note to another.

GENERAL

         The Bank may from time to time issue Short-Term Bank Notes and Medium-Term Bank Notes. The aggregate principal amount of Notes will not exceed an aggregate maximum principal amount of $600,000,000 outstanding at any one time. The Bank may issue promissory notes and other obligations evidencing indebtedness in addition to the Notes and deposit instruments in an unlimited principal amount. Unless previously redeemed or repaid, each Short-Term Bank Note will mature from 7 days to one year from its date of issue and each Medium-Term Bank Note will mature from greater than one year to 15 years from its date of issue, in each case as selected by the initial purchaser and agreed to by the Bank. Unless otherwise specified in an applicable Note, the Notes will be denominated in U.S. dollars and will be issued only in fully registered form in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof.

         EACH NOTE WILL BE A DIRECT, UNCONDITIONAL AND UNSECURED OBLIGATION OF THE BANK AND WILL NOT BE AN OBLIGATION OF, OR GUARANTEED BY, ANY OTHER BANK OR THE CORPORATION. IN EACH INSTANCE THE NOTES DO NOT EVIDENCE DEPOSITS OF THE BANK AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY. THE NOTES RANK PARI PASSU WITH ALL OTHER SENIOR UNSECURED INDEBTEDNESS OF THE BANK, EXCEPT DEPOSIT LIABILITIES AND OTHER OBLIGATIONS THAT ARE SUBJECT TO ANY PRIORITY OR PREFERENCES. IN A LIQUIDATION OR OTHER RESOLUTION OF THE BANK, THE NOTES WOULD BE TREATED DIFFERENTLY FROM, AND HOLDERS OF THE NOTES COULD RECEIVE, IF ANYTHING, SIGNIFICANTLY LESS THAN HOLDERS OF, DEPOSIT LIABILITIES OF THE BANK. SEE "SUPERVISION, REGULATION AND OTHER MATTERS."

         The Notes issued by the Bank will be issued under an Issuing and Paying Agency Agreement, dated as of September 24, 1996 (the "Issuing and Paying Agency Agreement"), between the Bank and The Chase Manhattan Bank as issuing and paying agent (the "Issuing and Paying Agent"). The Issuing and Paying Agency Agreement provides that the Issuing and Paying Agent may resign at any time as such agent with respect to the Notes upon 90 days' written notice to the Bank or be removed as such agent with respect to the Notes not less than 30 days following receipt of a written instrument signed by a duly authorized officer of the Bank. The Issuing and Paying Agency Agreement provides that any successor Issuing and Paying Agent shall be a bank or trust company organized and doing business under the laws of the United States or any state thereof, authorized under such laws to exercise corporate trust powers, have a combined capital and surplus of at least $10,000,000 and be subject to supervision and examination by federal or state authority; provided, however, that the foregoing capital and surplus requirements shall not be applicable if the Bank or any affiliate thereof is appointed as successor Issuing and Paying Agent.

         The Issuing and Paying Agency Agreement provides that any corporation or bank resulting from any merger, conversion or consolidation to which the Issuing and Paying Agent is a party shall be the successor Issuing and Paying

Agent under the terms of the Issuing and Paying Agency Agreement without the execution or filing of any paper or any further act on the part of any party to the Issuing and Paying Agency Agreement.

         The Notes will not be issued pursuant to an indenture and, as such, the Issuing and Paying Agent will not be obligated to exercise certain responsibilities that may be exercised by an independent trustee or fiscal agent in connection with certain other debt offerings. Among the responsibilities that may be exercised by an independent trustee or fiscal agent in connection with certain other debt offerings that will not be exercised by the Issuing and Paying Agent are discretionary actions in connection with Events of Default. Each holder of a Note will therefore be responsible for acting independently with respect to certain matters affecting such holder's Note including, but not limited to, responding to requests for consents and waivers, giving written notice of default in the performance of any agreement contained in the Note and accelerating the maturity of such Note on the occurrence of an Event of Default.

         Except as described below, the Notes will be issued only in book-entry form and will be represented by one or more Global Notes registered in the name of the Depositary, or a nominee thereof (each beneficial interest in a Global Note, a "DTC Book-Entry Note" and collectively, the "DTC Book-Entry Notes"). See "Book-Entry Registration" below. Payments of principal of, premium, if any, and interest on, DTC Book-Entry Notes will be made as specified under "Book- Entry Registration" below. DTC Book-Entry Notes will be transferable or exchangeable only in the manner and to the extent set forth under "Book-Entry Registration" below.

         The Notes will be offered on a continuous basis. Unless otherwise specified in an applicable Note, interest- bearing Notes will either be Fixed Rate Notes or Floating Rate Notes as specified in the applicable Note. Notes may be issued at discounts from their principal amount payable at Maturity and some Notes may not bear interest. "Maturity" means the Stated Maturity Date of a Note or any prior date on which the principal, or an installment of principal, of a Note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of the Bank, repayment at the option of the holder or otherwise.

         The Notes provide that the Bank may consolidate with or merge into any other corporation, banking association or other legal entity or sell, convey, transfer or lease the property of the Bank as an entirety or substantially as an entirety if and only if: (i) immediately after such consolidation, merger, sale or conveyance the successor is not in default in the performance or observance of any of the terms, covenants and conditions of the Notes to be observed or performed by the Bank, and (ii) the successor is organized under the laws of the United States of America, any state thereunder, the Commonwealth of Puerto Rico or the District of Columbia and expressly assumes the due and punctual payment of the principal of, premium, if any, and interest on the Notes.

         No recourse shall be had for the payment of principal of, premium, if any, or interest on, any Note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Bank or of any successor thereof. The Notes will not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring of the Bank or of the Corporation or any other event involving the Bank or the Corporation that may adversely affect the credit quality of the Bank.

INTEREST

         Each Note will bear interest from and including its date of issue or from and including the most recent Interest Payment Date (as defined below) to which interest on such Note (or any predecessor Note) has been paid or duly provided for at the fixed interest rate per annum, or at the floating interest rate per annum determined by reference to the interest rate basis or bases specified in the applicable Note, until the principal thereof is paid or made available for payment. Interest will be payable in arrears on each Interest Payment Date and at Maturity. Interest will be paid generally to the person in whose name a Note (or any predecessor Note) is registered at the close of business on the Record Date next preceding the applicable Interest Payment Date; provided, however, that interest payable at Maturity will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Record Date and the Interest Payment Date immediately following such Record Date will be made on the second Interest Payment Date following the Issue Date of such Note to the registered holder on the Record Date immediately preceding such second Interest Payment Date.

FIXED RATE NOTES

         The applicable Fixed Rate Note will designate a fixed interest rate per annum payable on such Fixed Rate Note. Unless otherwise specified in an applicable Note, the interest payment dates (the "Interest Payment Dates") for Fixed Rate Notes having maturities of greater than one year (the "Fixed Rate Medium-Term Bank Notes") will be June 15 and December 15 of each year, and the Record Dates (the "Record Dates") will be the June 1 and December 1, whether or not a Business Day, as the case may be, next preceding the applicable Interest Payment Date. Payments of interest on Fixed Rate Medium-Term Bank Notes will include interest accrued to but excluding the relevant Interest Payment Date or Maturity. Unless otherwise specified in an applicable Note, interest on Fixed Rate Medium-Term Bank Notes will be computed on the basis of a 360-day year of twelve 30-day months.

         Unless specified in a Fixed Rate Note, interest on Fixed Rate Notes with maturities of one year or less (the "Fixed Rate Short-Term Bank Notes") will be payable only at Maturity to the person to whom principal shall be payable. Payments of interest on Fixed Rate Short-Term Bank Notes will include interest accrued to but excluding Maturity. Unless otherwise specified in an applicable Note, interest on Fixed Rate Short-Term Bank Notes will be computed on the basis of the actual number of days in the year divided by 360.

         If any Interest Payment Date or Maturity of a Fixed Rate Note falls on a day which is not a Business Day, the related payment of principal, premium, if any, and interest will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment were due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.

FLOATING RATE NOTES

         Except as described below or as otherwise specified in an applicable Note, Floating Rate Notes will be issued as described below. Unless otherwise specified in an applicable Note, a "Record Date" shall be the fifteenth calendar day, whether or not a Business Day (as defined below), immediately preceding the related Interest Payment Date. Each Floating Rate Note will specify the "Interest Rate Basis" or "Interest Rate Bases" by reference to which interest will be determined, which may be one or more of (i) the "Commercial Paper Rate," in which case such Note will be a "Commercial Paper Rate Note," (ii) the "Eleventh District Cost of Funds Rate," in which case such Note will be an "Eleventh District Cost of Funds Rate Note," (iii) the "Federal Funds Rate," in which case such Note will be a "Federal Funds Rate Note," (iv) "LIBOR," in which case such Note will be a "LIBOR Note," (v) the "Prime Rate," in which case such Note will be a "Prime Rate Note," (vi) the "Treasury Rate," in which case such Note will be a "Treasury Rate Note," or (vii) such other Interest Rate Basis or interest rate formula as may be set forth in the applicable Note. Each applicable Floating Rate Note will also specify certain additional terms with respect to which such Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Initial Interest Rate, Interest Reset Dates, Record Dates, Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and Minimum Interest Rate, if any, and the Spread and/or Spread Multiplier, if any, and if one or more of the specified Interest Rate Bases is LIBOR, the applicable LIBOR screen, as described below.

         The interest rate borne by a Floating Rate Note will be determined as follows:

         (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," an "Inverse Floating Rate Note" or as having an "Addendum" attached, such Note will be designated a "Regular Floating Rate Note" and, except as described below or in such Note, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

         (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in such Note, such Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that
(i) the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate; and (ii) the interest rate in effect commencing on, and including, the Fixed Rate Commencement Date to Maturity shall be the Fixed Interest Rate, if such rate is specified in such Note, or if no Fixed Interest Rate is so specified, the interest rate in effect thereon on the Business Day immediately preceding the Fixed Rate Commencement Date.

         (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in such Note, such Note will bear interest equal to the Fixed Interest Rate specified in such Note minus the rate determined by reference to the Interest Rate Basis or Bases (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in such Note, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Note is payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

         Notwithstanding the foregoing, if such Floating Rate Note is designated as having an Addendum attached, such Floating Rate Note shall bear interest in accordance with the terms described in such Addendum and the applicable Note.

         The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage by which the applicable Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by the Bank from time to time, but no such change will affect any Floating Rate Note previously issued or as to which an offer has been accepted by the Bank.

         Each Floating Rate Note will specify whether the rate of interest thereon will be reset daily, weekly, monthly, quarterly, semiannually, annually or any other specified period (each, an "Interest Reset Period") and the dates on which such Interest Rate will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Note, the Interest Reset Date will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as specified below); (iii) monthly, the third Wednesday of each month (with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month); (iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Note; and (vi) annually, the third Wednesday of the month specified in the applicable Note; provided, however, that, with respect to Floating Rate/Fixed Rate Notes, the fixed rate of interest in effect for the period from the Fixed Rate Commencement Date until Maturity shall be the Fixed Interest Rate or the interest rate in effect on the Business Day immediately preceding the Fixed Rate Commencement Date, as specified in the applicable Note; and provided further that no Interest Reset Date will occur after the Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day. As used herein, "Business Day" means, unless otherwise specified in the applicable Note, any day that is not a Saturday or Sunday and that in The City of New York or in the city in which the Bank is headquartered is not a day which is a bank holiday in Puerto Rico or a day on which banking institutions are required by law, regulation or executive order to close and, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, is also a London Business Day. As used herein, "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

         The interest rate applicable to each day in an Interest Reset Period will be the rate determined as of the Interest Determination Date immediately preceding the Interest Reset Date on which such Interest Reset Period commenced. Unless otherwise specified in the applicable Note, the Interest Determination Date with respect to the

Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day preceding each Interest Reset Date; the Interest Determination Date with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding each Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as herein defined); and the Interest Determination Date with respect to LIBOR will be the second London Business Day immediately preceding each Interest Reset Date. With respect to the Treasury Rate, the Interest Determination Date will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at auction on Monday of each week, unless the day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date will be such preceding Friday; and provided further that if an auction falls on any Interest Reset Date, then the related Interest Reset Date will instead be the first Business Day following such auction. The Interest Determination Date pertaining to a Floating Rate Note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest Business Day which is at least two Business Days prior to such Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined on such date, and the applicable interest rate will take effect on the Interest Reset Date.

         Each Floating Rate Note will bear interest from the date of issue at the rates specified therein until the principal thereof is paid or otherwise made available for payment. Except as provided below or in an applicable Note, the Interest Payment Dates will be, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in the applicable Note; (ii) quarterly, the third Wednesday of March, June, September and December of each year; (iii) semiannually, the third Wednesday of the two months of each year specified in the applicable Note; and
(iv) annually, the third Wednesday of the month of each year specified in the applicable Note and, in each case, interest will be payable at Maturity. If any Interest Payment Date for any Floating Rate Note (other than an Interest Payment Date at Maturity) would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding day that is a Business Day except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after such Maturity.

         A Floating Rate Note may also have either or both of the following:
(i) a minimum numerical limitation, or floor, on the rate at which interest may accrue during any interest period (a "Minimum Interest Rate"); and (ii) a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period (a "Maximum Interest Rate"). Notwithstanding the above provisions, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest, subject to certain exceptions, for any loan in an amount less than $250,000, is 16%, and for any loan in the amount of $250,000 or more but less than $2,500,000, is 25%, per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

         Interest payments on Floating Rate Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the Original Issue Date, if no interest has been paid with respect to such Floating Rate Notes) to but excluding the related Interest Payment Date or Maturity, as the case may be.

         With respect to each Floating Rate Note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the period for which interest is being calculated. Unless otherwise specified in the applicable Note, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Notes for which an applicable Interest Rate Basis is the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Notes for which an applicable Interest Rate Basis is the Treasury Rate. Unless otherwise specified in an applicable

Note, the interest factor for Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Note.

         All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upwards).

         Unless otherwise provided in the applicable Note, The Chase Manhattan Bank will be the "Calculation Agent." Upon request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Note, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or Maturity, as the case may be. The determination of any interest rate by the Calculation Agent will be final and binding absent manifest error.

COMMERCIAL PAPER RATE. Commercial Paper Rate Notes will bear interest at the rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in such Commercial Paper Rate Notes.

         Unless otherwise specified in the applicable Note, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Note as published by the Board of Governors of the Federal Reserve System in the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "Commercial Paper." In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Note as published in the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication published by the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include one or more of the Agents or their respective affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity designated in the applicable Note placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized securities rating agency; provided, however, that if any of the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date shall be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

         "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula.

                       Money Market Yield =      D X 360     X   100
                                              ------------
                                              360 - (D X M)
where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

ELEVENTH DISTRICT COST OF FUNDS RATE. Eleventh District Cost of Funds Rate Notes will bear interest at the rates (calculated with reference to the Eleventh District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Eleventh District Cost of Funds Rate Notes.

         Unless otherwise specified in the applicable Note, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to an Eleventh District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 (as defined below) as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on any related Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date shall be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

         "Telerate Page 7058" means the display designated as page "7058" on the Dow Jones Telerate Service (or such other page as may replace the 7058 page on that service for the purpose of displaying the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District).

FEDERAL FUNDS RATE. Federal Funds Rate Notes will bear interest at the rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Federal Funds Rate Notes.

         Unless otherwise specified in the applicable Note, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not published in either H.15(519) or Composite Quotations, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date by three leading brokers of federal funds transactions in The City of New York (which may include one or more of the Agents or their respective affiliates) selected by the Calculation Agent; provided, however, that if any of the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date shall be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

LIBOR. LIBOR Notes will bear interest at the rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in such LIBOR Notes.

         Unless otherwise specified in the applicable Note, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

                 (a) With respect to an Interest Determination Date relating to a LIBOR Note or any Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be, as specified in the applicable Note, either: (i) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Note, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appears on the Telerate Page 3750, as of 11:00 A.M., London time, on that LIBOR Interest Determination Date ("LIBOR Telerate"), or (ii) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity designated in the applicable Note, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). If neither LIBOR Telerate nor LIBOR Reuters is specified in the applicable Note, LIBOR will be determined as if LIBOR Telerate had been specified. If no rate appears on the Telerate Page 3750, or if fewer than two offered rates appear on the Reuters Screen LIBO Page, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (b) below.

                 (b) With respect to a LIBOR Interest Determination Date on which no rate appears on Telerate Page 3750, as specified in (a)(i) above, or on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as specified in (a)(ii) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the Index Maturity designated in the applicable Note are offered at approximately 11:00 A.M., London time, on that LIBOR Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent ("Reference Banks") to prime banks in the London interbank market commencing on the second London Business Day immediately following that LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on that LIBOR Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks having the Index Maturity designated in the applicable Note commencing on the second London Business Day following that LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such LIBOR Interest Determination Date will be the rate of LIBOR in effect on such date.

PRIME RATE. Prime Rate Notes will bear interest at the rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in such Prime Rate Notes.

         Unless otherwise specified in the applicable Note, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York (which may include affiliates of certain of the Agents) selected by the Calculation Agent. If fewer than four major money center banks provide such quotations, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of four prime rates, quoted on the basis of the actual number of days in the year divided by a 360-day year, as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided quotations and as many substitute banks or trust companies as is necessary in order to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any state thereof, each having total equity capital of at least U.S. $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date shall be the Prime Rate in effect on such Prime Rate Interest Determination Date.

         "Reuters Screen USPRIME1" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

TREASURY RATE. Treasury Rate Notes will bear interest at the rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in such Treasury Rate Notes.

         Unless otherwise specified in the applicable Note, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate applicable to the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Note, as such rate is published in H.15(519) under the heading "Treasury Bills -- auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Note are not reported as provided by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include one or more of the Agents or their respective affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Note; provided, however, that if any of the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date shall be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

ORIGINAL ISSUE DISCOUNT NOTES

         Notes may be issued at a price less than their redemption price at Maturity ("Original Issue Discount Notes"). Such Original Issue Discount Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates. Certain additional considerations relating to any Original Issue Discount Notes may be described in the Note relating thereto. In addition, some Original Issue Discount Notes may be treated as if they were issued with original issue discount for Federal income tax purposes ("Discount Notes"). See "Certain United States Federal Income Tax Considerations" for a discussion of the federal income tax treatment of Discount Notes.

FOREIGN CURRENCY NOTES

         Unless otherwise specified in an applicable Note, the Notes will be denominated in U.S. dollars and payments of principal of, premium, if any, and interest on, the Notes will be made in U.S. dollars. Notes may be denominated in a currency, including a composite currency, other than U.S. dollars ("Foreign Currency Notes"). Special provisions relating to Foreign Currency Notes will be described in the applicable Note and the Pricing Supplement relating thereto.

         An investment in Foreign Currency Notes entails significant risks that are not associated with similar investments in debt securities that are denominated in U.S. dollars and the payments with respect to which are made in U.S. dollars. Foreign Currency Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in Foreign Currency Notes and the suitability of Foreign Currency Notes in light of their particular circumstances.

INDEXED NOTES

         The Notes may be issued with the amount of principal, premium, if any, or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks or other securities, the exchange rate of one or more specified currencies (including a composite currency such as the ECU) relative to an indexed currency or such other price, exchange rate or interest index ("Indexed Notes"), as set forth in the applicable Note. In certain cases, holders of Indexed Notes may receive a principal amount at Maturity that is greater than or less than the face amount of the Notes depending upon the relative value at Maturity of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, or interest payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and tax considerations associated with investment in such Indexed Notes may be set forth in the applicable Pricing Supplement.

         An investment in Notes indexed, as to principal, premium, if any, or interest, to one or more values of currencies (including exchange rates between currencies), commodities, securities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of an Indexed Note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal of and/or premium, if any, on an Indexed Note is so indexed, the amount of principal payable in respect thereof may be less than the original purchase price of such Indexed Note if allowed pursuant to the terms thereof, including the possibility that no such amount will be paid. The secondary market for Indexed Notes will be affected by a number of factors, independent of the creditworthiness of the Bank and the value of the applicable currency, commodity, security or interest rate index, including the volatility of the applicable currency, commodity, security or interest rate index, the time remaining to the maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which the Bank has no control. Additionally, if the formula used to determine the amount of principal, premium, if any, or interest payable with respect to Indexed Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity, security or interest rate index will be increased. The historical experience of the relevant currencies, commodities, securities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities, securities or interest rate indices during the term of any Indexed Note. Any credit ratings assigned to the Bank's Bank Note Program are a reflection of the Bank's credit status and in no way are a reflection of the potential impact of the factors discussed above, or any other factors, on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in Indexed Notes and the suitability of Indexed Notes in light of their particular circumstances.

REDEMPTION AT THE OPTION OF THE BANK

         The Notes will not be subject to any sinking fund. If so agreed upon by the Bank and the purchaser thereof, a Note will be redeemable on and after a date fixed at the time of sale and specified on the face of such Note (the "Initial Redemption Date") either in whole or in part, at the option of the Bank, on written notice given not more than 60 nor less than 30 calendar days prior to the date of redemption by the Bank to the registered holder thereof (unless otherwise specified in the applicable Note). On and after the Initial Redemption Date, if any, such Note will be redeemable in increments of $1,000 (provided that any remaining principal amount of such Note shall be at least $250,000) at the option of the Bank at the applicable Redemption Price, together with unpaid interest accrued thereon at the applicable rate borne by such Note to the date of redemption. The "Redemption Price" will initially be the

Initial Redemption Percentage (as specified on the face of a Note) of the principal amount of such Note to be redeemed and will decline at each anniversary of the Initial Redemption Date by the Annual Redemption Percentage Reduction (as specified on the face of such Note), if any, of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount. Whenever less than all the Notes at any time outstanding are to be redeemed, the terms of the Notes to be so redeemed shall be selected by the Bank. If less than all the Notes with identical terms at any time outstanding are to be redeemed, the Notes to be so redeemed shall be selected by the Issuing and Paying Agent by lot or in any usual manner approved by it. If no Initial Redemption Date is specified on the face of a Note, such Note will not be redeemable prior to its Stated Maturity Date. The Issuing and Paying Agent is not required to register the transfer of any Note that has been called for redemption during a period beginning at the opening of business 15 calendar days before the day of mailing of a notice of such redemption and ending at the close of business on the day of such mailing.

REPAYMENT AT THE OPTION OF THE HOLDER

         The Notes may be subject to repayment at the option of the holders thereof in accordance with the terms of the Notes on their respective optional repayment dates, if any, as agreed upon by the Bank and the purchasers thereof at the time of sale and specified in the applicable Note (each, a "Holder's Optional Repayment Date"). If no Holder's Optional Repayment Date is specified in a Note, such Note will not be repayable at the option of the holder thereof prior to its Stated Maturity Date. On any Holder's Optional Repayment Date with respect to a Note, such Note will be repayable in whole or in part in increments of $1,000 (provided that any remaining principal amount of such Note will be at least $250,000) at the option of the holder thereof at a repayment price equal to 100% of the principal amount to be repaid, together with accrued and unpaid interest thereon payable to the date of repayment, on written notice given not more than 60 nor less than 30 calendar days prior to the Holder's Optional Repayment Date (unless otherwise specified in the applicable Note).

OTHER PROVISIONS; ADDENDA

         Any provisions with respect to a Note, including the determination of an Interest Rate Basis, the specification of an Interest Rate Basis, calculation of the interest rate applicable to a Floating Rate Note, its Interest Payment Dates or any other matter relating thereto may be modified by the terms as specified under "Other Provisions" in the applicable Note or in an Addendum relating thereto, if so specified therein.

BOOK-ENTRY REGISTRATION

         Upon issuance, all DTC Book-Entry Notes of like tenor and having the same Issue Date will be represented by one or more Global Notes. Each Global Note representing DTC Book-Entry Notes will be deposited with, or on behalf of, the Depositary, located in the Borough of Manhattan, The City of New York, and will be registered in the name of the Depositary or its nominee.

         Ownership of DTC Book-Entry Notes will be limited to institutions that have accounts with such Depositary or its nominee (each, a "participant" and collectively, the "participants") or persons that may hold interests through participants. In addition, ownership of DTC Book-Entry Notes by participants will only be evidenced by, and transfers of such ownership interest will be effected only through, records maintained by the Depositary or its nominee, and its participants. Ownership of DTC Book-Entry Notes by persons that hold through participants will only be evidenced by, and transfers of such ownership interest within such participants will be effected only through, records maintained by such participants.

         The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability of a holder to transfer DTC Book-Entry Notes.

         The Bank has been advised by the Depositary that upon the issuance of a Global Note or Global Notes representing DTC Book-Entry Notes, and the deposit of such Global Note or Global Notes with or on behalf of the Depositary, the Depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the DTC Book-Entry Notes represented by such Global Note or Global Notes to the accounts of participants. The accounts to be credited will be designated by the soliciting Agent, or by the Bank if the Notes are offered and sold directly by the Bank.

         Each owner of a beneficial interest in a Global Note must be an institutional accredited investor and is required to hold a beneficial interest in $250,000 principal amount or any integral multiple of $1,000 in excess thereof of such Global Note at all times.

         Payments of principal of, premium, if any, and interest on, DTC Book-Entry Notes represented by any Global Note or Global Notes registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Note or Global Notes representing such DTC Book-Entry Notes. Such payments to the Depositary or its nominee, as the case may be, will be made in immediately available funds by the Issuing and Paying Agent; provided that, in the case of payments of principal, premium, if any, and interest at Maturity, the Global Note or Global Notes are presented to the Issuing and Paying Agent in time for the Issuing and Paying Agent to make such payments in such funds in accordance with its normal procedures. Neither the Bank nor any agent of the Bank will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to, or payments made on account of, DTC Book-Entry Notes or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such DTC Book-Entry Notes.

         The Bank has been advised by the Depositary that upon receipt of any payment of principal of, premium, if any, or interest on, a Global Note, the Depositary will credit, on its book-entry registration and transfer system, in accordance with the Depositary's practice at the time, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary unless the Depositary has reason to believe that it will not receive payment on such date. Payments by participants (or by other persons that hold interests for customers through participants) to owners of DTC Book-Entry Notes held through such participants (or such other persons) will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants (or such other persons).

         No Global Note or Global Notes described above may be transferred except as a whole by the Depositary for such Global Note or Global Notes to a nominee of the Depositary or by a nominee of the Depositary to another nominee of the Depositary.

         DTC Book-Entry Notes represented by a Global Note are exchangeable for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, only if (x) the Depositary notifies the Bank that it is unwilling or unable to continue as Depositary for such Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by the Bank within 60 days, or (y) the Bank in its sole discretion determines not to have such DTC Book-Entry Notes represented by one or more Global Notes. Any Global Note representing DTC Book-Entry Notes that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof. Such definitive Notes shall be registered in the name or names of such person or persons as the Depositary shall instruct the Issuing and Paying Agent. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of DTC Book-Entry Notes.

         Except as provided above, owners of DTC Book-Entry Notes will not be entitled to receive physical delivery of Notes in definitive form and no Global Note representing DTC Book-Entry Notes shall be exchangeable, except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a DTC Book-Entry Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its beneficial interest, to exercise any rights of a holder under the Notes. The Bank understands that, under existing industry practices, in the event that (i) the Bank requests any action of holders or (ii) an owner of a DTC Book-Entry Note desires to give or take any action which a holder is entitled to give or take under the Notes in accordance with the terms of the Notes and the Issuing and Paying Agency Agreement, the Depositary would authorize the participants owning the relevant DTC Book-Entry Notes to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         The Depositary has advised the Bank that the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book- entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants who maintain accounts directly with the Depositary include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("direct participants"). The Depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Commission.

EVENTS OF DEFAULT

         The following will be "Events of Default" with respect to a Note as the same are described with greater particularity in the Note: default in the payment of any interest with respect to any of the Notes when due, which continues for 30 calendar days; default in the payment of any principal of, or premium, if any, on, any of the Notes when due; and certain events of bankruptcy, insolvency, reorganization or the appointment of a conservator, receiver or liquidator of the Bank or substantially all of its property. Any holder of a Note may declare the principal amount of, accrued interest and premium, if any, on, such Note due and payable immediately by written notice to the Bank, if an Event of Default with respect to such Note shall have occurred and be continuing at the time of such declaration. Upon such declaration and notice, such principal amount, accrued interest and premium, if any, shall become immediately due and payable. Any Event of Default with respect to a Note may be waived by the holder of such Note.

         Although the Notes permit any holder of a Note to accelerate the Note in the event of the appointment of a conservator, receiver or liquidator of the Bank, the FDIC as conservator or receiver may enforce most types of contracts including the Notes, pursuant to their terms, notwithstanding any such acceleration provision. See "Supervision, Regulation and Other Matters."

GOVERNING LAW

         The Notes will be governed by, and construed in accordance with, the laws of the State of New York and all applicable Federal laws and regulations.


           CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

         As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or
(iv) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

PAYMENTS OF INTEREST. Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

ORIGINAL ISSUE DISCOUNT. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Discount Notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Internal Revenue Code of 1986, as amended (the "Code").

         For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

         Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and
(ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

         A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

         Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

         A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party) such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate which is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

         If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, and if the interest on such Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually then all stated interest on such Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

         In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

         Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

         If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. U.S. Holders should be aware that on June 11, 1996, the Treasury Department issued final regulations (the "CPDI Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of Notes will be discussed in the applicable Pricing Supplement.

         Certain of the Notes (i) may be redeemable at the option of the Bank prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

         U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

SHORT-TERM BANK NOTES. Notes that have a fixed maturity of one year or less will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Bank Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Bank Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Bank Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

MARKET DISCOUNT. If a U.S. Holder purchases a Note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless the amount of such market discount is less than a specified de minimis amount.

         Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

         A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

PREMIUM. If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on such Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

DISPOSITION OF A NOTE. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year.

FOREIGN CURRENCY NOTES

         Special tax provisions relating to Foreign Currency Notes will be set forth in the applicable Note and the Pricing Supplement relating thereto.

NON-U.S. HOLDERS

         A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Bank, a controlled foreign corporation related to the Bank or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

         Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

         The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Bank or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

         Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

         In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or
(ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

         Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.


                CERTAIN PUERTO RICO INCOME TAX CONSIDERATIONS

         The following summary of certain Puerto Rico income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It does not purport to deal with all aspects of Puerto Rico taxation that may be relevant to particular investors, some of whom may be subject to special rules. Persons, including corporations or partnerships organized under the laws of Puerto Rico and foreign corporations engaged in trade or business in Puerto Rico, considering the purchase of the Notes should consult their own tax advisors concerning the Puerto Rico income tax consequences of the purchase, ownership and disposition of the Notes and the application of the income and withholding tax provisions described below.

         Under the Puerto Rico Internal Revenue Code of 1994, as amended, interest on Notes received by a Holder who is a foreign corporation or partnership (i.e., not organized under the laws of Puerto Rico) not engaged in a trade or business in Puerto Rico or a foreign trust (each, a "Non-resident Holder") will be exempt from Puerto Rico income and withholding tax, except in the case of any such Holder that may be regarded as a "related person" with respect to the Bank. For this purpose, a "related person" generally will be one that, directly or indirectly, owns 50% or more in value of the stock of the Bank. A Non-resident Holder who is a "related person" would be subject to a Puerto Rico withholding tax of 29%. Any gain realized by a Non-resident Holder from the sale or exchange of Notes outside Puerto Rico will not be subject to Puerto Rico income taxation.


                             PLAN OF DISTRIBUTION

         The Notes are being offered on a continuous basis for sale by the Bank through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and CS First Boston Corporation, who will purchase the Notes as principal from the Bank for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent, or, if so specified in the applicable Note, for resale at a fixed public offering price. Unless otherwise specified in the applicable Note, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount which shall be agreed upon by the Agent and the Bank. If agreed to by the Bank and the applicable Agent, such Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Note. The Bank will pay a commission to each Agent, ranging from .05% to .70% of the principal amount of each Note, depending on its stated maturity, sold by such Agent.

         An Agent may sell Notes it has purchased from the Bank as principal to other dealers for resale to investors, and may allow any portion of the discount received in connection with such purchases from the Bank to such dealers. After the initial public offering of Notes, the public offering price (in the case of Notes to be resold on a fixed public offering price basis), the concession and the discount may be changed.

         The Bank has reserved the right to sell Notes directly to investors on their own behalf in those jurisdictions where they are authorized to do so or to or through certain firms other than the Agents. No commission will be payable nor will a discount be allowed on any sales made directly by the Bank. The Bank will have the sole right to accept offers to purchase Notes and may reject any such offer in whole or in part.

         The Bank reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part whether placed directly with the Bank or through one of the Agents. The Agents will have the right, in their discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by them on an agency basis.

         Unless otherwise specified in the applicable Note, payment of the purchase price of Notes will be required to be made in immediately available funds in The City of New York on the date of settlement.

         No Notes will have an established trading market when issued. The Notes will not be listed on any securities exchange. Each of the Agents may from time to time purchase and sell Notes in the secondary market, but no Agent is obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes, but no Agent is obligated to do so and an Agent may discontinue any market-making activity at any time.

         The Notes will be offered only to institutional investors that are "accredited investors" within the meaning of Rule 501 under the 1933 Act. Accordingly, each purchaser of a Note will be deemed to have represented and warranted that it is such an institutional accredited investor, that it is purchasing the Notes for its own account or for the account of such an institutional accredited investor and that following such purchase it or such other institutional accredited investor holding a beneficial interest in a Global Note will hold such beneficial interest in a principal amount of $250,000 or an integral multiple of $1,000 in excess thereof at all times.

         The Bank has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the federal securities laws. The Bank has agreed to reimburse each of the Agents for certain other expenses.

         Certain of the Agents and their affiliates may be customers of, including borrowers from, engage in transactions with, and perform services for, the Bank and the Corporation or their affiliates in the ordinary course of business.

                              VALIDITY OF NOTES

         The validity of the Notes offered hereby and other legal matters will be passed upon for the Bank and the Corporation by Brunilda Santos de Alvarez, Esq., Counsel of the Bank and the Corporation and for the Bank by Pietrantoni Mendez & Alvarez, Hato Rey, Puerto Rico. Certain legal matters will be passed upon for the Agents by Brown & Wood LLP, New York, New York. Brunilda Santos de Alvarez, Esq. and Pietrantoni Mendez & Alvarez will rely on the opinion of Brown & Wood LLP as to matters of New York law.

      =================================================           =================================================

      NO DEALER,  SALESPERSON OR ANY  OTHER PERSON  HAS
      BEEN  AUTHORIZED TO  GIVE ANY  INFORMATION OR  TO
      MAKE   ANY  REPRESENTATIONS   OTHER  THAN   THOSE
      CONTAINED IN THIS OFFERING CIRCULAR,  ANY PRICING                             $600,000,000
      SUPPLEMENT  HERETO OR  THE DOCUMENTS  REFERRED TO
      UNDER  "INCORPORATION  OF  CERTAIN  DOCUMENTS  BY                              BANK NOTES
      REFERENCE"   IN   CONNECTION   WITH   THE   OFFER
      CONTAINED  IN  THIS  OFFERING  CIRCULAR  AND  ANY
      PRICING SUPPLEMENT HERETO AND,  IF GIVEN OR MADE,
      SUCH  INFORMATION OR REPRESENTATIONS  MUST NOT BE                     BANCO POPULAR DE PUERTO RICO
      RELIED  UPON  AS HAVING  BEEN  AUTHORIZED  BY THE
      BANK,  THE CORPORATION  OR THE  AGENTS.   NEITHER
      THE  DELIVERY  OF  THIS  OFFERING  CIRCULAR,  ANY
      PRICING  SUPPLEMENT   HERETO  OR   THE  DOCUMENTS                     ----------------------------
      REFERRED  TO  UNDER   "INCORPORATION  OF  CERTAIN
      DOCUMENTS   BY  REFERENCE"  NOR   ANY  SALE  MADE                          OFFERING CIRCULAR
      HEREUNDER SHALL, UNDER  ANY CIRCUMSTANCES, CREATE
      ANY IMPLICATION THAT THERE  HAS BEEN NO CHANGE IN                     ----------------------------
      THE AFFAIRS OF THE  BANK OR THE CORPORATION SINCE
      THE  DATES AS  OF WHICH  INFORMATION IS  GIVEN IN
      THIS OFFERING  CIRCULAR.  THIS  OFFERING CIRCULAR
      AND   ANY  PRICING   SUPPLEMENT  HERETO   DO  NOT
      CONSTITUTE AN OFFER OR  SOLICITATION BY ANYONE IN
      ANY   JURISDICTION  IN   WHICH   SUCH  OFFER   OR
      SOLICITATION IS NOT  AUTHORIZED OR  IN WHICH  THE
      PERSON MAKING SUCH OFFER  OR SOLICITATION IS  NOT
      QUALIFIED TO DO  SO OR TO  ANY PERSON TO  WHOM IT
      IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                 ---------------------------


                      TABLE OF CONTENTS
                                                   PAGE

      Incorporation of Certain Documents
          by Reference  . . . . . . . . . . . . . . . 2                         MERRILL LYNCH & CO.
      Notice to Investors . . . . . . . . . . . . . . 4                       BEAR, STEARNS & CO. INC.
      Banco Popular de Puerto Rico  . . . . . . . . . 5                           CS FIRST BOSTON
      Selected Unaudited Financial Information
        of the Bank . . . . . . . . . . . . . . . . . 6
      BanPonce Corporation  . . . . . . . . . . . . . 8
      Supervision, Regulation and Other Matters . . . 8
      Use of Proceeds . . . . . . . . . . . . . . .  12
      Description of Notes  . . . . . . . . . . . .  12                          SEPTEMBER 24, 1996
      Certain United States Federal Income
          Tax Considerations  . . . . . . . . . . .  25
      Certain Puerto Rico Income Tax
          Considerations  . . . . . . . . . . . . .  30
      Plan of Distribution  . . . . . . . . . . . .  31
      Validity of Notes . . . . . . . . . . . . . .  32

      =================================================           =================================================

                          Banco Popular de Puerto Rico
                              Bank Notes Due From
                     7 Days to 15 Years from Date of Issue



                             DISTRIBUTION AGREEMENT


                                                              September 24, 1996


MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
                   INCORPORATED
World Financial Center
North Tower, 10th Floor
New York, New York  10281-1310

BEAR, STEARNS & CO. INC.
245 Park Avenue
New York, New York  10167

CS FIRST BOSTON CORPORATION
55 East 52nd Street
New York, New York  10055


Ladies and Gentlemen:


         Banco Popular de Puerto Rico, a banking corporation chartered under the laws of the Commonwealth of Puerto Rico, confirms its agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and CS First Boston Corporation (each referred to as an "Agent" and collectively referred to as the "Agents") with respect to (i) the issue and sale by it of its senior unsecured debt obligations not insured by the Federal Deposit Insurance Corporation (the "FDIC") with maturities from 7 days to one year from date of issue ("Short-Term Bank Notes") and (ii) the issue and sale by it of its senior unsecured debt obligations not insured by the FDIC with maturities of greater than one year to 15 years from date of issue ("Medium-Term Bank

Notes," and together with the Short-Term Bank Notes, the "Bank Notes"). Banco Popular de Puerto Rico is referred to herein as the "Bank" with respect to Bank Notes issued and sold by it hereunder. The Bank Notes are to be issued pursuant to an Issuing and Paying Agency Agreement, dated as of September 24, 1996 (the "Issuing and Paying Agency Agreement"), between the Bank and The Chase Manhattan Bank, as the Issuing and Paying Agent (the "Issuing and Paying Agent"). As of the date hereof, the Bank has authorized the issuance of up to $600,000,000 aggregate principal amount of Bank Notes outstanding at any one time. It is understood, however, that the Bank may from time to time authorize the issuance of an additional amount of Bank Notes and that such Bank Notes may be distributed through or sold to one or more of the Agents pursuant to the terms of this Agreement, all as though the issuance of such Bank Notes were authorized as of the date hereof. The Bank is a wholly-owned subsidiary of BanPonce Corporation (the "Parent").

         This Agreement provides both for the sale of Bank Notes by the Bank
(i) to the Agents as principal for resale to investors and other purchasers and for the sale of Bank Notes by the Bank, (ii) directly to investors agented by the Agents (as may from time to time be agreed to by the Bank and the Agents), in which case the Agents will act as agents of the Bank in soliciting Bank Note purchasers and (iii) directly to investors.

SECTION 1.  Appointment as Agents.

         (a) Appointment of Agents. Subject to the terms and conditions stated herein, and subject to the reservation by the Bank of the right to sell Bank Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so, the Bank hereby agrees that Bank Notes will be sold exclusively to or through the Agents. The Agents are authorized to engage the services of any other broker or dealer in connection with the offer or sale of the Bank Notes purchased by an Agent as principal for resale to others but are not authorized to appoint sub-agents. In connection with sales by the Agents of Bank Notes purchased by an Agent as principal to other brokers or dealers, an Agent may allow any portion of the discount it has received in connection with such purchase from the Bank to such brokers or dealers.

         (b)  Sale of Bank Notes.   The Bank shall not approve the solicitation
of purchases of Bank Notes in excess of the amount which shall be authorized to be issued or outstanding, as the case may be, by the Bank from time to time or in excess of the aggregate principal amount of Bank Notes specified in the Offering Circular (as such term is hereinafter defined). The Agents will have no responsibility for maintaining records with respect to the aggregate principal amount of Bank Notes sold or outstanding, or of otherwise monitoring the availability of Bank Notes for sale.

         (c) Purchases as Principal. The Agents shall not have any obligation to purchase Bank Notes from the Bank as principal, but the Agents may agree from time to time to purchase Bank Notes as principal. Any such purchase of Bank Notes by an Agent as principal shall be made in accordance with Section 3(a) hereof.

         (d) Solicitations as Agent. If agreed upon by an Agent and the Bank, the Agent acting solely as agent for the Bank and not as principal, will solicit purchases of the Bank Notes. The Agent will communicate to the Bank, orally, each offer to purchase Bank Notes solicited by such Agent on an agency basis, other than those offers rejected by the Agent. The Agent shall have the right, in its absolute discretion, to reject any proposed purchase of Bank Notes, as a whole or in part, and any such rejection shall not be deemed a breach of any Agent's agreement contained herein. The Bank may accept or reject any proposed purchase of the Bank Notes, in its absolute discretion, in whole or in part and any such rejection shall not be deemed a breach of the Bank's agreement contained herein. The Agent shall make reasonable efforts to assist the Bank in obtaining performance by each purchaser whose offer to purchase Bank Notes has been solicited by the Agent and accepted by the Bank. The Agent shall not have any liability to the Bank in the event any such agency purchase is not consummated for any reason other than a breach by the Agent of its obligations hereunder. If the Bank shall default on its obligation to deliver Bank Notes to a purchaser whose offer it has accepted, the Bank shall
(i) hold the Agent harmless against any loss, claim or damage arising from or as a result of such default by the Bank and (ii) notwithstanding such default, pay to the Agent any commission to which it would be entitled in connection with such sale.

         (e) Additional Agents. The Bank may, from time to time, engage additional agents either as principal or as an agent for the sale of the Bank Notes. In the event that the Bank elects to engage such additional agents, the Bank shall provide advance notice as soon as reasonably possible (which advance notice may include notice via facsimile) to the Agents then parties to this

Agreement. The engagement of any additional agents shall be on terms and conditions (including, without limitation, commission rates), substantially similar to those set forth in this Agreement.

         (f) Reliance. The Bank and the Agents agree that any Bank Notes purchased by the Agents shall be purchased, and any Bank Notes the placement of which an Agent arranges shall be placed by such Agent, in reliance on the representations, warranties, covenants and agreements of the Bank contained herein and on the terms and conditions and in the manner provided herein.

SECTION 2.  Representations and Warranties.

         (a) The Bank represents and warrants to each Agent as of the date hereof, as of the date of each acceptance by the Bank of an offer for the purchase of Bank Notes (whether to the Agent as principal or through the Agent as agent), as of the date of each delivery of Bank Notes (whether to such Agent as principal or through such Agent as agent) (the date of each such delivery to an Agent as principal being hereafter referred to as a "Settlement Date"), and as of the times the Offering Circular shall be amended or supplemented or there is filed with the Securities and Exchange Commission (the "Commission") or any bank regulatory agency any document incorporated by reference into the Offering Circular (each of the times referenced above being referred to hereafter as a "Representation Date"), as follows:

                 (i) Offering Circular. The Bank has prepared an offering circular, dated September 24, 1996, to be used by the Agents in connection with the Agents' solicitation of purchasers of or offering of the Bank Notes. Such offering circular is referred to herein as the "Offering Circular"; provided, however, that if any amendment or supplement shall be provided to the Agents for use in connection with the offering of the Bank Notes, the term "Offering Circular" shall be deemed to refer to and include such amendment or supplement from and after the time it is first provided to the Agents for use. Any reference to the Offering Circular shall be deemed to refer to and include all documents incorporated by reference therein including the Call Reports and the Periodic Reports (as such terms are hereinafter defined) incorporated by reference therein, and any reference herein to the terms "amend," "amendment" or "supplement" with respect to the Offering Circular shall be deemed to include the filing of any

         Call Report or Periodic Report with any bank regulatory agency or the Commission after the date of this Agreement or the Offering Circular, as the case may be. The Offering Circular, as of the date hereof, does not and, as of the applicable Representation Date, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in the Offering Circular made in reliance upon and in conformity with information furnished to the Bank in writing by the Agents expressly for use therein.

                 The Bank will incorporate by reference in the Offering Circular the publicly available portions of each of its Consolidated Reports of Condition and Income (each, a "Call Report"), which the Bank has filed with the Federal Reserve Board (which forwards such filings to the FDIC), as well as any amendments or supplements thereto, beginning with and including the Call Report for the period ended December 31, of the third calendar year prior to the date of the Offering Circular to and including the most recent Call Report filed or published prior to an offering pursuant to the Offering Circular. The publicly available portions of any Call Reports filed by the Bank subsequent to the date of the Offering Circular and prior to the termination of the offering of the Bank Notes will be incorporated therein by reference.

                 In addition, the Bank has been authorized by the Parent to incorporate by reference in the Offering Circular, and will incorporate by reference into the Offering Circular, the Parent's annual reports on Form 10- K for its most recently ended fiscal year, quarterly reports on Form 10-Q since its most recently ended fiscal year, current reports on Form 8-K since its most recently ended fiscal year and any other document filed by the Parent with the Commission pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder (the "Periodic Reports").

                 The documents incorporated by reference into the Offering Circular, at the time they were or hereafter are filed with the applicable federal regulatory authorities, complied or when so filed will comply in all material respects with the 1934 Act or the rules and regulations otherwise applicable thereto, as the case may be and, when read together with the other information in the Offering Circular, did not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were or are made, not misleading.

             (ii)         Due Organization, Valid Existence and Good Standing.
         The Bank is a banking corporation duly organized, validly existing and in good standing under the laws of the jurisdic-tion under which it is chartered and is licensed, registered or qualified to conduct the business in which it is engaged in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such license, registration or qualification, except to the extent that the failure to be so licensed, registered or qualified or to be in good standing would not have a material adverse effect on the Bank and its subsidiaries taken as a whole. The Bank is a wholly-owned subsidiary of the Parent, a Puerto Rico corpora-tion registered as a bank holding company under the Bank Holding Company Act of 1956 which has securities registered under the 1934 Act.

            (iii) Due Authorization, Execution and Delivery of this Agreement, the Issuing and Paying Agency Agreement and the Interest Calculation Agreement. This Agreement, the Issuing and
         Paying Agency Agreement and the Interest Calculation Agreement dated as of September 24, 1996 (the "Interest Calculation Agreement"), between the Bank and The Chase Manhattan Bank, as calculation agent (the "Calculation Agent"), and the Short- Term and Medium-Term Letters of Representations dated September 23 , 1996 (the "Letters of Representations"), among the Bank, the Issuing and Paying Agent and The Depository Trust Company have been duly authorized, executed and delivered by the Bank and are valid and legally binding agreements of the Bank, enforceable against the Bank in accordance with their respective terms, subject to applicable bankruptcy, liquidation, insolvency, reorganization, moratorium and similar laws of general applicability relating to, or affecting, creditors' rights and to general equity principles.

             (iv) Due Authorization, Execution and Delivery of the Bank Notes. The Bank Notes have been duly authorized and, when issued and authenticated against payment of the consideration therefor, the Bank Notes will be valid and legally binding obligations of the Bank, enforceable against the Bank in accordance with their respective terms, subject to applicable bankruptcy, liquidation, insolvency, reorganization, moratorium and similar laws of general applicability relating to, or affecting, creditors' rights and to general equity principles.

                 (v) Exemption from Registration. The Bank Notes are exempt from registration under Section 3(a)(2) of the Securities Act of 1933, as amended (the "1933 Act"), and neither registration of the Bank Notes under the 1933 Act nor qualification of an indenture under the Trust Indenture Act of 1939, as amended, will be required in connection with the offer, sale, issuance or delivery of the Bank Notes pursuant to this Agreement or any applicable Terms Agreement (as defined in Section 3(a) hereof).

             (vi) Exemption from Investment Company Act. The Bank is not required to register under the provisions of the Investment Company Act of 1940, as amended (the "Investment Company Act"), or to take any other action with respect to or under the Investment Company Act.

            (vii) No Other Approvals Required. No consent, approval or authorization of or filing with any governmental body or agency is required for the performance by the Bank of its obligations under this Agreement, the Bank Notes, the Issuing and Paying Agency Agreement, the Interest Calculation Agreement, the Letters of Representations and any applicable Terms Agreement, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Bank Notes and except for the waiver of the Commissioner of Financial Institutions of Puerto Rico pursuant to
         Section 14(d) of the Puerto Rico Banking Act, which waiver has been obtained.

           (viii) Description of Bank Notes; Compliance with Law. The Bank Notes are substantially in the form heretofore delivered to the Agents and conform to the description thereof contained in the Offering Circular under the caption "Description of

         Notes." The form of the Bank Notes complies with all applicable provisions of law.

             (ix) Priority of Bank Notes. The Bank Notes are unsecured and unsubordinated debt obligations of the Bank and rank pari passu among themselves and with all other unsecured and unsubordinated debt obligations of the Bank except, pursuant to Section 11(d)(11) of the Federal Deposit Insurance Act, the Bank's unsecured deposit liabilities.

                 (x) No Violation. Neither the Bank or any of its subsidiaries nor the Parent or any of its subsidiaries is in violation of its charter or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage loan agreement, note, lease or other instrument to which it is a party or by which it or any of them or their properties may be bound. The execution, issuance and delivery by the Bank of the Bank Notes, and the execution, delivery and performance by the Bank of this Agreement, the Issuing and Paying Agency Agreement, the Interest Calculation Agreement, the Letters of Representations and any applicable Terms Agreement, will not violate any law, rule, regulation, order, judgment or decree applicable to the Parent and its subsidiaries or to the Bank and its subsidiaries or violate any provision of the Bank's charter or by-laws, or conflict with or result in a breach of or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Parent and its subsidiaries or the Bank and its subsidiaries (including, but not limited to, Section 14(d) of the Banking Act of Puerto Rico) pursuant to any material contract, indenture, mortgage loan agreement, note, lease or other instrument to which the Parent or any of its subsidiaries or the Bank or any of its subsidiaries, or the property of any of them, is bound or subject.

             (xi) No Material Adverse Change. Since the respective dates as of which information is given in the Offering Circular, (a) there has not been any material adverse change in the condition, financial or otherwise, or business affairs or business prospects of the Bank and its subsidiaries or the Parent and its subsidiaries, as the case may be, on a consolidated basis, whether or not arising in the ordinary course of business, other than as set forth or contemplated in the Offering Circular (including the material incorporated by reference therein), and (b) there have been no material transactions entered into by the Bank or any of its subsidiaries or the Parent and any of its subsidiaries other than those in the ordinary course of business.

            (xii) Rating. The Bank Notes of the Bank have been rated by a "nationally recognized statistical rating agency" (as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act), in one of its four highest categories.

           (xiii) Financial Statements and Financial Information. The consolidated financial statements and other financial information of the Parent and its consolidated subsidiaries included or incorporated by reference in the Offering Circular present fairly the consolidated financial position of the Parent and its consolidated subsidiaries as of the date indicated therein and the consolidated results of their operations for the periods specified therein; and except as stated therein, such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis; the Call Reports and other financial information of the Bank included or incorporated by reference in the Offering Circular present fairly the financial position of the Bank and the results of operations for the periods specified therein, and except as stated therein, have been prepared in conformity with regulatory instructions issued by the Federal Financial Institution Examination Council applied on a consistent basis; financial information of certain financial institutions, if any, proposed to be acquired by the Parent and the Bank included or incorporated by reference in the Offering Circular present fairly the financial position of such financial institutions as of the dates indicated therein and the results of their operations for the periods specified therein.

            (xiv) Legal Proceedings. Except as may be set forth in the Offering Circular, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Bank, threatened against or affecting, the Parent or any of its subsidiaries or the Bank or any of its subsidiaries, which might, in the opinion of the Bank, result in any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Bank and its subsidiaries on a consolidated basis, or might materially and adversely affect the properties or assets thereof or might materially and adversely affect the consummation of this Agreement, the Issuing and Paying Agency Agreement or the Interest Calculation Agreement or any transaction contemplated hereby or thereby.

             (xv) Taxes. No taxes, withholdings or other charges are required to be withheld or deducted under the laws of the Commonwealth of Puerto Rico or any political subdivision thereof from any payment made by the Bank on the Bank Notes and the Bank Notes are not subject to any registration tax, stamp duty or similar tax or duty imposed by the Commonwealth of Puerto Rico or any political subdivision thereof.

         (b) Additional Certifications. Any certificate signed by any officer of the Bank and delivered to the Agents or to counsel for the Agents in connection with an offering of Bank Notes, or the sale of Bank Notes to an Agent as principal, contemplated by this Agreement shall be deemed a representation and warranty by the Bank to the Agents as to the matters covered thereby on the date of such certificate and at each Representation Date referred to in Section 2(a) hereof subsequent thereto.

SECTION 3.  Purchases as Principal; Solicitations as Agents.

         (a) Purchases as Principal. Unless otherwise agreed by an Agent and the Bank, Bank Notes shall be purchased by the Agent as principal. Such purchases shall be made in accordance with terms agreed upon by the Agent and the Bank with respect to such information (as applicable) as is specified in Exhibit A hereto (a "Terms Agreement") (which terms shall be agreed upon orally and which may or may not be confirmed in a writing in the form of Exhibit A prepared by the Agent and mailed or sent via facsimile transmission to the
Bank). The Agent's commitment to purchase Bank Notes as principal shall be deemed to have been made on the basis of the representations and warranties of the Bank herein contained and shall be subject to the terms and conditions herein set forth. Unless otherwise negotiated, each purchase of Bank Notes shall be at a discount from the principal amount of each such Bank Note with such discount being agreed upon between the Bank and the applicable Agent at the time of trade. The Agent may engage the services of any other broker or dealer in connection with the resale of the Bank Notes purchased as principal and may allow any portion of the discount received in connection with such purchases from the Bank to such brokers and dealers. At the time of each purchase of Bank Notes by an Agent as principal, the Agent shall specify whether the officers' certificates, opinions of counsel are required to be delivered pursuant to Sections 8(b) and 8(c) hereof.

         (b) Solicitations as Agents. On the basis of the representations and warranties herein contained, but subject to the terms and conditions herein set forth, when agreed upon by the Bank and an Agent, such Agent, as an agent of the Bank, will use its reasonable efforts to solicit offers to purchase the Bank Notes upon the terms and conditions set forth herein and in the Offering Circular. All Bank Notes sold through an Agent as agent will be sold at 100% of their principal amount unless otherwise agreed to by the Bank and the Agent.

         The Bank reserves the right, in its sole discretion, to suspend solicitation of purchases of the Bank Notes through the Agents, as agents, or any of them, commencing at any time for any period of time or permanently.
Upon receipt of instructions from the Bank, the Agents will forthwith suspend solicitation of purchases from the Bank until such time as the Bank has advised the Agents that such solicitation may be resumed.

         The Bank agrees to pay each Agent a commission, generally in the form of a discount, equal to the applicable percentage of the principal amount of each Bank Note sold by the Bank as a result of a solicitation made by such Agent as set forth in Exhibit B hereto, unless otherwise negotiated. The Agents may reallow any portion of the commission payable pursuant hereto to dealers in connection with the offer and sale of any Bank Notes.

         (c) Administrative Procedures. The purchase price, interest rate or formula, maturity date and other terms of the Bank Notes (as applicable) specified in Exhibit A hereto shall be agreed upon by the Bank and the applicable Agent and set forth in a pricing supplement to the Offering Circular
to be prepared in connection with each sale of Bank Notes.   Administrative
procedures with respect to the sale of Bank Notes shall be agreed upon from time to time by the Agents and the Bank (the "Administrative Procedures"). The initial Administrative Procedures, as agreed upon by the Agents and the Bank, are attached hereto as Exhibit G. The Agents and the

Bank agree to perform the respective duties and obligations specifically provided to be performed by the Agents and the Bank herein and in the Administrative Procedures.

         (d) Delivery. The documents required to be delivered by Section 6 hereof shall be delivered at the office of Brown & Wood LLP, on the date hereof, or at such other time as the Agents and the Bank may agree upon in writing (the "Closing Time").

SECTION 4. Covenants of the Bank.

         The Bank covenants with the Agents as follows:

         (a) Amending Offering Circular. The Bank will give the Agents notice of its intention to prepare any additional offering circular supplement with respect to the sale of the Bank Notes or any amendment or supplement to the Offering Circular and will furnish the Agents with copies of any such amendment or supplement or other documents proposed to be distributed a reasonable time in advance of such proposed distribution and will not distribute any such amendment or supplement or other documents in a form to which the Agents or counsel for the Agents shall reasonably object. The Bank will advise the Agents (i) of any request by any bank regulatory agency or the Commission for any amendment of or supplement to the Offering Circular (including, without limitation, the documents incorporated by reference therein) or for any additional information; (ii) of the institution or threat by any bank regulatory agency or the Commission of any proceeding with respect to the Offering Circular (including, without limitation, the documents incorporated by reference therein) or any amendment or supplement thereto or the offering or sale of the Bank Notes, and (iii) of the receipt by the Bank of any notification with respect to the suspension of the qualification of the Bank Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose. The Bank will use its reasonable best efforts to prevent the issuance of any order or similar action interfering with the offering or sale of the Bank Notes or the use of the Offering Circular, and, if issued, to obtain as soon as possible the withdrawal thereof.

         (b) Copies of Offering Circular. The Bank will deliver to the Agents as many copies of the Offering Circular (as amended or supplemented, including documents incorporated by reference therein) as the Agents shall reasonably request in connection with sales or solicitations of offers to purchase the Bank Notes.

         (c) Revisions of Offering Circular -- Material Changes. Except as otherwise provided in Subsection (d) of this Section 4, if any event shall occur or condition exist as a result of which it is necessary, in the reasonable opinion of counsel for the Agents or counsel for the Bank, to amend or supplement the Offering Circular in order that the Offering Circular will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, immediate notice shall be given, and confirmed in writing, to the Agents to cease the solicitation of offers to purchase the Bank Notes in their capacity as agents and to cease sales of any Bank Notes the Agents may then own as principal, and the Bank will promptly prepare such amendment or supplement as may be necessary to correct such untrue statement or omission. The Agents shall, at such time as the Bank shall have furnished to the Agents an amended or supplemented Offering Circular in form satisfactory to the Agents and their counsel, resume solicitation of offers to purchase Bank Notes using the Offering Circular so amended and supplemented.

         (d) Suspension of Certain Obligations. The Bank shall not be required to comply with the provisions of Subsection (c) of this Section 4 during any period from the later of the time (i) the Agents shall have suspended solicitation of purchases of the Bank Notes in their capacity as agents pursuant to a request from the Bank and (ii) no Agent shall then hold any Bank Notes purchased as principal pursuant hereto, until the time the Bank shall determine that solicitation of purchases of the Bank Notes should be resumed or the Agent shall subsequently purchase Bank Notes from the Bank as principal.

         (e) Regulatory Reports. The Bank shall provide the Agents with copies of any publicly available reports (financial or otherwise) furnished to or filed by either the Bank or the Parent with any United States or State supervisory or regulatory authority as promptly as practicable after such reports become publicly available.

         (f) Preparation of Pricing Supplements. The Bank will prepare, with respect to any Bank Notes to be sold through or to the Agents pursuant to this Agreement, a pricing supplement with respect to such Bank Notes in a form previously approved by the Agents.

         (g) Blue Sky Qualifications. The Bank will endeavor, in cooperation with the Agents, to qualify the Bank Notes for offering and sale under the applicable securities laws of such States and other jurisdictions of the United States as the Agents and the Bank may designate, and will maintain such qualifications in effect for as long as may be required for the distribution of the Bank Notes; provided, however, that the Bank shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified. The Bank will file such statements and reports as may be required by the laws of each jurisdiction in which the Bank Notes have been qualified as above provided.
The Bank will promptly advise the Agents of the receipt by the Bank of any notification with respect to the suspension of the qualification of the Bank Notes for sale in any such State or jurisdiction or the initiating or threatening of any proceeding for such purpose.

         (h) Stand-Off Agreement. In connection with a purchase by an Agent of Bank Notes as principal, between the date of the agreement to purchase such Bank Notes and the Settlement Date with respect to such purchase, the Bank will not, without the prior consent of the Agent who is party to such agreement, offer or sell in the United States, or enter into any agreement to sell in the United States, any debt securities or deposit obligations of the Bank (other than the Bank Notes that are to be sold pursuant to such agreement and deposit and other bank obligations issued and sold directly by the Bank in the ordinary course of its business).

SECTION 5.  Payment of Expenses.

         Whether or not the transactions contemplated hereunder are consummated or this Agreement or any agreement by an Agent to purchase Bank Notes as principal is terminated, the Bank will pay all reasonable expenses incident to the performance of their obligations under this Agreement including: (a) the preparation, printing and delivery of the Offering Circular and all amendments and supplements thereto; (b) the preparation of this Agreement; (c) the preparation, issuance and delivery of the Bank Notes, including fees and expenses related to the use of book-entry notes; (d) the reasonable fees and disbursements of the Bank's counsel, of the Issuing and Paying Agent and of any calculation agents or exchange rate agents; (e) the reasonable fees and disbursements of counsel to the Agents incurred in connection with the establishment of the program relating to the Bank Notes and incurred from time to time in connection with the transactions contemplated thereby; (f) any fees charged by rating agencies for rating of the Bank Notes; (g) any advertising and other actual, out-of-pocket expenses of the Agents incurred with the approval of the Bank; (h) the qualification of the Bank Notes under State securities laws in accordance with the provisions of
Section 4(g) hereof, including the filing fees and the reasonable fees and disbursements of counsel for the Agents in connection therewith and in connection with the preparation of any Blue Sky Survey and any Legal Investment Survey; (i) the cost of preparing and providing any CUSIP or other identification numbers for the Bank Notes; and (j) any filing fee payable to the National Association of Securities Dealers, Inc.

SECTION 6.  Conditions of Agents' Obligations.

         The obligations of the Agents to solicit offers to purchase the Bank Notes as agents of the Bank, the obligations of any purchasers of Bank Notes sold through an Agent as agent, and any obligation of an Agent to purchase Bank Notes pursuant to any agreement by such Agent to purchase Bank Notes as principal (or otherwise), will be subject at all times to the accuracy of the representations and warranties on the part of the Bank herein and to the accuracy of the statements of the Bank's and the Parent's officers made in any certificate furnished pursuant to the provisions hereof, to the performance and observance by the Bank of all covenants and agreements herein contained and to the following additional conditions precedent:

         (a) Legal Opinions. On the date hereof, the Agents shall have received the following legal opinions, dated as of the date hereof and in form and substance satisfactory to the Agents:

                  (i) Opinion of Counsel to the Bank and the Parent. The opinion of Brunilda Santos de Alvarez, Counsel to the Bank and the Parent, substantially in the form of
                                        Exhibit C-1 hereto.

                  (ii) Opinion of Special Counsel to the Bank and the Parent. The opinion of Pietrantoni Mendez & Alvarez, Special Counsel to the Bank and the Parent, substantially in the form of Exhibit C-2 hereto.

                 (iii) Opinion of Counsel to the Agents. The opinion of Brown & Wood LLP, counsel to the Agents, covering such matters as they may reasonably request.

         (b) Officers' Certificates. On the date hereof and on each Settlement Date, the Agents shall have received a certificate of (i) the Bank, signed by the President, Senior Executive Vice President, Executive Vice President, Senior Vice President or Vice President, and the Chief Financial Officer, Chief Accounting Officer, Treasurer or Head of Corporate Finance of the Bank satisfactory to the Agents, substantially in the form of Exhibit D hereto, and (ii) the Parent, signed by the President, Senior Executive Vice President, Executive Vice President, Senior Vice President or Vice President, and the Chief Financial Officer, Chief Accounting Officer, Treasurer or Head of Corporate Finance of the Parent satisfactory to the Agents, substantially in the form of Exhibit E hereto, each dated the date hereof or such Settlement Date, as the case may be.

         (c) Representations Certificate. On the date hereof, the Agents shall have received a certificate of the Parent, substantially in the form of Exhibit F hereto.

         (d) Other Documents. On the date hereof and on each Settlement Date, counsel to the Agents shall have been furnished with such documents and opinions as such counsel may reasonably request for the purpose of enabling such counsel to pass upon the issuance and sale of the Bank Notes as herein contemplated and related proceedings, or in order to evidence the accuracy and completeness of any of the representations and warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Bank in connection with the issuance and sale of Bank Notes as herein contemplated shall be satisfactory in form and substance to the Agents and to counsel to the Agents.

         If any condition specified in this Section 6 shall not have been fulfilled when and as required to be fulfilled, this Agreement (or, at the option of the Agent, any applicable agreement by such Agent to purchase Bank Notes as principal) may be terminated by the Agents by notice to the Bank at any time at or prior to the Closing Time and any such termination shall be without liability of any party to any other party, except that the provisions of Section 5 hereof, the indemnity and contribution agreement set forth in

Sections 9 and 10 hereof, and the provisions of Sections 11, 14 and 15 hereof shall remain in effect.

SECTION 7. Delivery of and Payment for Bank Notes Sold through an Agent.

         Delivery of Bank Notes sold through an Agent as agent shall be made by the Bank to such Agent for the account of any purchaser only against payment therefor in immediately available funds. In the event that a purchaser shall fail either to accept delivery of or to make payment for a Bank Note on the date fixed for settlement, the Agent shall promptly notify the Bank and deliver the Bank Note to the Bank, and, if the Agent has theretofore paid the Bank for such Bank Note, the Bank will promptly return such funds to the Agent. If such failure shall have occurred for any reason other than default by the applicable Agent to perform its obligations hereunder, the Bank will reimburse such Agent on an equitable basis for its loss of the use of funds during the period when the funds were credited to the account of the Bank.

SECTION 8.  Additional Covenants of the Bank.

         The Bank covenants and agrees with each Agent that:

         (a) Reaffirmation of Representations and Warranties. Each acceptance by the Bank of an offer for the purchase of Bank Notes (whether to an Agent as principal or through the Agent as agent), and each delivery of Bank Notes to the Agents, shall be deemed to be an affirmation that the representations and warranties of the Bank contained in this Agreement and in any certificate theretofore delivered to the Agents pursuant hereto are true and correct at the time of such acceptance or sale, as the case may be, and an undertaking that such representations and warranties will be true and correct at the time of delivery to the purchaser or his agent, or to the applicable Agent, of the Bank Note or Bank Notes relating to such acceptance or sale, as the case may be, as though made at and as of each such time (and it is understood that such representations and warranties shall relate to the Offering Circular as amended and supplemented to each such time, including any amendment resulting from the incorporation by reference of documents filed by the Bank or the Parent).

         (b) Subsequent Delivery of Certificates. Each time that (i) the Offering Circular shall be amended or supplemented (other than by an amendment or supplement providing solely for a change in the interest rates of Bank Notes or similar changes), (ii) (if required by an Agent) there is filed with the Commission or any bank regulatory agency any document incorporated by reference into the Offering Circular, (iii) (if required by an Agent) the Bank sells Bank Notes to such Agent as principal or (iv) the Bank issues and sells Bank Notes in a form not previously certified to the Agents by the Bank, the Bank shall furnish or cause to be furnished forthwith to the Agents certificates from the Bank and the Parent dated the date of such amendment or supplement, the date of such filing, or the Settlement Date, as the case may be, to the effect that the statements contained in the certificates which were last furnished to the Agents by the Bank and the Parent pursuant to Section 6(b) hereof are true and correct at the time of such amendment, supplement or sale, as the case may be, as though made at and as of such time (except that such statements shall be deemed to relate to the Offering Circular as amended and supplemented to such time, including any amendment resulting from incorporation by reference of documents filed by the Bank and the Parent) or, in lieu of such certificates, certificates of the same form as the certificates referred to in said Section 6(b), modified as necessary to relate to the Offering Circular as amended and supplemented to the time of delivery of such certificates.

         (c) Subsequent Delivery of Legal Opinions. Each time that (i) the Offering Circular shall be amended or supplemented with respect to the Bank Notes (other than by an amendment or supplement (x) providing solely for a change in interest rates of the Bank Notes or similar changes, or (y) setting forth financial statements or other information as of and for a fiscal period (unless, in the reasonable judgment of the Agents, an opinion of counsel should be furnished in light of such an amendment)), (ii) (if required by an Agent) there is filed with the Commission or any bank regulatory agency any document incorporated by reference into the Offering Circular, (iii) (if required by an Agent) the Bank sells Bank Notes to such Agent as principal or (iv) the Bank issues and sells Bank Notes in a form not previously certified to the Agents by the Bank, the Bank shall furnish or cause to be furnished forthwith to the Agents and the Agents' counsel a letter from each counsel last furnishing an opinion referred to in Sections 6(a)(i) hereof to the effect that the Agents may rely on such last opinion to the same extent as though it were dated the date of such letter authorizing reliance (except that statements in such last opinion shall be deemed to relate to the Offering Circular as amended and supple-mented at the time of delivery of such letter authorizing reliance) or in lieu of such letter, each such counsel may deliver a letter in the same form as its letter referred to in Sections 6(a)(i), but modified as necessary to relate to the Offering Circular as amended and supplemented at the time of delivery of such letter.

SECTION 9.  Indemnification.

         (a) Indemnification of Agents. The Bank agrees to indemnify and hold harmless each Agent and each person, if any, who controls each Agent within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

                 (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Offering Circular (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

             (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Bank; and

            (iii) against any and all expense whatsoever (including the reasonable fees and disbursements of counsel chosen by the Agents), as reasonably incurred in investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that (A) the Bank will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement made therein in reliance upon and in conformity with written information furnished to the Bank by such Agent specifically for use in connection with the preparation thereof, and (B) such indemnity with respect to the Offering Circular (or any amendment or supplement thereto) shall not inure to the benefit of any Agent (or any person controlling any Agent) from whom the person asserting any such loss, claim, damage or liability purchased the Bank Notes which are the subject thereof if such Agent did not send a copy of the Offering Circular (or any amendment or supplement thereto) excluding documents incorporated therein by reference to such person at or prior to the confirmation of the sale of such Notes to such person and the untrue statement or omission of a material fact contained in the Offering Circular (or any amendment or supplement thereto) was corrected in the Offering Circular (or any amendment or supplement thereto).

         (b) Indemnification of Bank. Each Agent agrees, severally and not jointly, to indemnify and hold harmless the Bank and each person, if any, who controls the Bank within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in Subsection (a) of this Section, as incurred, but only with respect to untrue statements, or alleged untrue statements, made in the Offering Circular (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Bank by such Agent expressly for use in the Offering Circular (or any amendment or supplement thereto).

         (c) General. Each indemnified party shall give prompt notice to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of such action. In no event shall the indemnifying parties be liable for the fees and expenses of more than one counsel (in addition to any local counsel) for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the same counsel would be inappropriate due to actual or potential differing interests between the indemnified parties.

SECTION 10.  Contribution.

         In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9 hereof is for any reason held to be unavailable to or insufficient to hold harmless the indemnified parties although applicable in accordance with its terms, the Bank, on the one hand, and the Agents, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by the Bank, on the one hand, and the Agents, on the other hand, as incurred, in such proportions that each Agent is responsible for that portion represented by the percentage that the total commissions and underwriting discounts received by such Agent with respect to the Notes giving rise to the liability with respect to which indemnity is sought to the date of such liability bears to the total sales price received by the Bank from the sale of Bank Notes giving rise to such liability to the date of such liability, and the Bank is responsible for the balance; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section, each person, if any, who controls the Agents within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Agents, and each person, if any, who controls the Bank within the meaning of
Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Bank. The obligations of each of the Agents and of the Bank under this Section to contribute are several in proportion to the respective purchases or sales made by or through it to which such loss, claim, damage or liability (or action in respect thereof) relates and are not joint.

SECTION 11.  Representations, Warranties and Agreements to
             Survive Delivery.

         All representations, warranties and agreements contained in this Agreement or contained in certificates of officers of the Bank pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Agents or any controlling person of an Agent, or by or on behalf of the Bank, and shall survive each delivery of and payment for any of the Bank Notes.

SECTION 12.  Termination.

         (a) Termination of this Agreement. This Agreement (excluding any agreement hereunder by an Agent to purchase Bank Notes as principal) may be terminated for any reason, at any time by either the Bank or any of the Agents as to itself, immediately upon the giving of 30 days' written notice of such termination to the other party hereto in accordance with the provisions of
Section 13 hereof.

         (b) Termination of an Agreement to Purchase Bank Notes as Principal. An Agent may terminate an agreement hereunder by such Agent to purchase Bank Notes as principal, immediately upon notice to the Bank, at any time prior to the Settlement Date relating thereto (i) if there has been, since the date of such agreement or since the respective dates as of which information is given in the Offering Circular, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Bank and its subsidiaries, or of the Parent and its subsidiaries, as the case may be, on a consolidated basis, whether or not arising in the ordinary course of business, or (ii) if there shall have occurred any material adverse change in the financial markets in the United States or any outbreak or escalation of hostilities or other national or international calamity or crisis the effect of which is such as to make it, in the judgment of such Agent, impracticable to market the Bank Notes or enforce contracts for the sale of the Bank Notes, or (iii) if trading in any securities of the Bank or the Parent shall have been suspended by the Commission or a national securities exchange, or if trading generally on the New York Stock Exchange, the American Stock Exchange, or Chicago Board of Trade shall have been suspended, or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required, by either of said exchanges or by order of the Commission or any other governmental authority, or if a banking moratorium shall have been declared by either federal, New York State or Puerto Rico authorities, as the case may be, or (iv) if the rating assigned by any nationally recognized securities rating agency to any debt securities of the Bank as of the date of any agreement by an Agent to purchase the Bank Notes as principal shall have been lowered since that date or if any such rating agency shall have publicly announced that it has placed under surveillance or review, other than with positive implications, its rating of any debt securities or deposits of the Bank, or (v) if there shall have come to such Agent's attention any facts that would cause such Agent to believe that the Offering Circular or any amendments thereto or supplements thereof, at the time it was required to be delivered to a purchaser of Bank Notes, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time of such delivery, not misleading.

         (c) General. In the event of any such termination, none of the parties will have any liability to the other parties hereto, except that (i) the Agents shall be entitled to any commissions earned in accordance with the third paragraph of Section 3(b) hereof, (ii) if at the time of termination (a) an Agent shall own any Bank Notes purchased with the intention of reselling them or (b) an offer to purchase any of the Bank Notes has been accepted by the Bank but the time of delivery to the purchaser or his agent of the Bank Note or Bank Notes relating thereto has not occurred, the covenants set forth in Sections 4 and 8 hereof shall remain in effect until such Bank Notes are so resold or delivered, as the case may be, and (iii) the provisions of Section 5 hereof, the indemnity and contribution agreements set forth in Sections 9 and 10 hereof, and the provisions of Sections 11, 14 and 15 hereof shall remain in effect.

SECTION 13.  Notices.

         Unless otherwise provided herein, all notices required under the terms and provisions hereof shall be in writing, either delivered by hand, by mail or by telex, telecopier or telegram, and any such notice shall be effective when received at the address specified below.

         If to the Bank:


                 Banco Popular de Puerto Rico
                 209 Munoz Rivera Avenue, Suite 913
                 Hato Rey, Puerto Rico 00918
                 Attention:  Richard Barrios
                 Facsimile Number:  (787) 754-9290

         If to the Parent:

                 BanPonce Corporation
                 209 Munoz Rivera Avenue, Suite 1112
                 Hato Rey, Puerto Rico 00918
                 Attention:  Jose L. Lopez
                 Facsimile Number:  (787) 751-2137

         If to Merrill Lynch & Co.:

                 Merrill Lynch & Co.
                 Merrill Lynch, Pierce, Fenner & Smith Incorporated World Financial Center
                 North Tower, 10th Floor
                 New York, New York  10281-1310
                 Attention:  Product Management-Bank Notes
                 Facsimile Number:  (212) 449-2234

         If to Bear, Stearns & Co. Inc.:

                 Bear, Stearns & Co. Inc.
                 245 Park Avenue
                 New York, New York  10167
                 Attention: Medium-Term Notes Department
                 Facsimile Number: (212) 272-6227

         If to CS First Boston Corporation:

                 CS First Boston Corporation
                 55 East 52nd Street
                 New York, New York  10055
                 Attention: Short-Medium Term Finance Group
                 Facsimile Number: (212) 318-1498

or at such other address as such party may designate from time to time by notice duly given in accordance with the terms of this Section 13.

SECTION 14.  Parties.

         This Agreement shall inure to the benefit of and be binding upon the Agents, the Bank and its respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons and officers and directors referred to in Sections 9 and 10 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein or therein contained. This Agreement and all conditions and provisions hereof and thereof are intended to be for the sole and exclusive benefit of the parties hereto and respective successors and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Bank Notes shall be deemed to be a successor by reason merely of such purchase.

SECTION 15.  Governing Law.

         This Agreement and all the rights and obligations of the parties shall be governed by and construed in accordance with the laws of New York applicable to agreements made and to be performed in such State.

SECTION 16.  Counterparts.

         This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Bank a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between each of the Agents and the Bank in accordance with its terms.

                                   Very truly yours,

                                   BANCO POPULAR DE PUERTO RICO


                                   By: ____________________________
                                            Name:
                                            Title:


                                   By: ____________________________
                                            Name:
                                            Title:

CONFIRMED AND ACCEPTED,
as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH
                INCORPORATED


By:__________________________________
   Name:
   Title:


BEAR, STEARNS & CO. INC.


By:__________________________________
   Name:
   Title:


CS FIRST BOSTON CORPORATION


By:__________________________________
   Name:
   Title:

                                                                       EXHIBIT A


         The following terms, if applicable, shall be agreed to by the Agent and the Bank in connection with each sale of Bank Notes to the Agent as principal:

                 Principal Amount: $_______

                 Choose One:
                 [ ] Medium-Term Bank Note
                 [ ] Short-Term Bank Note

                 Interest Rate:
                          If Fixed Rate Note, Interest Rate:

                          If Floating Rate Note:

                                  Interest Rate Basis:
                                  Initial Interest Rate:
                                  Spread or Spread Multiplier, if any:
                                  Interest Reset Date(s):
                                  Interest Payment Date(s):
                                  Index Maturity:
                         Maximum Interest Rate, if any:
                                  Minimum Interest Rate, if any:
                                  Interest Reset Period:
                                  Interest Payment Period:
                                  Calculation Agent:

                          If Redeemable:

                                  Initial Redemption Date:
                                  Additional Redemption Dates:
                                  Initial Redemption Percentage:
                                  Annual Redemption Percentage Reduction:

                          If Repayable:

                                  Optional Repayment Date(s):

                 Date of Maturity:
                 Purchase Price:  ________%
                 Settlement Date and Time:

                          Additional Terms:

Also, in connection with the purchase of Bank Notes by the Agent as principal, agreement as to whether the following will be required:

                 (a) Officers' Certificates pursuant to Section 8(b) of the Distribution Agreement.
                 (b) Legal Opinions pursuant to Section 8(c) of the Distribution Agreement.

                                                                       EXHIBIT B


         Unless otherwise negotiated, compensation for the services of the Agents when acting as agents hereunder, the Bank shall pay the applicable Agent, on a discount basis, a commission for the sale of each Bank Note equal to the principal amount of such Bank Note multiplied by the appropriate percentage set forth below:

                                                    PERCENT OF
MATURITY RANGES                                  PRINCIPAL AMOUNT
---------------                                  ----------------
From 7 days to less than 9 months.............         .050%

From 9 months to less than 1 year.............         .125

From 1 year to less than 18 months............         .150

From 18 months to less than 2 years...........         .200

From 2 years to less than 3 years.............         .250

From 3 years to less than 4 years.............         .350

From 4 years to less than 5 years.............         .450

From 5 years to less than 6 years.............         .500

From 6 years to less than 7 years.............         .550

From 7 years to less than 10 years............         .600

From 10 years to less than 15 years...........         .625

15 years......................................         .700

                                                                     EXHIBIT C-1


            [FORM OF OPINION OF COUNSEL TO THE BANK AND THE PARENT]

                                                              ___________, 199__


MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
                   INCORPORATED
World Financial Center
North Tower, 10th Floor
New York, New York  10281-1310

BEAR, STEARNS & CO. INC.
245 Park Avenue
New York, New York  10167

CS FIRST BOSTON CORPORATION
55 East 52nd Street
New York, New York  10055


Ladies and Gentlemen:


         In connection with the execution today (i) by you and Banco Popular de Puerto Rico (the "Bank"), of the Distribution Agreement (the "Distribution Agreement"), (ii) by BanPonce Corporation (the "Parent") of the Representations Certificate pursuant to Section 6(c) of the Distribution Agreement (the "Representations Certifi-cate"), (iii) by the Bank and The Chase Manhattan Bank (in such capacity, the "Issuing and Paying Agent") of the Issuing and Paying Agency Agreement (the "Issuing and Paying Agency Agreement"), (iv) by the Bank and The Chase Manhattan Bank (in such capacity, the "Calculation Agent") of the Interest Calculation Agreement (the "Interest Calculation Agreement") and (v) by the Bank, the Issuing and Paying Agent and The Depository Trust Company of the Short-Term and Medium-Term Letters of Representations (the "Letters of Representations"), all of which are dated September 23, 1996, relating to the issuance and sale by the Bank of its Bank Notes due from 7 days to 15 years from the date of issue (the "Bank Notes"), I, as counsel for the Bank and the Parent, the parent corporation





                                     C-1-1
and the bank holding company of the Bank, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that:

                 (i) The Bank is a banking corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, the Parent is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Puerto Rico and each of the Bank and the Parent is licensed, registered or qualified to conduct the business in which it is engaged in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such license, registration or qualification, except to the extent that the failure to be so licensed, registered or qualified or to be in good standing would not have a material adverse effect on it and its subsidiaries and the Parent and its subsidiaries taken as a whole. The Bank is a wholly-owned subsidiary of the Parent, a bank holding company which has securities registered under the Securities Exchange Act of 1934, as amended (the "1934 Act").

                 (ii) Neither the Bank or any of its subsidiaries nor the Parent or any of its subsidiaries is in violation of its charter or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or any of them or their properties may be bound. The execution, issuance and delivery by the Bank of the Bank Notes, the execution, delivery and performance by the Bank of the Distribution Agreement, the Issuing and Paying Agency Agreement, the Interest Calculation Agreement, the Letters of Representations and any agreement by an agent party to the Distribution Agreement to purchase the Bank Notes as principal, and the execution, delivery and performance by the Parent of the Representations Certificate, will not violate any law, rule, regulation, order, judgment or decree applic-able to the Parent and its subsidiaries or to the Bank and any of its subsidiaries or violate any provision of the Bank's or the Parent's Charter, Bylaws, Articles of Incorporation or Articles of Association, as the case may be, or, conflict with





                                     C-1-2
         or result in a breach of or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Parent and its subsidiaries or the Bank and its subsidiaries pursuant to any material contract, indenture, mortgage loan agreement, note, lease or other instrument to which the Parent or any of its subsidiaries or the Bank or any of its subsidiaries, or the property of any of them, is bound or subject, except for any conflict, breach or violation that would, individually or in the aggregate, not have a material adverse effect on the financial condition, business or results of operations of the Parent or its subsidiaries (including the Bank); provided, however, that, for purposes of this paragraph (ii), I express no opinion with respect to federal or state securities laws, antifraud laws, fraudulent transfer laws, the Employee Retirement Income Security Act of 1974 and related laws or laws that restrict transactions between United States persons and citizens or residents of certain foreign countries; provided, further, that insofar as performance by the Bank or the Parent of its obligations under the Distribution Agree-ment, the Issuing and Paying Agency Agreement, the Interest Calculation Agreement, the Bank Notes, the Letters of Representations and any other related agreement is concerned, I express no opinion as to bankruptcy, liquidation, insol-vency, reorganization, moratorium, receivership and similar laws of general applicability relating to, or affecting, creditors' rights generally and specifically the rights of creditors of the FDIC - insured institutions and to general equity principles.

                 (iii) Except as may be set forth in the Offering Circular, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to my knowledge, threatened against or affecting, the Parent or any of its subsidiaries or the Bank or any of its subsidiaries, which might result in any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Bank and its subsidiaries, on a consolidated basis, or might materially and adversely affect the properties or assets thereof or would reasonably be expected to materially and adversely affect the consummation of this Agreement, the Issuing and Paying Agency Agreement, the Interest Calculation





                                     C-1-3

         Agreement, the Letters of Representations or any transaction contemplated hereby or thereby.

                 (iv) The Representations Certificate has been duly authorized, executed and delivered by a duly authorized officer of the Parent and is a valid and legally binding agreement of the Parent enforceable in accordance with its terms, subject to applicable bankruptcy, liquidation, insolvency, reorganization, moratorium, receivership and similar laws of general applicability relating to, or affecting, creditors' rights and to general equity principles.

                 (v) I have no knowledge of any facts that would lead me to believe that the Offering Circular (other than financial statements and other financial data included therein, as to which I express no opinion) as of its date contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         The foregoing opinion is limited to the federal laws of the United States and the laws of the Commonwealth of Puerto Rico, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Distribution Agreement.

         This opinion letter is solely for the benefit of the parties to whom it is addressed. It may be relied upon by Brown & Wood LLP as to matters of the laws of the Commonwealth of Puerto Rico but it may not be relied upon, nor may copies be delivered to, any other parties or persons without my prior written consent.

                                        Very truly yours,





                                     C-1-4

                                                                     EXHIBIT C-2

            [FORM OF OPINION OF COUNSEL TO THE BANK AND THE PARENT]

                                                                __________, 199_


MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
                   INCORPORATED
World Financial Center
North Tower, 10th Floor
New York, New York  10281-1310

BEAR, STEARNS & CO. INC.
245 Park Avenue
New York, New York  10167

CS FIRST BOSTON CORPORATION
55 East 52nd Street
New York, New York  10055


Ladies and Gentlemen:


         In connection with the execution today (i) by you and Banco Popular de Puerto Rico (the "Bank"), of the Distribution Agreement (the "Distribution Agreement"), (ii) by BanPonce Corporation (the "Parent") of the Representations Certificate pursuant to Section 6(c) of the Distribution Agreement (the "Representations Certifi-cate"), (iii) by the Bank and The Chase Manhattan Bank (in such capacity, the "Issuing and Paying Agent") of the Issuing and Paying Agency Agreement (the "Issuing and Paying Agency Agreement"), (iv) by the Bank and The Chase Manhattan Bank (in such capacity, the "Calculation Agent") of the Interest Calculation Agreement (the "Interest Calculation Agreement") and (v) by the Bank, the Issuing and Paying Agent and The Depository Trust Company of the Short-Term and Medium-Term Letters of Representations (the "Letters of Representations"), all of which are dated September 23, 1996, relating to the issuance and sale by the Bank of its Bank Notes due from 7 days to 15 years from the date of issue (the "Bank Notes"), I, as counsel for the Bank and the Parent, the parent corporation and the bank holding company of the Bank, have examined such





                                     C-2-1
corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that:

                 (vi) The Distribution Agreement, the Issuing and Paying Agency Agreement, the Interest Calculation Agreement and the Letters of Representations have been duly authorized, executed and delivered by the Bank and are valid and legally binding agreements of the Bank, [enforceable in accordance with their respective terms,] subject to applicable bankruptcy, liquida-tion, insolvency, reorganization, moratorium, receivership and similar laws of general applicability relating to, or affecting, creditors' rights generally and specifically the rights of creditors of the FDIC - insured institutions and to general equity principles or by safety and soundness concerns raised by the applicable banking regulators.

                 (vii) The Bank Notes of the Bank have been duly authorized and, when issued and authenticated against payment of the consideration therefor, the Bank Notes will be valid and binding obligations of the Bank, enforceable in accordance with their respective terms, subject to applicable bankruptcy, fraudulent transfer, liquidation, insolvency, reorganization, moratorium, receivership and similar laws of general applicability relating to, or affecting, creditors' rights generally and specifically the rights of creditors of the FDIC - insured institutions and to general equity principles or by safety and soundness concerns raised by the applicable banking regulators.

                 (viii) The Bank Notes of the Bank are exempt from registration under Section 3(a)(2) of the Securities Act of 1933, as amended (the "1933 Act"). Neither registration of the Bank Notes under the 1933 Act nor qualification of an indenture under the Trust Indenture Act of 1939, as amended, will be required in connection with the offer, sale, issuance or delivery of such Bank Notes pursuant to the Distribution Agreement or any applicable agreement by an agent party to the Distribution Agreement.

                 (ix) The Bank is not required to register under the provisions of the Investment Company Act of 1940, as amended





                                     C-2-2

         (the "Investment Company Act"), or to take any other action with respect to or under the Investment Company Act.

                 (x) No consent, approval or authorization of or filing with any governmental body or agency is required for the performance by the Bank of any obligation under the Distribution Agreement, the Bank Notes, the Issuing and Paying Agency Agreement, the Interest Calculation Agreement, the Letters of Representations and any applicable agreement by an Agent party to the Distribution Agreement to purchase the Bank Notes as principal, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Bank Notes, the rules of the National Association of Securities Dealers in connection with the sale and distribution of the Notes by the Agents and except for the waiver of the Commissioner of Financial Institutions of Puerto Rico pursuant to Section 14(d) of the Puerto Rico Banking Act, which waiver has been obtained.

                 (xi) The Bank Notes are substantially in the form delivered to the Agents and conform to the description thereof contained in the Offering Circular under the caption "Description of Notes."

                 (xii) The Bank Notes are unsecured and unsubordinated debt obligations of the Bank and rank pari passu with all other unsecured and unsubordinated debt obligations of the Bank except, pursuant to
         Section 11(d)(11) of the Federal Deposit Insurance Act, the Bank's unsecured deposit liabilities.

                 [(xiii) No taxes, withholdings or other charges imposed by the Commonwealth of Puerto Rico or any political subdivision thereof, the United States, the State of New York or the City of New York are required to be withheld or charged in respect of any payment by the Bank on the Bank Notes and the Bank Notes are not subject to any registration tax, stamp duty or similar tax or duty imposed by the Commonwealth of Puerto Rico or any political subdivision thereof.]

         The foregoing opinion is limited to the federal laws of the United States and the laws of the Commonwealth of Puerto Rico, and I am expressing no opinion as to the effect of the laws of any





                                     C-2-3
other jurisdiction. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Distribution Agreement.

         This opinion letter is solely for the benefit of the parties to whom it is addressed. It may be relied upon by Brown & Wood LLP as to matters of the laws of the Commonwealth of Puerto Rico but it may not be relied upon, nor may copies be delivered to, any other parties or persons without our prior written consent.

                                        Very truly yours,





                                     C-2-4

                                                                       EXHIBIT D


                          BANCO POPULAR DE PUERTO RICO


                             OFFICERS' CERTIFICATE


         We, [Officers' Names], [Officers' Titles], respectively, of Banco Popular de Puerto Rico, a banking corporation chartered under the laws of the Commonwealth of Puerto Rico (the "Bank"), pursuant to Section 6(b)(i) of the Distribution Agreement, dated September __, 1996 (the "Distribution Agreement"), among the Bank, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and CS First Boston Corporation hereby certify on behalf of the Bank that [to the best of our knowledge]:

         (i) Since ________, 19__, there has been no material adverse change in the condition, financial or otherwise, of the Bank and its subsidiaries, on a consolidated basis, or in the earnings, business affairs or business prospects of the Bank and its subsidiaries, on a consolidated basis, whether or not arising in the ordinary course of business other than as set forth or contemplated in the Offering Circular, dated September 24, 1996, as amended or supplemented to the date hereof, relating to the Bank's Bank Notes;

         (ii) The other representations and warranties of the Bank contained in Section 2 of the Distribution Agreement are true and correct with the same force and effect as though expressly made at and as of the date hereof; and

         (iii) The Bank has performed or complied with the Distribution Agreement and with all agreements and documentation executed in connection therewith and satisfied all conditions on its part to be performed or satisfied at or prior to the date hereof.

         IN WITNESS WHEREOF, we have hereunto signed our names and affixed the seal of the Bank this ___ day of __________, 19 ___.


                                       BANCO POPULAR DE PUERTO RICO


                                       By: ______________________________
                                           Name:
                                           Title:
[SEAL]
                                       By: ________________________
                                           Name:
                                           Title:

                                                                       EXHIBIT E

                              BANPONCE CORPORATION

                             OFFICERS' CERTIFICATE

         We, [Officers' Names], [Officers' Titles], respectively, of BanPonce Corporation, a corporation organized under the laws of the Commonwealth of Puerto Rico (the "Parent"), pursuant to Section 6(b)(ii) of the Distribution Agreement, dated September __, 1996 (the "Distribution Agreement"), among the Bank, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and CS First Boston Corporation hereby certify on behalf of the Bank that [to the best of our knowledge]:

         1. Since ________, 19__, there has been no material adverse change in the condition, financial or otherwise, of the Bank and its subsidiaries or the Parent and its subsidiaries, as the case may be, on a consolidated basis, or in the earning, business affairs or business prospects of the Bank and its subsidiaries or the Parent and its subsidiaries, as the case may be, on a consolidated basis, whether or not arising in the ordinary course of business other than as set forth or contemplated in the Offering Circular, dated September 24, 1996, as amended or supplemented to the date hereof, relating to the Bank's Bank Notes;

         2. The representations and warranties of the Parent contained in the Representations Certificate dated September __, 1996, furnished by the Parent to the Agents pursuant to Section 6(c) of the Distribution Agreement, are true and correct with the same force and effect as though expressly made at and as of the date hereof; and

         3. The Parent has performed or complied with the Distribution Agreement and with all agreements and documentation executed in connection therewith and satisfied all conditions on its part to be performed or satisfied at or prior to the date hereof.

         IN WITNESS WHEREOF, we have hereunto signed our names and affixed the seal of the Parent the ___ day of _______, 19__.

                              BANPONCE CORPORATION

                                           By: ______________________________
                                               Name:
                                               Title:
[SEAL]

                                           By: ______________________________
                                               Name:
                                               Title:

                                                                       EXHIBIT F


                     REPRESENTATIONS CERTIFICATE OF PARENT


         To induce Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and CS First Boston Corporation (each referred to as an "Agent" and collectively referred to as the "Agents") to enter into the Distribution Agreement of even date herewith (the "Distribution Agreement") among Banco Popular de Puerto Rico (the "Bank") and the Agents, to induce The Chase Manhattan Bank to enter into the Issuing and Paying Agency Agreement (the "Issuing and Paying Agency Agreement") between the Bank and The Chase Manhattan Bank and to induce The Chase Manhattan Bank to enter into the Interest Calculation Agreement (the "Interest Calculation Agreement") between the Bank and The Chase Manhattan Bank, each with respect to the issue and sale by the Bank of its Bank Notes (the "Bank Notes"), the undersigned, [Officers' Names], [Officers' Titles in accordance with Section 6(c) of the Distribution Agreement] of BanPonce Corporation (the "Parent"), hereby represent and warrant on behalf of the Parent to each Agent and to The Chase Manhattan Bank as of the date hereof, as of each time that there is filed with the Securities and Exchange Commission (the "Commission") any document relating to the Parent incorporated by reference in the Offering Circular, dated September 24, 1996, as of the date of each acceptance by the Bank of an offer for the purchase of Bank Notes (whether by an Agent as principal or through such Agent as agent), as of each applicable Settlement Date and as of each applicable Representation Date, as follows:

                 (i) Authorization to Incorporate by Reference. The Parent has authorized the Bank to incorporate by reference in the Offering Circular its annual reports on Form 10-K for its most recently ended fiscal year, quarterly reports on Form 10-Q since its most recently ended fiscal year, current reports on Form 8-K since its most recently ended fiscal year and any other document filed by the Parent with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules and regulations thereunder (the "Incorporated Documents").

              (ii) Incorporated Documents. The Incorporated Documents, at the time they were or hereafter are filed with the applicable federal regulatory authorities, complied or when so filed will comply, as the case may be, in all material respects with the requirements of the 1934 Act and the rules and regulations promulgated thereunder or the rules and regulations otherwise applicable thereto, as the case may be, and, when read together with the other information in the Offering Circular, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

              (iii) Due Organization, Valid Existence and Good Standing. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico, and is licensed, registered or qualified to conduct the business in which it is engaged in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such license, registration or qualification, except to the extent that the failure to be so licensed, registered or qualified or to be in good standing would not have a material adverse effect on the Parent and its subsidiaries taken as a whole.

              (iv) No Material Adverse Change. Since the respective dates as of which information is given in the Offering Circular, there has not been any material adverse change, or any development which could be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Bank and its subsidiaries or the Parent and its subsidiaries, as the case may be, on a consolidated basis, whether or not arising in the ordinary course of business, other than as set forth or contemplated in the Offering Circular.

         In addition, to induce the Agents to enter into the Distribution Agreement, the Parent agrees to indemnify and hold harmless each Agent and each person, if any, who controls each Agent within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the 1934 Act (each, a "Controlling Person") to the same extent and upon the same terms that the Bank agrees to indemnify and hold harmless each Agent and each such

Controlling Person in Section 9 of the Distribution Agreement and to contribute to the payment of any losses, liabilities, claims, damages or expenses incurred by each Agent or each such Controlling Person to the same extent and upon the same terms that the Bank agrees to contribute in Section 10 of the Distribution Agreement; provided, however, that such indemnification or contribution granted by the Parent shall be an obligation of the Parent if and only to the extent that such indemnification or contribution granted by the Bank is unavailable to or insufficient to hold such Agent or Controlling Person harmless with respect to any losses, liabilities, claims, damages or expenses (or actions in respect thereof) referred to above.

         All representations and warranties contained in this certificate shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Agents or any Controlling Person of the Agents, or by or on behalf of the Parent and shall survive each delivery of and payment for any of the Bank Notes.

         All terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Distribution Agreement.

         IN WITNESS WHEREOF, I have hereunto signed my name on behalf of the Parent the ___ day of _______, 19__.


                                    BANPONCE CORPORATION


                                    By: ______________________________
                                        Name:
                                        Title:


                                    By: ______________________________
                                        Name:
                                        Title:

                                                                       EXHIBIT G



                           ADMINISTRATIVE PROCEDURES
                  FOR FIXED RATE AND FLOATING RATE BANK NOTES
                     With maturities of 7 days to 15 years
                        (Dated as of September 24, 1996)


                 The Short-Term Bank Notes ("Short-Term Notes"), Medium-Term Bank Notes ("Medium-Term Notes," and together with the Short-Term Senior Notes, the "Notes") are to be offered on a continuous basis for sale by Banco Popular de Puerto Rico (the "Bank") through each of Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and CS First Boston Corporation who, as agents (each, an "Agent" and collectively, the "Agents"), will purchase the Notes, as principal from the Bank for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent or, if so specified in the applicable Pricing Supplement, for resale at a fixed public offering price. If agreed to by the Bank and the applicable Agent, such Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof. Only those provisions in these Administrative Procedures that are applicable to the particular role that an Agent will perform shall apply.

                 The Notes are being sold pursuant to a Distribution Agreement dated September 24, 1996 (the "Distribution Agreement") between the Bank and the Agents. The Distribution Agreement provides both for the sale of Notes by the Bank to the Agents as principal for resale to investors and other purchasers and for the sale of Notes by the Bank through the Agents as agents and not as principal in which case the Agents will act as agents of the Bank in soliciting Note purchases. The Notes will be issued pursuant to an issuing and paying agency agreement dated as of September 24, 1996 (the "Issuing and Paying Agency Agreement") between the Bank and The Chase Manhattan Bank, as issuing and paying agent (the "Issuing and Paying Agent"). As used herein, the term "Offering Circular" refers to the most recent offering circular, as such document may be amended or supplemented, which has been prepared by the Bank for use by the Agents in connection with the offering of the Notes.

              The Notes will be issued in book-entry form (each beneficial interest in a global Note, a "Book-Entry Note" and collectively, the "Book-Entry Notes") and represented by one or more fully registered global Notes (each, a "Global Note" and collectively, the "Global Notes") delivered to the Issuing and Paying Agent, as agent for The Depository Trust Company, as depositary ("DTC," which term includes any successor thereof), and recorded in the book- entry system maintained by DTC. Book-Entry Notes represented by a Global Note are exchangeable for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, by the owners of such Book-Entry Notes only upon certain limited circumstances described in the Offering Circular and the applicable Global Note.

         In connection with the qualification of Book-Entry Notes for eligibility in the book-entry system maintained by DTC, the Issuing and Paying Agent will perform the custodial, document control and administrative functions described below, in accordance with its respective obligations under the Short-Term and Medium-Term Letters of Representations from the Bank and the Issuing and Paying Agent to DTC, dated September 23, 1996, and a Certificate Agreement, dated December 2, 1988, as amended September 24, 1996, between the Issuing and Paying Agent and DTC (the "Certificate Agreement"), and its obligations as a participant in DTC, including DTC's Same-Day Funds Settlement System ("SDFS").

         Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Notes.


Date of Issuance/
  Authentication:                       Each Note will be dated as of the date
                                        of its authentication by the Issuing
                                        and Paying Agent.  Each Note shall
                                        also bear an original issue date (the
                                        "Original Issue Date") which shall be
                                        the settle-ment date for such Note.
                                        The Original Issue Date shall remain
                                        the same for all Notes subsequently
                                        issued upon transfer, exchange or
                                        substitution of an original Note
                                        regardless of their dates of
                                        authentication.

Maturities:                                Each Short-Term Note will mature on
                                           a date (the "Maturity Date")
                                           selected by the purchaser and agreed
                                           to by the Bank which is not less
                                           than seven days and not more than
                                           one year from its Original Issue
                                           Date, as selected by the initial
                                           purchaser and agreed to by the Bank;
                                           and each Medium-Term Note will have
                                           a Maturity Date selected by the
                                           purchaser and agreed to by the Bank
                                           which is from more than one year to
                                           not more than 15 years from its
                                           Original Issue Date; provided,
                                           however, that Floating Rate Notes
                                           will mature on an Interest Payment
                                           Date.

Registration:                              Notes will be issued only in fully
                                           registered form.

Calculation of
  Interest:                                Unless otherwise
                                           specified therein and in the
                                           applicable Pricing Supplement,
                                           interest (including payments for
                                           partial periods) on Fixed Rate Notes
                                           having maturities of more than one
                                           year will be computed and paid on
                                           the basis of a 360-day year of
                                           twelve 30-day months.  Unless
                                           otherwise specified therein and in
                                           the applicable Pricing Supplement,
                                           interest on Fixed Rate Notes having
                                           maturities of one year or less will
                                           be computed on the basis of the
                                           actual number of days of the year
                                           divided by 360 and will be payable
                                           only at maturity.  Unless otherwise
                                           specified therein and in the
                                           applicable Pricing Supplement,
                                           interest on Floating Rate Notes will
                                           be calculated and paid on the basis
                                           of the actual number of days in the
                                           year divided by 360 in the case of
                                           Commercial Paper Rate Notes, LIBOR
                                           Notes, Federal Funds Rate Notes,
                                           Prime Rate Notes and Eleventh
                                           District Cost of Funds Rate Notes,
                                           and by the actual number of days in
                                           the year divided by 365 or 366,
                                           as the case may be, in the case of
                                           Treasury Rate Notes.

Redemption/Repayment:                      The Notes will be subject to
                                           redemption by the Bank on and after
                                           their respective Initial Redemption
                                           Dates, if any.  Initial Redemption
                                           Dates, if any, will be fixed at the
                                           time of sale and set forth in the
                                           applicable Pricing Supplement and in
                                           the applicable Note.  If no Initial
                                           Redemption Dates are indicated with
                                           respect to a Note, such Note will
                                           not be redeemable prior to its
                                           Maturity Date.

                                           The Notes will be subject to
                                           repayment at the option of the
                                           holders thereof in accordance with
                                           the terms of the Notes on their
                                           respective Holder's  Optional
                                           Repayment Dates, if any. Holder's
                                           Optional Repayment Dates, if any,
                                           will be fixed at the time of sale
                                           and set forth in the applicable
                                           Pricing Supplement and in the
                                           applicable Note.  If no Holder's
                                           Optional Repayment Dates are
                                           indicated with respect to a Note,
                                           such Note will not be repayable at
                                           the option of the holder prior to
                                           its Maturity Date.

Acceptance and
  Rejection of Offers:                     When the Agent is soliciting offers
                                           to purchase the Notes, the Bank
                                           shall have the sole right to accept
                                           offers to purchase Notes and may
                                           reject any such offer, in whole or
                                           in part.  Each Agent shall promptly
                                           communicate to the Bank, orally,
                                           each offer to purchase Notes
                                           solicited by such Agent on an agency
                                           basis, other than those offers
                                           rejected by the Agent.  Each Agent
                                           shall have the right, without notice
                                           to the Bank, to reject any proposed
                                           purchase of Notes through it, in
                                           whole or in part.

Preparation of

  Pricing Supplement:                      If any offer to purchase a Note is
                                           accepted by the Bank, the Bank, with
                                           the approval of the Agent which
                                           presented such offer (the
                                           "Presenting Agent"), will prepare a
                                           Pricing Supplement reflecting the
                                           terms of such Note.

Procedure for Changing
  Rates or Other
  Variable Terms:                          When the Agents are soliciting
                                           offers to purchase the Notes from
                                           the Bank and a decision has been
                                           reached to change the interest rate
                                           or any other variable term on any
                                           Notes being sold by the Bank, the
                                           Bank will promptly advise the Agents
                                           and the Agents will forthwith
                                           suspend solicitation of offers to
                                           purchase such Notes.  The Agents
                                           will telephone the Bank with
                                           recommendations as to the changed
                                           interest rates or other variable
                                           terms.  At such time as the Bank
                                           advises the Agents of the new
                                           interest rates or other variable
                                           terms, the Agents may resume
                                           solicitation of offers to purchase
                                           such Notes. Until such time, only
                                           "indications of interest" may be
                                           recorded.  Immediately after
                                           acceptance by the Bank of an offer
                                           to purchase at a new interest rate
                                           or new variable term, the Bank and
                                           the Presenting Agent shall follow
                                           the procedures set forth under the
                                           applicable "Settlement Procedures."

Suspension of Solici-
  tation; Amendment
  or Supplement:                           While the Agents are soliciting
                                           offers to purchase Notes from the
                                           Bank, the Bank may instruct the
                                           Agents to suspend solicitation of
                                           offers to purchase Notes at any
                                           time.  Upon receipt of such
                                           instructions, the Agents will
                                           forthwith suspend solicitation of
                                           offers to purchase Notes from the
                                           Bank until such time as the Bank has
                                           advised them that
                                           solicitation of offers to purchase
                                           may be resumed.  If the Bank
                                           decides to amend the Offering
                                           Circular (including incorporating any
                                           documents by reference therein) or
                                           supplement any of such documents
                                           (other than to change rates or other
                                           variable terms), it will immediately
                                           notify, with confirmation in writing
                                           to follow, the Agents and will
                                           furnish the Agents and their counsel
                                           with copies of the proposed
                                           amendment (including any document
                                           proposed to be incorporated by
                                           reference therein) or supplement;
                                           provided, however, that the Bank
                                           shall be required to provide such
                                           notice and copies only to the extent
                                           that it is required to do so
                                           pursuant to the terms of the
                                           Distribution Agreement.  One copy of
                                           such proposed amendment or
                                           supplement will be delivered or
                                           mailed to the Agents at the
                                           following respective addresses:
                                           Merrill Lynch & Co., World Financial
                                           Center, North Tower, 10th Floor, New
                                           York, New York 10281-1310, (212)
                                           449-0393, telecopier: (212)
                                           449-2234, Attention: Product
                                           Management - Medium-Term Notes;
                                           Bear, Stearns & Co. Inc., 245 Park
                                           Avenue, New York, New York 10167,
                                           (212) 272-6227, telecopier: (212)
                                           272-5371, Attention:  Medium-Term
                                           Notes Department; and CS First
                                           Boston Corporation, 55 East 52nd
                                           Street, New York, New York 10038,
                                           (212) 909-7198, telecopier: (212)
                                           318-1498, Attention: Short-Medium
                                           Term Finance Group.

                                           In the event that at the time the
                                           solicitation of offers to purchase
                                           from the Bank is suspended (other
                                           than to change interest rates,
                                           maturities, prices or other similar
                                           variable terms with respect to the
                                           Notes) there shall be any offers to
                                           purchase Notes that have been
                                           accepted
                                           by the Bank which have not been
                                           settled, the Bank will promptly
                                           advise the Agents whether such
                                           offers may be settled and whether
                                           copies of the Offering Circular, as
                                           theretofore amended and/or
                                           supplemented, as in effect at the
                                           time of such suspension may be
                                           delivered in connection with the
                                           settlement of such orders.  The Bank
                                           will have the sole responsibility
                                           for such decision and for any
                                           arrangements which may be made in
                                           the event that the Bank determines
                                           that such orders may not be settled
                                           or that copies of such Offering
                                           Circular may not be so delivered.

Delivery of
  Offering Circular:                       A copy of the most recent Offering
                                           Circular and Pricing Supplement must
                                           accompany or precede the earlier of
                                           (a) the written confirmation of a
                                           sale sent to a customer or his agent
                                           and (b) the delivery of Notes to a
                                           customer or his agent.

Authenticity of
  Signatures:                              The Agents will have no obligations
                                           or liability to the Bank or the
                                           Issuing and Paying Agent in respect
                                           of the authenticity of the signature
                                           of any officer, employee or agent of
                                           the Bank or the Issuing and Paying
                                           Agent on any Note.

Documents Incorpo-
  rated by Reference:                      The Bank shall supply the Agents
                                           with an adequate supply of all
                                           documents incorporated by reference
                                           in the Offering Circular.

Business Day:                              "Business Day" means, with respect
                                           to any Note, any day that is not a
                                           Saturday or Sunday and that is not a
                                           day which is a bank holiday in
                                           Puerto Rico or a day on which
                                           banking institutions in The City of
                                           New York or in the city in which the
                                           Bank
                                           is headquartered are authorized or
                                           required by law, regulation or
                                           executive order to close, and with
                                           respect to LIBOR Notes only, any day
                                           that is also a London Business Day.
                                           "London Business Day" means any day
                                           on which dealings in deposits in
                                           U.S. dollars are transacted in the
                                           London interbank market.

Issuance:                                  All Fixed Rate Notes of the Bank
                                           issued in book-entry form having the
                                           same Original Issue Date, Interest
                                           Rate, Interest Payment Dates,
                                           Regular Record Dates, Default Rate,
                                           Maturity Date, redemption and/or
                                           repayment terms, if any, original
                                           issue discount terms, if any, and
                                           otherwise having identical terms and
                                           provisions (collectively, the "Fixed
                                           Rate Terms") will be represented
                                           initially by a single Global Note in
                                           fully registered form; and all
                                           Floating Rate Notes of the Bank
                                           issued in book-entry form having the
                                           same Original Issue Date, interest
                                           rate basis upon which interest may
                                           be determined (each, an "Interest
                                           Rate Basis"), which may be the
                                           Commercial Paper Rate, LIBOR, the
                                           Treasury Rate, the Federal Funds
                                           Rate, the Prime Rate, the Eleventh
                                           District Cost of Funds Rate and any
                                           other rate set forth by the Bank in
                                           a Floating Rate Note, Initial
                                           Interest Rate, Index Maturity,
                                           Spread and/or Spread Multiplier, if
                                           any, Regular Record Dates, Maximum
                                           Interest Rate, if any, Minimum
                                           Interest Rate, if any, Interest
                                           Payment Dates, Interest Payment
                                           Period, Interest Reset Dates,
                                           Interest Reset Period, Alternate
                                           Rate Event Spread, LIBOR Screen, if
                                           any, Calculation Agent, Default
                                           Rate, Maturity Date, redemption or
                                           repayment terms, if any, original
                                           issue discount terms, if any, and
                                           otherwise having identical terms and
                                           provisions, (collectively, the
                                           "Floating Rate Terms") will be
                                           represented initially by a single
                                           Global Note.

Identification:                            The Bank has arranged with the CUSIP
                                           Service Bureau of Standard & Poor's
                                           Ratings Group (the "CUSIP Service
                                           Bureau") for the reservation of one
                                           series of CUSIP numbers assignable
                                           to Notes with maturities more than
                                           one year and one series of CUSIP
                                           numbers assignable to Notes with
                                           maturities of 7 days or more up to
                                           and including one year, each of
                                           which series consists of
                                           approximately 900 CUSIP numbers
                                           which have been reserved for and
                                           relating to Global Notes, and the
                                           Bank has delivered to DTC such list
                                           of such CUSIP numbers.  The Issuing
                                           and Paying Agent will assign CUSIP
                                           numbers to Global Notes as described
                                           below under Settlement Procedure C.
                                           DTC will notify the CUSIP Service
                                           Bureau periodically of the CUSIP
                                           numbers that the Issuing and Paying
                                           Agent has assigned to the Global
                                           Notes.  The Issuing and Paying Agent
                                           will notify the Bank at any time
                                           when fewer than 100 of the reserved
                                           CUSIP numbers of any series remain
                                           unassigned to Global Notes and, if
                                           it deems it necessary, the Bank will
                                           reserve additional CUSIP numbers of
                                           such series for assignment to Global
                                           Notes.  Upon obtaining such
                                           additional CUSIP numbers, the Bank
                                           will deliver a list of such
                                           additional numbers to the Issuing
                                           and Paying Agent and DTC.
                                           Book-Entry Notes having an aggregate
                                           principal amount in excess of
                                           $200,000,000 and otherwise required
                                           to be represented by the same Global
                                           Note will instead be represented by
                                           two or more Global Notes which shall
                                           all be assigned the same CUSIP
                                           number.

Registration:                              Unless otherwise specified by DTC,
                                           each Global Note will be registered
                                           in the name of Cede & Co., as
                                           nominee for DTC, on the register
                                           maintained by the Issuing and Paying
                                           Agent.  The owner of a Book-Entry
                                           Note (i.e., an owner of a beneficial
                                           interest in a Global Note) (or one
                                           or more indirect participants in DTC
                                           designated by such owner) will
                                           designate one or more participants
                                           in DTC (with respect to such
                                           Book-Entry Note, the "Participants")
                                           to act as agent for such beneficial
                                           owner in connection with the
                                           book-entry system maintained by DTC,
                                           and DTC will record in book-entry
                                           form, in accordance with
                                           instructions provided by such
                                           Participants, a credit balance with
                                           respect to such Book- Entry Notes in
                                           the account of such Participants.
                                           The ownership interest of such
                                           beneficial owner in such Global Note
                                           will be recorded through the records
                                           of such Participants or through the
                                           separate records of such
                                           Participants and one or more
                                           indirect participants in DTC.

Transfers:                                 Transfers of a beneficial interest
                                           in a Global Note will be
                                           accomplished by book entries made by
                                           DTC and, in turn, by Participants
                                           (and in certain cases, one or more
                                           indirect participants in DTC) acting
                                           on behalf of beneficial transferors
                                           and transferees of such Global Note.

Exchanges:                                 The Issuing and Paying Agent may
                                           deliver to DTC and the CUSIP Service
                                           Bureau at any time a written notice
                                           specifying (a) the CUSIP numbers of
                                           two or more Global Notes outstanding
                                           on such date that represent Notes
                                           having the same Fixed Rate Terms or
                                           Floating Rate Terms, as the case may
                                           be (other than Original Issue
                                           Dates), and for which interest has
                                           been
                                           paid to the same date; (b) a date,
                                           occurring at least 30 days after
                                           such written notice is delivered and
                                           at least 30 days before the next
                                           Interest Payment Date for the
                                           related Book-Entry Notes, on which
                                           such Global Notes shall be exchanged
                                           for one or more replacement Global
                                           Notes; and (c) a new CUSIP number,
                                           obtained from the Issuing and Paying
                                           Agent, to be assigned to such
                                           replacement Global Note.  Upon
                                           receipt of such notice, DTC will
                                           send to its Participants a written
                                           reorganization notice to the effect
                                           that such exchange will occur on
                                           such date.  Prior to the specified
                                           exchange date, the Issuing and
                                           Paying Agent will deliver to the
                                           CUSIP Service Bureau written notice
                                           setting forth such exchange date and
                                           the new CUSIP number and stating
                                           that, as of such exchange date, the
                                           CUSIP numbers of the Global Notes to
                                           be exchanged will no longer be
                                           valid.  On the specified exchange
                                           date, the Issuing and Paying Agent
                                           will exchange such Global Notes for
                                           a single Global Note bearing the new
                                           CUSIP number, and the CUSIP numbers
                                           of the exchanged Global Notes will,
                                           in accordance with CUSIP Service
                                           Bureau procedures, be cancelled and
                                           not immediately reassigned.
                                           Notwithstanding the foregoing, if
                                           the Global Notes to be exchanged
                                           exceed $200,000,000 in aggregate
                                           principal amount, one replacement
                                           Global Note will be authenticated
                                           and issued to represent each
                                           $200,000,000 of principal amount of
                                           the exchanged Global Notes and an
                                           additional Global Note or Global
                                           Notes will be authenticated and
                                           issued in exchange for any remaining
                                           principal amount of such exchanged
                                           Global Notes representing such
                                           Book-Entry Notes (see
                                           "Denominations" below).

Denominations:                             All Book-Entry Notes will be
                                           denominated in U.S. dollars.
                                           Book-Entry Notes will be issued in
                                           minimum denominations of $250,000
                                           and integral multiples of $1,000 in
                                           excess thereof.  Global Notes
                                           representing Book-Entry Notes will
                                           be denominated in principal amounts
                                           not in excess of $200,000,000.  If
                                           one or more Book-Entry Notes having
                                           an aggregate principal amount in
                                           excess of $200,000,000 would, but
                                           for the preceding sentence, be
                                           represented by a single Global Note,
                                           then one Global Note will be issued
                                           to represent each $200,000,000
                                           principal amount of such Book-Entry
                                           Note or Notes and an additional
                                           Global Note or Global Notes will be
                                           issued to represent any remaining
                                           principal amount of such Book-Entry
                                           Notes.  In such case, each of the
                                           Global Notes representing such
                                           Book-Entry Notes shall be assigned
                                           the same CUSIP number.  Each owner
                                           of a beneficial interest in one or
                                           more Book-Entry Notes is required to
                                           hold that beneficial interest in
                                           denominations of $250,000 principal
                                           amount or any integral multiple of
                                           $1,000 in excess thereof of each
                                           such Book-Entry Note at all times.

Interest:                                  General.  Interest on each
                                           Book-Entry Note will accrue from the
                                           Original Issue Date or the most
                                           recent Interest Payment Date for
                                           which interest has been paid.  Each
                                           payment of interest on a Book-Entry
                                           Note shall include interest accrued
                                           through the day preceding, as the
                                           case may be, the Interest Payment
                                           Date, Maturity Date or date of
                                           earlier redemption or repayment.
                                           Interest payable on the Maturity
                                           Date or date of earlier redemption
                                           or repayment of a Book-Entry Note
                                           will be payable to the holder to
                                           whom the principal of such
                                           Book-Entry Note is payable.  DTC
                                           will
                                           arrange for each pending deposit
                                           message described under Settlement
                                           Procedure D below to be transmitted
                                           to Standard & Poor's Ratings Group,
                                           which will use the information in
                                           the message to include certain terms
                                           of the related Book- Entry Note in
                                           the appropriate daily bond report
                                           published by Standard & Poor's
                                           Ratings Group.

                                           Regular Record Dates.  Unless
                                           otherwise specified in the
                                           applicable Pricing Supplement, the
                                           Regular Record Date with respect to
                                           any Interest Payment Date for a
                                           Fixed Rate Book-Entry Note with a
                                           maturity of more than one year shall
                                           be the June 1 or December 1 next
                                           preceding the applicable Interest
                                           Payment Date. The Regular Record
                                           Date with respect to any Interest
                                           Payment Date for a Floating Rate
                                           Book-Entry Note shall be the date 15
                                           calendar days (whether or not a
                                           Business Day) prior to such Interest
                                           Payment Date. Unless otherwise
                                           specified in the applicable Pricing
                                           Supplement, interest on a Fixed Rate
                                           Book- Entry Note with a maturity of
                                           one year or less will be payable
                                           only at maturity to the person to
                                           whom principal shall be payable.

                                           Interest Payment Dates.  Interest
                                           payments will be made on each
                                           Interest Payment Date commencing
                                           with the first Interest Payment Date
                                           following the Original Issue Date;
                                           provided, however, that the first
                                           payment of interest on any Note
                                           originally issued between a Regular
                                           Record Date and an Interest Payment
                                           Date will be made on the second
                                           Interest Payment Date following the
                                           Original Issue Date.  If any
                                           Interest Payment Date of a Fixed
                                           Rate Book-Entry Note falls on a day
                                           which is not a Business Day, the
                                           related payment of interest on such
                                           Fixed Rate

                                           Book-Entry Note shall be made on the
                                           next succeeding Business Day with
                                           the same force and effect as if made
                                           on the date such payment was due,
                                           and no interest shall accrue on the
                                           amount so payable for the period
                                           from and after such Interest Payment
                                           Date. If any Interest Payment Date
                                           with respect to any Floating Rate
                                           Book-Entry Note would otherwise be a
                                           day that is not a Business Day, such
                                           Interest Payment Date will be the
                                           next succeeding Business Day, except
                                           that in the case of a LIBOR
                                           Book-Entry Note, if such Business
                                           Day is in the next succeeding
                                           calendar month, such Interest
                                           Payment Date will be the immediately
                                           preceding Business Day.

                                           Fixed Rate Book-Entry Notes.  Unless
                                           otherwise specified in the
                                           applicable Pricing Supplement,
                                           interest payments on Fixed Rate
                                           Book-Entry Notes having maturities
                                           of more than one year will be
                                           payable semi-annually on June 15 and
                                           December 15 of each year and on the
                                           Maturity Date.  Unless otherwise
                                           specified in the applicable Pricing
                                           Supplement, interest on Fixed Rate
                                           Book-Entry Notes having maturities
                                           of one year or less will be payable
                                           only at maturity.

                                           Floating Rate Notes.
                                           Unless otherwise specified in the
                                           applicable Pricing Supplement,
                                           interest payments on Floating Rate
                                           Book-Entry Notes will be made as
                                           specified in the Floating Rate
                                           Book-Entry Note.

                                           Notice of Interest Payments and
                                           Regular Record Dates.  On the first
                                           Business Day after any Regular
                                           Record Date, the Issuing and Paying
                                           Agent will deliver to DTC a written
                                           list of Regular Record Dates and
                                           Interest Payment Dates that will
                                           occur during the six-month period
                                           beginning on such first Business Day
                                           with respect to Floating Rate
                                           Book-Entry Notes.  Promptly after
                                           each Interest Determination Date for
                                           Floating Rate Book-Entry Notes, the
                                           Issuing and Paying Agent will notify
                                           Standard & Poor's Ratings Group of
                                           the interest rates determined on
                                           such Interest Determination Date.

Payments of Principal
  and Interest:                            Payments of Interest Only.  Promptly
                                           after each Regular Record Date, the
                                           Issuing and Paying Agent will
                                           deliver to the Bank and DTC a
                                           written notice specifying by CUSIP
                                           number the amount of interest to be
                                           paid on each Book- Entry Note on the
                                           following Interest Payment Date
                                           (other than an Interest Payment Date
                                           coinciding with the Maturity Date)
                                           and the total of such amounts.  DTC
                                           will confirm the amount payable on
                                           each Book-Entry Note on such
                                           Interest Payment Date by reference
                                           to the daily bond reports published
                                           by Standard & Poor's Ratings Group.
                                           On such Interest Payment Date, the
                                           Bank will pay to the Issuing and
                                           Paying Agent, and the Issuing and
                                           Paying Agent in turn will pay to
                                           DTC, an amount sufficient to pay the
                                           total amount of interest then due
                                           and owing (other than on the
                                           Maturity Date), at the times and in
                                           the manner set forth below under
                                           "Manner of Payment."

                                           Payments on the Maturity Date.
                                           On or about the first Business Day
                                           of each month, the Issuing and
                                           Paying Agent will deliver to DTC a
                                           written list of principal of,
                                           premium, if any, and interest on,
                                           each Book-Entry Note maturing on any
                                           Maturity Date, date of earlier
                                           redemption or Holder's Optional
                                           Repayment Date in the following
                                           month.  The Issuing and Paying Agent
                                           and DTC will confirm the amounts of
                                           such principal of,
                                           premium, if any, and interest on, a
                                           Book-Entry Note on or about the
                                           fifth Business Day preceding the
                                           Maturity Date of such Book-Entry
                                           Note.  On such Maturity Date, the
                                           Bank will pay to the Issuing and
                                           Paying Agent, and the Issuing and
                                           Paying Agent in turn will pay to
                                           DTC, the principal amount of such
                                           Book-Entry Note, together with
                                           interest and premium, if any, due on
                                           such Maturity Date, at the times and
                                           in the manner set forth below under
                                           "Manner of Payment." If any Maturity
                                           Date or date of earlier redemption
                                           or repayment of a Fixed Rate
                                           Book-Entry Note falls on a day which
                                           is not a Business Day, the related
                                           payment of principal of, premium, if
                                           any, or interest on, such Fixed Rate
                                           Book-Entry Note shall be made on the
                                           next succeeding Business Day with
                                           the same force and effect as if made
                                           on the date such payment were due,
                                           and no interest shall accrue on the
                                           amount so payable for the period
                                           from and after such Maturity Date or
                                           date of earlier redemption or
                                           repayment, as the case may be.
                                           Floating Rate Book-Entry Notes will
                                           mature on an Interest Payment Date.
                                           If any Interest Payment Date or date
                                           of earlier redemption or repayment
                                           with respect to any Floating Rate
                                           Book-Entry Note would otherwise be a
                                           day that is not a Business Day, such
                                           Interest Payment Date or date of
                                           earlier redemption or repayment will
                                           be the next succeeding Business Day,
                                           except that in the case of a LIBOR
                                           Note, if such Business Day is in the
                                           next succeeding calendar month, such
                                           Interest Payment Date or date of
                                           earlier redemption or repayment will
                                           be the immediately preceding
                                           Business Day.  Promptly after
                                           payment to DTC of the principal of,
                                           premium, if any, and interest due
                                           on, the Maturity Date or

                                           Interest Payment Date of all
                                           Book-Entry Notes represented by a
                                           Global Note, the Issuing and Paying
                                           Agent will cancel such Global Note
                                           and deliver such Global Note to the
                                           Bank with an appropriate debit
                                           advice.  On the first Business Day
                                           of each month, the Issuing and
                                           Paying Agent will deliver to the
                                           Bank a written statement indicating
                                           the total principal amount of
                                           outstanding Global Notes as of the
                                           close of business on the immediately
                                           preceding Business Day.

                                           Manner of Payment.  The total amount
                                           of any principal of, premium, if
                                           any, and interest on, Book-Entry
                                           Notes due on any Interest Payment
                                           Date or Maturity Date shall be paid
                                           by the Bank to the Issuing and
                                           Paying Agent in immediately
                                           available funds available for use by
                                           the Issuing and Paying Agent no
                                           later than 10:00 A.M., New York City
                                           time, on such date.  The Bank will
                                           make such payment on such Book-Entry
                                           Notes by instructing the Issuing and
                                           Paying Agent to withdraw funds from
                                           an account maintained by the Bank at
                                           the Issuing and Paying Agent.  The
                                           Bank will confirm such instructions
                                           in writing to the Issuing and Paying
                                           Agent.  Upon receipt of such funds,
                                           the Issuing and Paying Agent will
                                           pay by separate wire transfer (using
                                           message entry instructions in a form
                                           previously specified by DTC) to an
                                           account previously specified by DTC,
                                           in funds available for immediate use
                                           by DTC, each payment of principal
                                           of, premium, if any, and interest
                                           on, a Book-Entry Note on such date.
                                           Thereafter on such date, DTC will
                                           pay, in accordance with its SDFS
                                           operating procedures then in effect,
                                           such amounts in funds available for
                                           immediate use to the respective
                                           Participants in whose names
                                           Book-Entry Notes are recorded
                                           in the book-entry system maintained
                                           by DTC.  Neither the Bank nor the
                                           Issuing and Paying Agent will have
                                           any responsibility or liability for
                                           the payment by DTC of the principal
                                           of, premium, if any, or interest on,
                                           the Book-Entry Notes to such
                                           Participants.

                                           Withholding Taxes.  The amount of any
                                           taxes required under applicable law
                                           to be withheld from any interest
                                           payment on a Book-Entry Note will be
                                           determined and withheld by the
                                           Participant, indirect participant in
                                           DTC or other person responsible for
                                           forwarding payments and materials
                                           directly to the beneficial owner of
                                           such Book-Entry Note.

Settlement
  Procedures:                              Settlement Procedures with regard to
                                           Book-Entry Notes purchased by each
                                           Agent as principal or sold by each
                                           Agent, as agent of the Bank, will be
                                           as follows:

                                           A.    The Presenting Agent will
                                                 advise the Bank by telephone,
                                                 confirmed by facsimile, of the
                                                 following settlement
                                                 information:

                                                 1.  Taxpayer identification
                                                     number of the purchaser.

                                                 2.  Principal amount of such
                                                     Book-Entry Notes.

                                                 3.  (a) Fixed Rate Book-Entry
                                                         Notes:

                                                         (i)  Interest Rate;
                                                        (ii)  Interest Payment
                                                              Dates for Fixed
                                                              Rate Book- Entry
                                                              Notes; and
                                                       (iii)  Regular Record
                                                              Dates for Fixed
                                                              Rate Book-Entry
                                                              Notes with
                                                  maturities of more than one
                                                  year (if other than the June
                                                  1 or December 1 prior to each
                                                  Interest Payment Date).

                                        (b)     Floating Rate Book-Entry
                                                Notes:

                                                (i)  Initial Interest Rate;
                                               (ii)  Interest Rate Basis;
                                              (iii)  Index Maturity;
                                               (iv)  Spread and/or Spread
                                                     Multiplier, if any;
                                                (v)  Regular Record Dates (if
                                                     other than the 15th day
                                                     prior to each Interest
                                                     Payment Date);
                                               (vi)  Maximum Interest Rate,
                                                     if any;
                                              (vii)  Minimum Interest Rate, if
                                                     any;
                                             (viii)  Interest Payment Dates;
                                               (ix)  Interest Payment Period;
                                                (x)  Interest Reset Dates;
                                               (xi)  Calculation Agent;
                                              (xii)  Interest Reset Period;
                                             (xiii)  Alternate Rate Event
                                                     Spread;
                                              (xiv)  LIBOR Screen, if any;

                                        4.     Price to public, if any, of such
                                               Book-Entry Notes (if such Book-
                                               Entry Notes are not being
                                               offered "at the market").

                                        5.     Trade Date.

                                        6.     Settlement Date (Original Issue
                                               Date).

                                        7.     Maturity Date.

                                        8.     Redemption provisions, if any,
                                               including:  Initial
                                               Redemption Date, Initial
                                               Redemption Percentage and
                                               Annual Redemption Percentage
                                               Reduction.

                                               Repayment provisions, if any,
                                               including:  Holder's Optional
                                               Repayment Date(s).

                                        9.     Net proceeds to the Bank.

                                        10.    Whether such Book-Entry Notes
                                               are being sold to the
                                               Presenting Agent as principal
                                               or to an investor or other
                                               purchaser through the
                                               Presenting Agent acting as
                                               agent for the Bank.

                                        11.    The Presenting Agent's
                                               commission or discount, as
                                               applicable.

                                        12.    Whether such Book-Entry Notes
                                               are being issued with Original
                                               Issue Discount and the terms
                                               thereof.

                                        13.    Default Rate.

                                        14.    Such other information specified
                                               with respect to such Book-Entry
                                               Notes.

                                  B.    If any offer to purchase a Note
                                        is accepted by the Bank, the Bank, with
                                        the approval of the Presenting
                                        Agent, will prepare a Pricing
                                        Supplement reflecting the information
                                        set forth in Settlement Procedure A
                                        above, and will transmit the Pricing
                                        Supplement
                                        to the Presenting Agent by electronic
                                        or facsimile transmission.

                                  C.    The Bank will advise the Issuing
                                        and Paying Agent by electronic means,
                                        telephone (confirmed in writing at any
                                        time on the same date), facsimile
                                        transmission or by other acceptable
                                        means of the information set forth in
                                        Settlement Procedure A above, and the
                                        name of the Presenting Agent.  The
                                        Issuing and Paying Agent, on behalf of
                                        the Bank, will assign a CUSIP number of
                                        the appropriate series to the Global
                                        Note representing such Book-Entry Notes
                                        and will notify the Bank by facsimile
                                        transmission or other electronic
                                        transmission of such CUSIP number as
                                        soon as practicable, and as soon
                                        thereafter as practicable, the Bank
                                        will notify the Presenting Agent by
                                        telephone of such CUSIP number.  Each
                                        such instruction given by the Bank to
                                        the Issuing and Paying Agent will
                                        constitute a representation and
                                        warranty by the Bank to the Issuing and
                                        Paying Agent and the Agents that (i)
                                        the issuance and delivery of such
                                        Global Note has been duly and validly
                                        authorized by the Bank and (ii) that
                                        such Global Note, when completed,
                                        authenticated and delivered pursuant to
                                        the Issuing and Paying Agency
                                        Agreement, will constitute the valid
                                        and legally binding obligation of the
                                        Bank.

                                  D.    The Issuing and Paying Agent will
                                        communicate to DTC and the
                                        Presenting Agent through DTC's
                                        Participant Terminal System, a pending
                                        deposit message specifying the
                                        following settlement information:

                                        1.     The information set forth in
                                               Settlement Procedure A.

                                        2.     The identification numbers of
                                               the participant accounts
                                               maintained by DTC on behalf
                                               of the Issuing and Paying
                                               Agent and the Presenting
                                               Agent.

                                        3.     Identification as a Fixed Rate
                                               Book-Entry Note or Floating
                                               Rate Book-Entry Note.

                                        4.     The initial Interest Payment
                                               Date for each Global Note
                                               representing such Book-Entry
                                               Notes, the number of days by
                                               which such date succeeds the
                                               related Regular Record Date
                                               for DTC purposes and, if then
                                               calculable, the amount of
                                               interest payable on such
                                               Interest Payment Date (which
                                               amount shall have been
                                               confirmed by the Issuing and
                                               Paying Agent).

                                        5.     The CUSIP number of each Global
                                               Note representing such Book-
                                               Entry Notes.

                                        6.     Whether such Global Note
                                               represents any other Notes
                                               issued or to be issued in
                                               book-entry form.

                                  E.    The Issuing and Paying Agent will
                                        complete, authenticate and deliver
                                        to DTC by retention as custodian for
                                        DTC the Global Note representing such
                                        Book-Entry Notes in a form that has
                                        been approved by the Bank, the Issuing
                                        and Paying Agent and the Agents.

                                  F.    DTC will credit the Book-Entry
                                        Notes represented by such
                                        Global Note to the participant account
                                        of the Issuing and Paying Agent
                                        maintained by DTC except as provided in
                                        Settlement Procedure H below.

                                  G.    The Issuing and Paying Agent will
                                        enter an SDFS deliver order
                                        through DTC's Participant Terminal
                                        System instructing DTC (i) to debit
                                        such Book-Entry Notes to the Issuing
                                        and Paying Agent's participant account
                                        and credit such Book-Entry Notes to the
                                        participant account of the Presenting
                                        Agent maintained by DTC and (ii) to
                                        debit the settlement account of the
                                        Presenting Agent and credit the
                                        settlement account of the Issuing and
                                        Paying Agent maintained by DTC, in an
                                        amount equal to the price of such
                                        Book-Entry Notes less such Agent's
                                        commission.  Any entry of such deliver
                                        order shall be deemed to constitute a
                                        representation and warranty by the
                                        Issuing and Paying Agent to DTC that
                                        (i) the Global Note representing such
                                        Book-Entry Notes has been issued and
                                        authenticated and (ii) the Issuing and
                                        Paying Agent is holding such Global
                                        Note pursuant to the Certificate
                                        Agreement.

                                  H.    In the case of Book-Entry Notes
                                        sold through an Agent acting as
                                        agent, the Presenting Agent will enter
                                        an SDFS deliver order through DTC's
                                        Participant Terminal System instructing
                                        DTC (i) to debit such Book- Entry Notes
                                        to the Presenting Agent's participant
                                        account and credit such Book-Entry
                                        Notes to the participant account of the
                                        Participants maintained by DTC and (ii)
                                        to debit
                                           the settlement accounts of such
                                           Participants and credit the
                                           settlement account of the Presenting
                                           Agent maintained by DTC, in an
                                           amount equal to the initial public
                                           offering price of such Book-Entry
                                           Notes.

                                     I.    Transfers of funds in accordance
                                           with SDFS deliver orders described
                                           in Settlement Procedures G and H
                                           will be settled in accordance
                                           with SDFS operating procedures in
                                           effect on the Settlement Date.

                                     J.    The Issuing and Paying Agent will
                                           credit to an account of the Bank
                                           maintained at the Issuing and
                                           Paying Agent funds available for
                                           immediate use in the amount
                                           transferred to the Issuing and
                                           Paying Agent in accordance with
                                           Settlement Procedure G.

                                     K.    In the case of Book-Entry Notes
                                           sold through an Agent acting as
                                           agent, the Presenting Agent will
                                           confirm the purchase of such
                                           Book-Entry Notes to the purchaser
                                           either by transmitting to the
                                           Participant with respect to such
                                           Book-Entry Notes a confirmation
                                           order through DTC's Participant
                                           Terminal System or by mailing a
                                           written confirmation to such
                                           purchaser.

Settlement Procedures
  Timetable:                               For offers to purchase Book-Entry
                                           Notes accepted by the Bank,
                                           Settlement Procedures A through K
                                           set forth above shall be completed
                                           as soon as possible.  However, all
                                           information on sales settling one
                                           day or more after the Trade Date
                                           will be transmitted to DTC no later
                                           than 10:00 a.m. on the Settlement
                                           Date.

                                           If a sale is to be settled on the
                                           same Business Day as the Trade Date,
                                           Settlement Procedure A shall be
                                           completed no later than 11:00 a.m.
                                           on such Business Day, Settlement
                                           Procedure C shall be completed no
                                           later than 12:00 p.m. on such
                                           Business Day, and Settlement
                                           Procedure D shall be completed no
                                           later than 1:00 p.m. on such
                                           Business Day.

                                           If a sale is to be settled more than
                                           one Business Day after the Trade
                                           Date, Settlement Procedures A and B
                                           must be completed no later than 4:00
                                           p.m. on the Trade Date and
                                           Settlement Procedures C and D may,
                                           if necessary, be completed at any
                                           time on the first Business Day after
                                           such Trade Date.  Settlement
                                           Procedure I is subject to extension
                                           in accordance with any extension of
                                           Fedwire closing deadlines and in the
                                           other events specified in the SDFS
                                           operating procedures in effect on
                                           the Settlement Date.

                                           If settlement of a Book-Entry Note is
                                           rescheduled or cancelled, the
                                           Issuing and Paying Agent will
                                           deliver to DTC, through DTC's
                                           Participant Terminal System, a
                                           cancellation message to such effect
                                           by no later than 2:00 p.m., New York
                                           City time, on the Business Day
                                           immediately preceding the scheduled
                                           Settlement Date.

Failure to Settle:                         If the Issuing and Paying Agent
                                           fails to enter an SDFS deliver order
                                           with respect to a Book-Entry Note
                                           pursuant to Settlement Procedure G,
                                           then the Issuing and Paying Agent
                                           may deliver to DTC, through DTC's
                                           Participant Terminal System, as soon
                                           as practicable a withdrawal message
                                           instructing DTC to debit such
                                           Book-Entry Note to the participant
                                           account of the Issuing and Paying
                                           Agent
                                           maintained at DTC.  DTC will process
                                           the withdrawal message, provided
                                           that such participant account
                                           contains a principal amount of the
                                           Global Note representing such
                                           Book-Entry Note that is at least
                                           equal to the principal amount to be
                                           debited.  If withdrawal messages are
                                           processed with respect to all
                                           Book-Entry Notes represented by a
                                           Global Note, the Issuing and Paying
                                           Agent will mark such Global Note
                                           "cancelled," make appropriate
                                           entries in its records and return
                                           such Global Note to the Bank.  The
                                           CUSIP number assigned to such Global
                                           Note shall, in accordance with CUSIP
                                           Service Bureau procedures, be
                                           cancelled and not immediately
                                           reassigned.  If withdrawal messages
                                           are processed with respect to some
                                           of the Book-Entry Notes represented
                                           by a Global Note, the Issuing and
                                           Paying Agent will exchange such
                                           Global Note for two Global Notes,
                                           one of which shall represent the
                                           Book-Entry Notes for which such
                                           withdrawal messages are processed
                                           and shall be cancelled immediately
                                           after issuance, and the other of
                                           which shall represent the other
                                           Book-Entry Notes previously
                                           represented by the surrendered
                                           Global Note and shall bear the CUSIP
                                           number of the surrendered Global
                                           Note.

                                           In the case of any Book-Entry Note
                                           sold through an Agent, acting as
                                           agent, if the purchase price for any
                                           Book-Entry Note is not timely paid
                                           to the Participants with respect to
                                           such Book-Entry Note by the
                                           beneficial purchaser thereof (or a
                                           person, including an indirect
                                           participant in DTC, acting on behalf
                                           of such purchaser), such
                                           Participants and, in turn, the
                                           applicable Agent may enter SDFS
                                           deliver orders through DTC's
                                           Participant Terminal System
                                           reversing the orders entered
                                           pursuant to Settlement Procedures

                                           G and H, respectively. Thereafter,
                                           the Issuing and Paying Agent will
                                           deliver the withdrawal message and
                                           take the related actions described
                                           in the preceding paragraph.  If such
                                           failure shall have occurred for any
                                           reason other than default by the
                                           applicable Agent to perform its
                                           obligations hereunder or under the
                                           Distribution Agreement, the Bank
                                           will reimburse such Agent on an
                                           equitable basis for its loss of the
                                           use of funds during the period when
                                           the funds were credited to the
                                           account of the Bank.

                                           Notwithstanding the foregoing, upon
                                           any failure to settle with respect
                                           to a Book-Entry Note, DTC may take
                                           any actions in accordance with its
                                           SDFS operating procedures then in
                                           effect. In the event of a failure to
                                           settle with respect to a Book-Entry
                                           Note that was to have been
                                           represented by a Global Note also
                                           representing other Book-Entry Notes,
                                           the Issuing and Paying Agent will
                                           provide, in accordance with
                                           Settlement Procedure E, for the
                                           authentication and issuance of a
                                           Global Note representing such
                                           remaining Book- Entry Notes and will
                                           make appropriate entries in its
                                           records.

                          BANCO POPULAR DE PUERTO RICO


                      ISSUING AND PAYING AGENCY AGREEMENT


                 THIS AGREEMENT, dated as of September 24, 1996, between Banco Popular de Puerto Rico, a banking association chartered under the laws of the Commonwealth of Puerto Rico (the "Bank") and The Chase Manhattan Bank, as issuing and paying agent (the "Issuing and Paying Agent," which term shall also refer to any duly appointed successor thereto).

                                  WITNESSETH:

                 Section 1. Appointment of Issuing and Paying Agent. The Bank proposes to issue from time to time its Bank Notes (each, a "Bank Note" and collectively, the "Bank Notes") in such amounts as may be duly authorized by the Bank pursuant to the Distribution Agreement dated September 24, 1996 (the "Distribution Agreement"), among the Bank and the agents named therein (the "Agents").

         Each Bank Note will be issued in book-entry form and will be represented by a global certificate (each, a "Global Bank Note" and collectively, the "Global Bank Notes") registered in the name of The Depository Trust Company, as depository ("DTC", which term includes any successor thereof), or a nominee thereof (which successor shall be a clearing agency registered under the Securities Exchange Act of 1934, as amended, if so required by applicable law) (each beneficial interest in a Global Bank Note, a "Book-Entry Bank Note" and collectively, the "Book-Entry Bank Notes").

         The Bank hereby appoints the Issuing and Paying Agent to act, on the terms and conditions specified herein, as issuing and paying agent for the Global Bank Notes and as registrar, transfer agent and authenticating agent for the Global Bank Notes and to perform such other responsibilities as are described herein and in the Administrative Procedures attached as Exhibit G to the Distribution Agreement as such Administrative Procedures may be amended from time to time by agreement of the Bank and the Agents with notice of such amendments to the Issuing and Paying Agent, and the Issuing and Paying Agent hereby accepts such appointments. The aggregate principal amount of the Global Bank Notes which may be issued pursuant to this Agreement outstanding at any one time is unlimited.

         The Issuing and Paying Agent shall exercise due care in the performance of its obligations hereunder and shall perform such obligations in a manner consistent with industry standards.

                 Section 2.  Global Bank Note Forms; Terms; Execution.

                 (i) The Global Bank Notes shall be substantially (i) in the form set forth in Exhibit A-1 hereto if such Global Bank Note bears interest at a fixed rate of interest (each such Global Bank Note, a "Fixed Rate Global Bank Note" and collectively, the "Fixed Rate Global Bank Notes"), (ii) in the form of Exhibit A-2 hereto if such Global Bank Note bears interest at a floating rate of interest determined by reference to an interest rate basis specified therein (each such Global Bank Note, a "Floating Rate Global Bank Note" and collectively, the "Floating Rate Global Bank Notes"), or (iii) in such other form as the Bank may from time to time designate.

                 (ii) Each issued Bank Note shall have a maturity of 7 days to 15 years from its original date of issuance. The Bank Notes shall be issued in minimum denominations of $250,000 and in integral multiples of $1,000 in excess thereof.

                 The interest rate borne by any particular Global Bank Note may vary from the interest rates borne by any other Global Bank Notes. Any such variation shall not affect the interest rate borne by any other Global Bank Notes previously issued hereunder.

                 (iii) The Bank will from time to time deliver or cause to be delivered to the Issuing and Paying Agent a supply of blank Global Bank Notes in such quantities as the Bank shall determine, bearing consecutive control numbers. Each Global Bank Note will have been executed by the manual or facsimile signature of an Authorized Representative (as defined in Section 3 hereof) of the Bank. The Issuing and Paying Agent will acknowledge receipt of the Global Bank Notes delivered to it and will hold such blank Global Bank Notes in safekeeping in accordance with its customary practice and shall complete, authenticate and deliver such Global Bank Notes in accordance with the provisions hereof.

                 Section 3. Authorized Representatives. From time to time, the Bank will furnish the Issuing and Paying Agent with a certificate executed by an officer of the Bank certifying the incumbency and specimen signatures of those officers of the Bank authorized to execute Global Bank Notes on behalf of the Bank by manual or facsimile signature and to give instructions and notices on behalf of the Bank hereunder (the "Authorized Representatives"). Until the Issuing and Paying Agent receives a subsequent certificate, the Issuing and Paying Agent shall be entitled to rely on the last such certificate delivered to it for the purposes of determining the identities of Authorized Representatives of the Bank. Any Global Bank Note bearing the manual or facsimile signatures of persons who are Authorized Representatives of the Bank on the date such signatures are affixed shall bind the Bank after the completion, authentication and delivery thereof by the Issuing and Paying Agent, notwithstanding that such persons shall have ceased to hold office on the date such Global Bank Note is so completed, authenticated and delivered by the Issuing and Paying Agent.

                 Section 4. Issuance Instructions; Completion, Authentication and Delivery of Global Bank Notes.

                 (i) All instructions regarding the completion, authentication and delivery of Global Bank Notes shall be given by an Authorized Representative of the Bank by telephone (confirmed in writing), by facsimile transmission or by other acceptable written means by such Authorized Representative.

                 (ii) Upon receipt of the instructions described above, the Issuing and Paying Agent shall cause to be withdrawn the necessary and applicable Global Bank Notes from safekeeping and, in accordance with such instructions, shall:

                 (a)      complete each Global Bank Note;

                 (b) record each Global Bank Note in the Bank Note Register (as defined in Section 10 hereof);

                 (c) cause each Global Bank Note to be manually authenticated by any one of the signatories of the Issuing and Paying Agent duly authorized and designated by it for such purpose; and

                 (d) hold each Global Bank Note in safekeeping on behalf of the registered holder thereof;

provided that instructions regarding the completion and authentication of a Global Bank Note, whether delivered by facsimile transmission or by other written means, are received by the Issuing and Paying Agent by 11:00 A.M., New York City time, on the Business Day immediately preceding the date of settlement relating to such Global Bank Note (or 9:00 A.M., New York City time, on the date of settlement relating to such Bank Note if the trade date and the date of settlement relating to such Bank Note are the same day). As used in this Agreement, the term "Business Day" shall mean any day that is not a Saturday or Sunday and that is not a day which is a bank holiday in Puerto Rico or a day on which banking institutions in The City of New York or the city in which the Bank is headquartered are authorized or required by law, regulation or executive order to close, and with respect to LIBOR Notes (as defined in the applicable Floating Rate Global Bank Note) only, any day that is also a London Business Day. As used in this Agreement, "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

                 Section 5. Reliance on Instructions; Request for Instructions. The Issuing and Paying Agent shall incur no liability to the Bank in acting hereunder upon instructions contemplated hereby which the Issuing and Paying Agent reasonably believed in good faith to have been given by an Authorized Representative of the Bank. In the event a discrepancy exists between the instructions as originally received by the Issuing and Paying Agent and any subsequent written confirmation thereof, such original instructions will be deemed controlling; provided that the Issuing and Paying Agent gives notice to the Bank of such discrepancy promptly upon the receipt of such written confirmation.

         Any application by the Issuing and Paying Agent for written instructions from the Bank may, at the option of the Issuing and Paying Agent, set forth in writing any action proposed to be taken or omitted by the Issuing and Paying Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Issuing and Paying Agent shall not be required, however, to follow any such proposal in the absence of further written instructions from the Bank. The Issuing and Paying Agent shall not be liable for any action taken by, or omission of, the Issuing and Paying Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of the Bank actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Issuing and Paying Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

                 Section 6. The Bank's Representations and Warranties. Each instruction given to the Issuing and Paying Agent in accordance with Section 4 hereof shall constitute a representation and warranty to the Issuing and Paying Agent by the Bank that the issuance and delivery of the Global Bank Notes have been duly and validly authorized by the Bank and that the Global Bank Notes, when completed and authenticated pursuant hereto, will constitute the valid and legally binding obligations of the Bank subject to applicable bankruptcy, liquidation, insolvency, reorganization, moratorium and similar laws of general applicability relating to, or affecting, creditors' rights and to general equity principles. The Bank further warrants that it is free to enter into this Agreement and to perform the terms hereof.

                 Section 7. Payments of Interest; Interest Payment Dates; Record Dates. Interest payments on Global Bank Notes with maturities of more than one year will be made: (i) in the case of the Fixed Rate Global Bank Notes, semi-annually on June 15 and December 15 of each year (unless otherwise specified in any applicable Fixed Rate Global Bank Notes) and (ii) in the case of Floating Rate Global Bank Notes, on such dates as are specified therein (collectively, the "Interest Payment Dates") and, in each case, at maturity or upon earlier redemption or repayment if so indicated in the applicable Global Bank Note. All such interest payments (other than interest due at maturity or upon earlier redemption or repayment) will be made to the Holders (as defined in Section 10 hereof) in whose names Fixed Rate Global Bank Notes are registered at the close of business on the June 1 or December 1 (unless otherwise specified in any applicable Fixed Rate Global Bank Notes) (whether or not a Business Day) next preceding such Interest Payment Dates and in whose names Floating Rate Global Bank Notes are registered at the close of business on the fifteenth calendar day (whether or not a Business Day) prior to each such Interest Payment Date (each such June 1, December 1 and fifteenth calendar day, a "Record Date"). Notwithstanding the foregoing, if the Original Issue Date of any Global Bank Note with a maturity of more than one year occurs between a Record Date and the next succeeding Interest Payment Date, the first payment of interest on any such Global Bank Note will be made on the second Interest Payment Date succeeding the Original Issue Date (as defined in the Global Bank Notes). Interest payments will be calculated and made in the manner provided in the applicable Global Bank Note.

         If the Bank does not deposit adequate funds pursuant to Section 9 hereof with respect to the interest due on a Global Bank Note with a maturity of more than one year on an Interest Payment Date, such interest will cease to be due to the Holder of such Global Bank Note as of the close of business on the Record Date relating to such Interest Payment Date and will be paid to the Holder of such Global Bank Note as of the close of business on a special record date to be fixed by the Issuing and Paying Agent when funds for the payment of such interest have been deposited pursuant to Section 9 hereof. Notice of such special record date shall be given by the Issuing and Paying Agent, at the Bank's expense, to the registered Holder of such Global Bank Note not less than 10 calendar days prior to such special record date.

         Interest payments on Fixed Rate Global Bank Notes with maturities of one year or less will be made only upon maturity upon presentation and surrender of the applicable Fixed Rate Global Bank Note (unless otherwise specified in the applicable Fixed Rate Global Bank Note). Interest payments on Fixed Rate Global Bank Notes with maturities of one year or more will be calculated in the manner provided in the applicable Fixed Rate Global Bank Note. Interest payments on Floating Rate Global Bank Notes with maturities of one year or more will be made on the Interest Payment Dates specified in such Floating Rate Global Bank Note and, in each case, at maturity or upon earlier redemption or repayment. Interest payments on Floating Rate Global Bank Notes with maturities of one year or less will be calculated in the manner provided in the applicable Floating Rate Global Bank Note.

                 Section 8. Payment of Principal. The Issuing and Paying Agent will pay the Holder of each Global Bank Note the principal amount of each such Global Bank Note, together with accrued interest and premium, if any, at maturity or upon earlier redemption or repayment.

                 Section 9. Deposit of Funds. The total amount of any principal of, premium, if any, and interest due on Global Bank Notes on any Interest Payment Date or any maturity date or date of redemption or repayment shall be paid by the Bank to the Issuing and Paying Agent as of 10:00 A.M., New York City time, in funds available for use by the Issuing and Paying Agent on such date. The Bank will make such payment on such Global Bank Notes via Fedwire to an account specified by the Issuing and Paying Agent. Upon receipt of funds from the Bank, on such date or as soon as possible thereafter, the Issuing and Paying Agent will pay by separate wire transfer (using message entry instructions in a form previously specified by DTC) to an account previously specified by DTC, in funds available for immediate use by DTC, each payment of principal of, premium, if any, and interest due on a Global Bank Note on such date.

         The Issuing and Paying Agent shall hold such amounts paid to it by the Bank in trust for the Holders but shall, pending payment by it to the account specified above, not be under any liability for interest on monies at any time received by it pursuant to any of the terms of this Agreement or of the Global Bank Notes, nor shall the Issuing and Paying Agent be required to invest such monies.

                 Section 10. Bank Note Register; Registration, Transfer, Exchange; Persons Deemed Owners.

                 (i) The Issuing and Paying Agent shall maintain at its offices the Bank Note Register. The Issuing and Paying Agent is hereby appointed as Registrar for the purpose of registering each Global Bank Note and transfers of each Global Bank Note as herein provided. The term "Bank Note Register" shall mean the definitive record in which shall be recorded the names, addresses and taxpayer identifying numbers of the holders of the Global Bank Notes (the "Holders"), the serial and CUSIP numbers of each such Global Bank Note and the Original Issue Date thereof and details with respect to the transfer and exchange of each Global Bank Note.

                 (ii) Upon surrender for registration of transfer of any Global Bank Note at the offices of the Issuing and Paying Agent, the Bank shall execute, and the Issuing and Paying Agent shall complete, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Global Bank Notes, of any authorized denominations and having identical terms and provisions and for an equal aggregate principal amount.

                 (iii) At the option of the Holder of a Global Bank Note, such Global Bank Note may be exchanged for other Global Bank Notes of any authorized denominations of an equal aggregate principal amount and having identical terms and provisions, upon surrender of the Global Bank Notes to be exchanged at the designated offices of the Issuing and Paying Agent. Whenever any Global Bank Notes are so surrendered for exchange, the Bank shall execute, and the

Issuing and Paying Agent shall complete, authenticate and deliver, the Global Bank Notes which the Holder of the Global Bank Note making the exchange is entitled to receive. Except as provided below, owners of beneficial interests in a Global Bank Note representing Book-Entry Bank Notes will not be entitled to have such Book-Entry Bank Notes registered in their names, will not receive or be entitled to receive physical delivery of Bank Notes in certificated form and will not be considered the owners or holders thereof under this Agreement. However, if DTC notifies the Bank that it is unwilling or unable to continue as depositary or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by the Bank within 60 days, or the Bank in its sole discretion determines not to have Book-Entry Bank Notes represented by one or more Global Bank Notes, then Global Bank Notes representing Book-Entry Bank Notes may be exchanged in whole for definitive Bank Notes in registered form, of like tenor and of an equal aggregate principal amount, in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof, upon surrender of the Global Bank Notes to be exchanged at the offices of the Issuing and Paying Agent.

             (iv) Notwithstanding the foregoing, the Issuing and Paying Agent shall not register the transfer of or exchange (i) any Global Bank Note that has been called for redemption in whole or in part, except the unredeemed portion of Global Bank Notes being redeemed in part, (ii) any Global Bank Note during the period beginning at the opening of business 15 days before the mailing of a notice of such redemption and ending at the close of business on the day of such mailing, or (iii) any Global Bank Note in violation of the legend contained on the face of such Global Bank Note.

             (v) All Global Bank Notes issued upon any registration of transfer or exchange of Global Bank Notes shall be the valid obligations of the Bank, evidencing the same debt, and entitled to the same benefits as the Global Bank Notes surrendered upon such registration of transfer or exchange.

             (vi) Every Global Bank Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed, or be accompanied by a written instrument of transfer with such evidence of due authorization and guaranty of signature as may reasonably be required by the Issuing and Paying Agent, in form satisfactory to the Issuing and Paying Agent, duly executed by the Holder thereof or his attorney duly authorized in writing.

                 (vii) No service charge shall be made to a Holder of Global Bank Notes for any transfer or exchange of Global Bank Notes, but the Bank may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

                 (viii) The Bank and the Issuing and Paying Agent, and any agent of the Bank or the Issuing and Paying Agent may treat the Holder in whose name a Global Bank Note is registered as the owner of such Global Bank Note for all purposes, whether or not such Global Bank Note be overdue, and neither the Bank, the Issuing and Paying Agent nor any such agent shall be affected by notice to the contrary except as required by applicable law.

                 Section 11. Mutilated, Destroyed, Lost, or Stolen Global Bank Notes. In case any Global Bank Note shall at any time become mutilated, destroyed, lost or stolen, and such Global Bank Note or evidence of the loss, theft or destruction thereof satisfactory to the Bank and the Issuing and Paying Agent (together with indemnity hereinafter referred to and such other documents or proof as may be required by the Bank and the Issuing and Paying Agent) shall be delivered to the Issuing and Paying Agent, the Bank shall execute a new Global Bank Note, of like tenor and principal amount, having a serial number not contemporaneously outstanding, in exchange and substitution for the mutilated Global Bank Note or in lieu of the Global Bank Note destroyed, lost or stolen but, in the case of any destroyed, lost or stolen Global Bank Note, only upon receipt of evidence satisfactory to Issuing and Paying Agent and the Bank that such Global Bank Note was destroyed, stolen or lost, and, if required, upon receipt of indemnity satisfactory to each of them. The Issuing and Paying Agent shall authenticate any such substituted Global Bank Note and deliver the same upon the written request or authorization of any Authorized Representative of the Bank. Upon the issuance of any substituted Global Bank Note, the Bank and the Issuing and Paying Agent may require the payment of a sum sufficient to cover all expenses and reasonable charges connected with the preparation, authentication and delivery of a new Global Bank Note. If any Global Bank Note which has matured or has been redeemed or repaid or is about to mature or to be redeemed or repaid shall become mutilated, destroyed, lost or stolen, the Bank may, instead of issuing a substitute Global Bank Note, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated Global Bank Note) upon compliance by the Holder with the provisions of this Section.

                 Section 12. Cancellation. All Global Bank Notes surrendered for payment, registration of transfer or exchange shall, if surrendered to any person other than the Issuing and Paying Agent, be delivered to the Issuing and Paying Agent and shall be promptly cancelled by it. The Bank may at any time deliver to the Issuing and Paying Agent for cancellation any Global Bank Notes previously authenticated and delivered hereunder which the Bank may have acquired in any manner whatsoever, and all Global Bank Notes so delivered shall be promptly cancelled by the Issuing and Paying Agent. No Global Bank Note shall be authenticated in lieu of or in exchange for any Global Bank Note cancelled as provided in this Section, except as expressly permitted by this Agreement. All cancelled Global Bank Notes held by the Issuing and Paying Agent shall be returned to the Bank.

                 Section 13.  Redemption of Global Bank Notes.

                 (i) If any Global Bank Notes are to be redeemed prior to maturity, the Bank shall notify the Issuing and Paying Agent not more than 60 nor less than 45 calendar days prior to the date fixed by the Bank for such redemption (the "Redemption Date") of the Bank's election to redeem such Global Bank Notes in whole or in part in increments of $1,000 (provided that any remaining principal amount of such Global Bank Notes shall be at least $250,000).

                 (ii) Whenever less than all the Global Bank Notes at any time outstanding are to be redeemed, the terms of the Global Bank Notes to be so redeemed shall be selected by the Bank. If less than all the Global Bank Notes with identical terms at any time outstanding are to be redeemed, the Global Bank Notes to be so redeemed shall be selected by the Issuing and Paying Agent by lot or in any usual manner approved by it. The Issuing and Paying Agent shall promptly notify the Bank in writing of the Global Bank Notes selected for redemption and, in the case of Global Bank Notes selected for partial redemption, the principal amount thereof to be redeemed.

                 (iii) Unless otherwise specified in the applicable Global Bank Note, notice of redemption shall be given by the Issuing and Paying Agent, at the Bank's expense, by first-class mail, postage prepaid, mailed not more than 60 nor less than 30 calendar days prior to the Redemption Date, to each Holder of such Global Bank Note to be redeemed, at its address appearing in the Bank Note Register. All notices of redemption shall identify the Global Bank Notes to be redeemed (including CUSIP number) and shall state: (i) the Redemption Date; (ii) the redemption price, which shall be determined in accordance with the terms of the Global Bank Note (the "Redemption Price"), (iii) if less than all of the Global Bank Notes at any time outstanding are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Global Bank Notes to be redeemed; (iv) that on the Redemption Date the Redemption Price plus accrued interest, if any, to the Redemption Date will become due and payable with respect to each Global Bank Note to be redeemed and that interest thereon will cease to accrue on and after said date; and (v) the place or places where such Global Bank Notes are to be surrendered for payment.

                 (iv) Notice of redemption having been given as described above, the Global Bank Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price, and from and after such date such Global Bank Notes shall cease to bear interest. The Bank shall deposit funds with the Issuing and Paying Agent prior to the Redemption Date which are sufficient to redeem such Global Bank Notes which are scheduled to be so redeemed. Upon surrender of any such Global Bank Notes for redemption in accordance with such notice, the Issuing and Paying Agent shall pay such Global Bank Notes at the Redemption Price, together with unpaid interest accrued on such Global Bank Notes at the applicable rate borne by such Global Bank Notes to the Redemption Date.

                 (v) Any Global Bank Note which is to be redeemed only in part shall be surrendered to the Issuing and Paying Agent, and the Issuing and Paying Agent shall complete, authenticate and deliver to the Holder of such Global Bank Note, without service charge, a new Global Bank Note or Global Bank Notes, of any authorized denomination as requested by such Holder (which shall be $250,000 or an integral multiple of $1,000 in excess thereof), in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Global Bank Note so surrendered.

                 (vi) The Bank, in issuing the Global Bank Notes, may use "CUSIP" numbers (if then generally in use) and, if so, the Issuing and Paying Agent shall use "CUSIP" numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Global Bank Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Global Bank Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.

                 Section 14.  Repayment of Global Bank Notes.

                 (i) In order for any Global Bank Note to be repaid in whole or in part at the option of the Holder thereof, such Global Bank Note must be delivered by the Holder thereof, with the form entitled "Option to Elect Repayment" (set forth in such Global Bank Note) duly completed, to the Issuing and Paying Agent at its offices located at the address set forth in
Section 20 hereof, or such other place or places of which the Bank shall from time to time notify the Holders of the Global Bank Notes, not more than 60 nor less than 30 calendar days prior to any date fixed for such repayment of such Global Bank Notes (the "Optional Repayment Date").

                 (ii) Upon surrender of any Global Bank Note for repayment in accordance with the provisions set forth above, the Global Bank Note to be repaid shall, on the Optional Repayment Date, become due and payable, and the Issuing and Paying Agent shall pay such Global Bank Note on the Optional Repayment Date at a price equal to 100% of the principal amount thereof, together with accrued interest to the Optional Repayment Date.

                 (iii) If less than the entire principal amount of any Global Bank Note is to be repaid, the Holder thereof shall specify the portion thereof (which shall be in increments of $1,000) which such Holder elects to have repaid and shall surrender such Global Bank Note to the Issuing and Paying Agent, and the Issuing and Paying Agent shall complete, authenticate and deliver to the Holder of such Global Bank Note, without service charge, a new Global Bank Note or Global Bank Notes in an aggregate principal amount equal to and in exchange for the unrepaid portion of the principal of the Global Bank Note so surrendered and in such denominations as shall be specified by such Holder (which shall be $250,000 or an integral multiple of $1,000 in excess thereof).

                 Section 15.  Acceleration of Maturity.     If an Event of
Default (as defined in the applicable Global Bank Note) with respect to a Bank Note shall occur, then the Holder of the applicable Bank Note may declare the principal amount of, and accrued interest and premium, if any, on such Bank Note due and payable by written notice to the Bank. Upon such declaration and notice, such principal amount, accrued interest and premium, if any, shall become immediately due and payable. The Bank shall promptly notify, and provide copies of any such notice to, the Issuing and Paying Agent, and the Issuing and Paying Agent shall promptly mail by first-class mail, postage prepaid, copies of such notice to the Holders of the Bank Notes upon the occurrence of an Event of Default or of the curing or waiver of an Event of Default. Any Event of Default with respect to a Bank Note may be waived by the Holder thereof.

                 Section 16. Application of Funds; Return of Unclaimed Funds. Any monies paid by the Bank and held by the Issuing and Paying Agent in trust for payment of principal of, premium, if any, or interest on, any Global Bank Notes that remain unclaimed for two years following the date on which such principal, premium or interest shall have become due and payable shall be returned to the Bank by the Issuing and Paying Agent and the Issuing and Paying Agent shall inform the Bank as to the specific Global Bank Notes to which such monies related, and any Holder shall thereafter look, as an unsecured general creditor, only to the Bank for the payment thereof and all liability of the Issuing and Paying Agent with respect to such trust monies shall thereupon cease. Any funds deposited by the Bank with the Issuing and Paying Agent for the payment of principal of, premium, if any, or interest on, any Bank Note shall be held in trust on behalf of the Bank by the Issuing and Paying Agent for the payment of principal of, premium, if any, or interest on, any Bank Note until paid or returned to the Bank.

                 Section 17. Cancellation of Unissued Notes. Upon the written request of the Bank, the Issuing and Paying Agent promptly shall cancel and return to the Bank all unissued Bank Notes in its possession.

                 Section 18. Liability. Neither the Issuing and Paying Agent nor its directors, officers, employees or agents shall be liable to the Bank for any act or omission hereunder except in the case of gross negligence or willful misconduct. The duties and obligations of the Issuing and Paying Agent, its directors, officers and employees shall be determined by the express provisions of this Agreement and no implied covenants shall be read into this Agreement against any of them. Notwithstanding any other provision elsewhere contained in this Agreement, the Issuing and Paying Agent is acting solely as agent of the Bank and does not assume any obligation or relationship of trust or agency for or with any Holders. Neither the Issuing and Paying Agent nor any of its directors, officers or employees shall be required to ascertain whether any issuance or sale of Bank Notes (or any amendment or termination of this Agreement) has been duly authorized (provided that the Issuing and Paying Agent in good faith has determined that the facsimile or manual signature of the Authorized Representative or any person who has been designated by the Authorized Representative in writing to the Issuing and Paying Agent reasonably resembles the specimen signatures filed with the Issuing and Paying Agent) or is in compliance with any other agreement to which the Bank is a party (whether or not the Issuing and Paying Agent is also a party to such other agreement), and the Issuing and Paying Agent and each of its officers and employees shall be entitled to rely upon any instructions reasonably believed (in accordance with Section 3 hereof) by the Issuing and Paying Agent and its officers and employees to be given on behalf of the Bank by an Authorized Representative or by any person who has been designated by an Authorized Representative in writing to the Issuing and Paying Agent as a person authorized to give such instructions hereunder, whether or not in fact given by the Authorized Representative or such designated person.

         The Issuing and Paying Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Issuing and Paying Agent shall not be responsible for any misconduct or gross negligence on the part of any agent or attorney appointed with due care by it hereunder. The Issuing and Paying Agent may consult with counsel of its selection and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. The Issuing and Paying Agent shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.

                 Section 19. Indemnification, Risk of Funds. The Bank shall indemnify and hold harmless the Issuing and Paying Agent, its directors, officers, employees and agents from and against all actions, claims, losses, damages, liabilities, losses and expenses (including reasonable legal fees and expenses) relating to or arising out of their actions or inactions taken or omitted to be taken by the Issuing and Paying Agent in good faith in connection with its performance under this Agreement including, but not limited to, any actions taken or omitted upon instructions by the Bank (in accordance with Section 3) or the issuance, delivery, payment or non-payment of any Bank Note or interest thereon, or other receipt or other funds for the payment of the Bank Notes or interest or premium thereon; provided, however, that the Issuing and Paying Agent shall be liable for any liabilities, losses, claims, damages, costs and expenses (including reasonable legal fees and expenses) caused by the gross negligence, bad faith or willful misconduct of its directors, officers, employees or agents. This indemnity shall survive the termination of this Agreement.

         No provision of this Agreement shall require the Issuing and Paying Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

                 Section 20.  Compensation of the Issuing and Paying Agent.
The Bank agrees to pay the compensation of the Issuing and Paying Agent, at such rates as shall be mutually agreed upon in writing between the Bank and the Issuing and Paying Agent from time to time. The Bank shall reimburse upon demand the Issuing and Paying Agent for all reasonable out-of-pocket expenses (including reasonable legal fees and expenses), disbursements and advances incurred or made by the Issuing and Paying Agent with respect to the Bank in accordance with any provisions of this Agreement, except any such expense, disbursement or advance proven to be attributable to the breach of this Agreement or the gross negligence, bad faith or willful misconduct of the Issuing and Paying Agent, upon receipt of such invoices as the Bank may reasonably require. The provisions of this Section 20 shall survive the termination of this Agreement.

                 Section 21.  Notices.

                 (i) All communications by or on behalf of the Bank relating to the issuance, transfer, exchange or payment of Bank Notes or interest thereon shall be directed to the offices of the Issuing and Paying Agent located at 450 West 33rd Street, New York, New York 10001, Telecopy:
(212) 946-7682, Attention: Agency Administration, or to such other offices as the Issuing and Paying Agent shall specify in writing to the Bank. The Bank will send all Global Bank Notes to be completed and delivered by the Issuing and Paying Agent to such offices or such other offices as the Issuing and Paying Agent shall specify in writing to the Bank.

                 (ii) All other notices and communications hereunder shall be in writing and shall be addressed as follows:

                 (a)      if to the Bank:

                          Banco Popular de Puerto Rico
                          209 Munoz Rivera Avenue
                          Hato Rey, Puerto Rico  00918
                          Attention:  Richard Barrios
                          Telecopy:   (787) 754-9290

                 (b)      if to the Issuing and Paying Agent:

                          The Chase Manhattan Bank
                          450 West 33rd Street
                          New York, New York  10001
                          Attention:  Agency Administration
                          Telecopy:  (212) 946-7682

                 Section 22. Resignation or Removal of Issuing and Paying Agent and Appointment of Successor Issuing and Paying Agent; Merger, Conversion and Consolidation. The Bank agrees, for the benefit of the Holders from time to time of the Bank Notes, that there shall at all times be an Issuing and Paying Agent hereunder which shall be a bank or trust company organized and doing business under the laws of the United States or any state thereof or the Commonwealth of Puerto Rico authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $10,000,000 and subject to supervision and examination by federal, state or Commonwealth authority, until all the Global Bank Notes authenticated and delivered hereunder (A) shall have been delivered to the Issuing and Paying Agent for cancellation or (B) shall have become due and payable and funds sufficient to pay the principal of, premium, if any, and interest on, the Global Bank Notes shall have been made available for payment and either paid or returned to the Bank, whichever event occurs earlier. The foregoing capital and surplus requirements shall not be applicable if the Bank or an affiliate of the Bank is appointed as successor Issuing and Paying Agent.

                  The Issuing and Paying Agent may resign at any time as such agent upon written notice to the Bank of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall be not less than 90 calendar days after the giving of such notice by the Issuing and Paying Agent to the Bank. The Issuing and Paying Agent may be removed at any time as such agent by the filing with it of an instrument in writing signed by a duly authorized officer of the Bank and specifying such removal and the date, which shall be at least 30 calendar days following receipt of such written notice, upon which it is intended to become effective. Any such resignation or removal shall take effect on the date of the appointment by the Bank of a successor issuing and paying agent and the acceptance of such appointment by such successor issuing and paying agent that qualifies as such under the first paragraph of this Section. In the event of the resignation or removal of the Issuing and Paying Agent, if a successor issuing and paying agent has not been appointed by the Bank within 90 calendar days after the giving of notice of resignation or within 30 calendar days after receipt of notice of removal, the Issuing and Paying Agent may, at the expense of the Bank, petition any court of competent jurisdiction for appointment of a successor Issuing and Paying Agent. Upon any such resignation or removal, the Issuing and Paying Agent shall transfer to the successor Issuing and Paying Agent (or, if none shall have been appointed, to the Bank) all monies held by the Issuing and Paying Agent on behalf of the Bank in respect of any Global Bank Notes, any unissued Global Bank Notes and all books and records or copies thereof related to Global Bank Notes maintained by the Issuing and Paying Agent, including a copy of the Bank Note Register. Any resignation or removal hereunder shall not affect the Issuing and Paying Agent's rights to the payment of fees earned or charges incurred through the effective date of such resignation or removal.

                 Any corporation or bank into which the Issuing and Paying Agent hereunder may be merged or converted, or any corporation or bank with which the Issuing and Paying Agent may be consolidated, or any corporation or bank resulting from any merger, conversion or consolidation to which the Issuing and Paying Agent shall be a party, or any corporation or bank to which the Issuing and Paying Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Issuing and Paying Agent, provided that it shall be qualified under the first paragraph of this Section, shall be the successor Issuing and Paying Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

                 Section 23. Benefit of Agreement. This Agreement is solely for the benefit of the parties hereto, Holders of Bank Notes, and their successors and assigns, and nothing herein, express or implied, shall give to any other persons any benefits or any legal or equitable right, remedy or claim under or by virtue of this Agreement. No party hereto may assign any of its rights or obligations hereunder except with the prior written consent of all the parties hereto.

                 Section 24. Bank Notes Held by the Issuing and Paying Agent. The Issuing and Paying Agent, in its individual or other capacity, may become the owner or pledgee of the Bank Notes with the same rights it would have if it were not acting as an issuing and paying agent hereunder.

                 Section 25. Amendment. This Agreement shall not be amended by any party hereto except in writing executed by the duly authorized officers of all parties.

                 Section 26. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be performed in such State, without regard to conflicts of laws principles.

                 Section 27. Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, and each such counterpart, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, all as of the day and year first above written.


                                   BANCO POPULAR DE PUERTO RICO


                                   By:______________________________
                                      Name:
                                      Title:


                                   By:______________________________
                                      Name:
                                      Title:


                                   THE CHASE MANHATTAN BANK
                                            as Issuing and Paying Agent


                                   By:_______________________________
                                      Name:
                                      Title:

                                                             EXHIBIT 10.13 CONT.

                                                             EXHIBIT A-1

THIS NOTE IS AN OBLIGATION SOLELY OF BANCO POPULAR DE PUERTO RICO (THE "BANK") AND WILL NOT BE AN OBLIGATION OF, OR OTHERWISE GUARANTEED BY, ANY OTHER BANK OR BANPONCE CORPORATION. THIS NOTE DOES NOT EVIDENCE DEPOSITS OF THE BANK AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. THE OBLIGATIONS EVIDENCED BY THIS NOTE RANK PARI PASSU WITH ALL OTHER SENIOR UNSECURED INDEBTEDNESS OF THE BANK, EXCEPT DEPOSIT LIABILITIES (AS PROVIDED IN SECTION 11(D)(11) OF THE FEDERAL DEPOSIT INSURANCE ACT) AND OTHER OBLIGATIONS THAT ARE SUBJECT TO ANY PRIORITIES OR PREFERENCES. IN A LIQUIDATION OR OTHER RESOLUTION OF THE BANK, THIS NOTE WOULD BE TREATED DIFFERENTLY FROM, AND HOLDERS OF THIS NOTE COULD RECEIVE, IF ANYTHING, SIGNIFICANTLY LESS THAN HOLDERS OF, DEPOSIT LIABILITIES OF THE BANK.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (THE "DEPOSITARY") TO THE BANK OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
NOTE ISSUED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS NOTE IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

THIS NOTE IS ISSUABLE ONLY IN FULLY REGISTERED FORM IN MINIMUM DENOMINATIONS OF $250,000 AND INTEGRAL MULTIPLES OF $1,000 IN EXCESS THEREOF. EACH OWNER OF A BENEFICIAL INTEREST IN THIS NOTE MUST BE AN INSTITUTIONAL INVESTOR WHO IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IS REQUIRED TO HOLD A BENEFICIAL INTEREST IN $250,000 PRINCIPAL AMOUNT OR ANY INTEGRAL MULTIPLE OF $1,000 IN EXCESS THEREOF OF THIS NOTE AT ALL TIMES.





                                     A-1-1

No. FXR-________
CUSIP NO.: _________
                                                                      REGISTERED


                          BANCO POPULAR DE PUERTO RICO
                                GLOBAL BANK NOTE
                                  (Fixed Rate)


ORIGINAL ISSUE DATE:                        PRINCIPAL AMOUNT:

INTEREST RATE:  ______%                     MATURITY DATE:

INTEREST PAYMENT DATE(S):                   REGULAR RECORD DATES (FOR
 [ ] At Maturity only                       NOTES WITH MATURITIES OF
 [ ] May 15 and November 15                 GREATER THAN ONE YEAR)
 [ ] Other:                                 (if other than May 1 or November 1,
                                            prior to each Interest Payment Date):

INITIAL REDEMPTION                          INITIAL REDEMPTION
DATE:                                       PERCENTAGE:

ANNUAL REDEMPTION                           HOLDER'S OPTIONAL
PERCENTAGE REDUCTION:                       REPAYMENT DATE(S):

DAY COUNT CONVENTION
[  ]  30/360 FOR THE PERIOD FROM                         TO           .
[  ]  ACTUAL/360 FOR THE PERIOD FROM                     TO           .
[  ]  ACTUAL/ACTUAL FOR THE PERIOD FROM                  TO           .

ADDENDUM ATTACHED:                          ORIGINAL ISSUE DISCOUNT:
[  ]  Yes                                   [  ] Yes
[  ]  No                                    [  ] No
                                            Total Amount of OID:
DEFAULT RATE:  _____%                       Yield to Maturity:
                                            Initial Accrual Period:
OTHER PROVISIONS:




The Bank, for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of ______________________________ United States Dollars on the Maturity Date specified above (except to the extent redeemed or repaid prior to the Maturity Date) and to pay interest thereon from and including the Original Issue Date specified above or from and including the most recent interest payment date to which interest





                                     A-1-2
on this Note (or any predecessor Note) has been paid or duly provided for, semi-annually on May 15 and November 15 of each year (unless otherwise specified on the face hereof) (each, an "Interest Payment Date") and at maturity or upon earlier redemption or repayment, if applicable, commencing on the first Interest Payment Date next succeeding the Original Issue Date (or, if the Original Issue Date is between a Regular Record Date (as defined below) and the Interest Payment Date immediately following such Regular Record Date, on the second Interest Payment Date following the Original Issue Date), at the Interest Rate per annum specified above, until the principal hereof is paid or made available for payment, and (to the extent that the payment of such interest shall be legally enforceable) at the Default Rate per annum specified above on any overdue principal and premium, if any, and on any overdue installment of interest. If no Default Rate is specified above, the Default Rate shall be the Interest Rate on this Note specified above. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Note (or any predecessor Note) is registered at the close of business on the Regular Record Date, which shall be the May 1 and November 1 (whether or not a Business Day (as defined below)), as the case may be, prior to such Interest Payment Date (unless otherwise specified on the face hereof) (each, a "Regular Record Date"); provided, however, that interest payable at maturity or upon earlier redemption or repayment, if applicable, will be payable to the person to whom principal shall be payable. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the holder as of the close of business on such Regular Record Date, and may either be paid to the person in whose name this Note (or any predecessor Note) is registered at the close of business on a special record date for the payment of such defaulted interest (the "Special Record Date") to be fixed by the Bank, notice of which shall be given to the holders of Notes not less than 10 calendar days prior to such Special Record Date, or be paid at any time in any other lawful manner.

         Payment of principal of, premium, if any, and interest on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Bank will at all times appoint and maintain an issuing and paying agent (the "Issuing and Paying Agent", which term shall include any successor Issuing and Paying Agent), authorized by the Bank to pay principal of, premium, if





                                     A-1-3
any, and interest on this Note on behalf of the Bank pursuant to an issuing and paying agency agreement (the "Issuing and Paying Agency Agreement") and having an office or agency (the "Issuing and Paying Agent Office") in The City of New York or the city in which the Bank is headquartered (the "Place of Payment"), where this Note may be presented or surrendered for payment and where notices, designations or requests in respect of payments with respect to this Note may be served. The Bank has initially appointed The Chase Manhattan Bank as the Issuing and Paying Agent, with the Issuing and Paying Agent Office currently located at 450 West 33rd Street, New York, New York 10001, Attention: Agency Administration. The Bank may remove the Issuing and Paying Agent pursuant to the terms of the Issuing and Paying Agency Agreement and may appoint a successor Issuing and Paying Agent.

         Payment of principal of, premium, if any, and interest on this Note due at maturity or upon earlier redemption or repayment, if applicable, will be made in immediately available funds upon presentation and surrender of this Note to the Issuing and Paying Agent at the Issuing and Paying Agent Office; provided that this Note is presented to the Issuing and Paying Agent in time for the Issuing and Paying Agent to make such payment in accordance with its normal procedures. Payments of interest on this Note (other than at maturity or upon earlier redemption or repayment) will be made by wire transfer to such account as has been appropriately designated to the Issuing and Paying Agent by the person entitled to such payments.

         Reference herein to "this Note", "hereof", "herein" and comparable terms shall include an Addendum hereto if an Addendum is specified above.

         Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.





                                     A-1-4

         IN WITNESS WHEREOF, the Bank has caused this Note to be duly executed.


                                           By:
                                               --------------------------------
                                                    Authorized Signatory



                                           By:
                                               --------------------------------
                                                    Authorized Signatory

Dated:





ISSUING AND PAYING AGENT'S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the Issuing and Paying Agency
Agreement.


THE CHASE MANHATTAN BANK
  as Issuing and Paying Agent


By:
   ------------------------------------
          Authorized Signatory





                                     A-1-5

                                                             EXHIBIT 10.13 CONT.

                                   [Reverse]


         This Note is one of a duly authorized issue of Bank Notes due from 7 days to 15 years from date of issue of the Bank (the "Notes").

         Payments of interest hereon will include interest accrued to but excluding the relevant Interest Payment Date or Maturity Date or date of earlier redemption or repayment, as the case may be. Unless otherwise specified on the face hereof, interest on Notes with maturities of more than one year will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified on the face hereof, interest on Notes with maturities of one year or less will be computed on the basis of the actual number of days in the year divided by 360 and will be payable only at maturity to the person to whom principal shall be payable.

         Any provision contained herein with respect to the calculation of the rate of interest applicable to this Note, its Interest Payment Dates or any other matter relating hereto may be modified as specified in an Addendum relating hereto if so specified on the face hereof.

         If any Interest Payment Date, Maturity Date or date of earlier redemption or repayment of this Note falls on a day which is not a Business Day, the related payment of principal of, premium, if any, or interest on this Note shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Maturity Date or date of earlier redemption or repayment, as the case may be. "Business Day" means, unless otherwise specified on the face hereof, any day that is not a Saturday or Sunday and that in The City of New York or in the city in which the Bank is headquartered is not a bank holiday or a day on which banking institutions are required by law, regulation or executive order to close.

         This Note will not be subject to any sinking fund. If so provided on the face of this Note, this Note may be redeemed by the Bank either in whole or in part on (unless otherwise specified on the face hereof) and after the Initial Redemption Date, if any, specified on the face hereof. If no Initial Redemption Date is





                                     A-1-6
specified on the face hereof, this Note may not be redeemed prior to the Maturity Date. On and after the Initial Redemption Date, if any, this Note may be redeemed in increments of $1,000 (provided that any remaining principal amount hereof shall be at least $250,000) at the option of the Bank at the applicable Redemption Price (as defined below), together with unpaid interest accrued hereon at the applicable rate borne by this Note to the date of redemption (each such date, a "Redemption Date"), on written notice given not more than 60 nor less than 30 calendar days prior to the Redemption Date to the registered holder hereof (unless otherwise specified on the face hereof). Whenever less than all the Notes at any time outstanding are to be redeemed, the terms of the Notes to be so redeemed shall be selected by the Bank. If less than all the Notes with identical terms at any time outstanding are to be redeemed, the Notes to be so redeemed shall be selected by the Issuing and Paying Agent by lot or in any usual manner approved by it. In the event of redemption of this Note in part only, a new Note for the unredeemed portion hereof shall be issued in the name of the holder hereof upon the surrender hereof.

         The "Redemption Price" shall initially be the Initial Redemption Percentage specified on the face hereof of the principal amount of this Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date specified on the face hereof by the Annual Redemption Percentage Reduction, if any, specified on the face hereof, of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

         This Note may be subject to repayment at the option of the holder hereof in accordance with the terms hereof on any Holder's Optional Repayment Date(s), if any, specified on the face hereof. If no Holder's Optional Repayment Date is specified on the face hereof, this Note will not be repayable at the option of the holder hereof prior to maturity. On any Holder's Optional Repayment Date, this Note will be repayable in whole or in part in increments of $1,000 (provided that any remaining principal amount hereof will be at least $250,000) at the option of the holder hereof at a repayment price equal to 100% of the principal amount to be repaid, together with accrued and unpaid interest hereon payable to the date of repayment. For this Note to be repaid in whole or in part at the option of the holder hereof on a Holder's Optional Repayment Date, this Note must be delivered, with the form entitled "Option to Elect Repayment" attached hereto duly completed, to the Issuing





                                     A-1-7
and Paying Agent at its offices located at 450 West 33rd Street, New York, New York 10001, Attention: Agency Administration, or at such other address which the Bank shall from time to time notify the holders of the Notes, not more than 60 nor less than 30 calendar days prior to such Holder's Optional Repayment Date. In the event of repayment of this Note in part only, a new Note for the unrepaid portion hereof shall be issued in the name of the holder hereof upon the surrender hereof. Exercise of such repayment option by the holder hereof shall be irrevocable.

         If this Note is an Original Issue Discount Note and if an Event of Default with respect to this Note shall have occurred and be continuing, the Default Amount (as defined hereafter) of this Note may be declared due and payable in the manner and with the effect provided herein. The "Default Amount" shall be equal to the adjusted issue price as of the first day of the accrual period as determined under Final Treasury Regulation Section 1.1275-1(b) (or successor regulation) under the United States Internal Revenue Code of 1986, as amended, in which the date of acceleration occurs increased by the daily portion of the original issue discount for each day in such accrual period ending on the date of acceleration, as determined under Final Treasury Regulation Section 1.1272-1(b) (or successor regulation) under the United States Internal Revenue Code of 1986, as amended. Upon payment of (i) the principal, or premium, if any, so declared due and payable and (ii) interest on any overdue principal and overdue interest or premium, if any (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Bank's obligations in respect of the payment of principal of, premium, if any, and interest on this Note shall terminate.

         In case any Note shall at any time become mutilated, destroyed, lost or stolen, and such Note or evidence of the loss, theft or destruction thereof satisfactory to the Bank and the Issuing and Paying Agent and such other documents or proof as may be required by the Bank and the Issuing and Paying Agent shall be delivered to the Issuing and Paying Agent, the Bank shall issue a new Note, of like tenor and principal amount, having a serial number not contemporaneously outstanding, in exchange and substitution for the mutilated Note or in lieu of the Note destroyed, lost or stolen but, in the case of any destroyed, lost or stolen Note, only upon receipt of evidence satisfactory to the Bank and the Issuing and Paying Agent that such Note was destroyed, stolen or lost, and, if required, upon receipt of indemnity





                                     A-1-8
satisfactory to the Bank and the Issuing and Paying Agent. Upon the issuance of any substituted Note, the Bank and the Issuing and Paying Agent may require the payment of a sum sufficient to cover all expenses and reasonable charges connected with the preparation and delivery of a new Note. If any Note which has matured or has been redeemed or repaid or is about to mature or to be redeemed or repaid shall become mutilated, destroyed, lost or stolen, the Bank may, instead of issuing a substitute Note, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated Note) upon compliance by the holder with the provisions of this paragraph.

         No recourse shall be had for the payment of principal of, premium, if any, or interest on this Note for any claim based hereon, or otherwise in respect hereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Bank or of any successor corporation, banking association or other legal entity (collectively, "corporation"), either directly or through the Bank or any corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

         The occurrence of any of the following events shall constitute an "Event of Default" with respect to this Note: (i) default in the payment of any interest with respect to any of the Notes issued by the Bank when due, which continues for 30 calendar days; (ii) default in the payment of any principal of, or premium, if any, on any of the Notes issued by the Bank when due; (iii) the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of the Bank in an involuntary case or proceeding under any applicable United States federal or state bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order appointing a conservator, receiver, liquidator, assignee, trustee, sequestrator or any other similar official of the Bank, or of substantially all of the property of the Bank, or ordering the winding up or liquidation of the affairs of the Bank, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or (iv) the commencement by the Bank of a voluntary case or proceeding under any applicable United States federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as





                                     A-1-9
bankrupt or insolvent, or the consent by the Bank to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable United States federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding, or the filing by the Bank of a petition or answer or consent seeking reorganization or relief under any applicable United States federal or state bankruptcy, insolvency, reorganization or similar law, or the consent by the Bank to the filing of such petition or to the appointment of or taking possession by a custodian, conservator, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Bank or of substantially all of the property of the Bank, or the making by the Bank of an assignment for the benefit of creditors, or the taking of corporate action by the Bank in furtherance of any such action. If an Event of Default shall occur and be continuing, the holder of this Note may declare the principal amount of, accrued interest and premium, if any, on this Note due and payable immediately by written notice to the Bank. Upon such declaration and notice, such principal amount, accrued interest and premium, if any, shall become immediately due and payable. Any Event of Default with respect to this Note may be waived by the holder hereof.

         The Issuing and Paying Agency Agreement provides that the Bank will promptly notify, and provide copies of any such notice to, the Issuing and Paying Agent, and the Issuing and Paying Agent will promptly mail by first-class mail, postage prepaid, copies of such notice to the holders of the Notes, upon the occurrence of an Event of Default or of the curing or waiver of an Event of Default.

         Nothing contained herein shall prevent any consolidation or merger of the Bank with any other corporation or successive consolidations or mergers in which the Bank or its successor or successors shall be a party or parties, or shall prevent any sale, conveyance, transfer or lease of the property of the Bank as an entirety or substantially as an entirety to any other corporation authorized to acquire and operate the same; provided, however (and the Bank hereby covenants and agrees) that any such consolidation, merger, sale or conveyance shall be upon the condition that: (i) immediately after such consolidation, merger, sale or conveyance the corporation (whether the Bank or such other corporation) formed by or surviving any such consolidation or merger, or the corporation to which such sale or conveyance shall have been made, shall not be in default in the performance or observance of any of





                                     A-1-10
the terms, covenants and conditions of the Notes to be observed or performed by the Bank; and (ii) the corporation (if other than the Bank) formed by or surviving any such consolidation or merger, or the corporation to which such sale or conveyance shall have been made, shall be organized under the laws of the United States of America, any state thereof, the District of Columbia or the Commonwealth of Puerto Rico and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest on this Note. In case of any such consolidation, merger, sale, conveyance, transfer or lease, and upon the assumption by the successor corporation of the due and punctual performance of all of the covenants in the Notes to be performed or observed by the Bank, such successor corporation shall succeed to and be substituted for the Bank with the same effect as if it had been named in this Note as the Bank and thereafter the predecessor corporation shall be relieved of all obligations and covenants in this Note and may be liquidated and dissolved.

         Any action by the holder of this Note shall bind all future holders of this Note, and of any Note issued in exchange or substitution herefor or in place hereof, in respect of anything done or permitted by the Bank or by the Issuing and Paying Agent in pursuance of such action.

         The Issuing and Paying Agent shall maintain at its offices a register (the register maintained in such office or any other office or agency of the Issuing and Paying Agent in The City of New York herein referred to as the "Note Register") in which, subject to such reasonable regulations as it may prescribe, the Issuing and Paying Agent shall provide for the registration of the Notes and of transfers of the Notes.

         The transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Issuing and Paying Agent in the Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Bank and the Issuing and Paying Agent duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.





                                     A-1-11

         No provision of this Note shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay principal of, premium, if any, and interest on this Note in U.S. dollars at the times, places and rate herein prescribed in accordance with its terms.

         No service charge shall be made to a holder of this Note for any transfer or exchange of this Note, but the Bank may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

         Beneficial interests represented by this Note are exchangeable for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, only if (x) The Depository Trust Company, as Depositary (the "Depositary") notifies the Bank that it is unwilling or unable to continue as Depositary for this Note or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by the Bank within 60 calendar days, or (y) the Bank in its sole discretion determines not to have such beneficial interests represented by this Note. Any Note representing such beneficial interests that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof. Such definitive Notes shall be registered in the name or names of such person or persons as the Depositary shall instruct the Issuing and Paying Agent.

         Prior to due presentment of this Note for registration of transfer, the Bank, the Issuing and Paying Agent or any agent of the Bank or the Issuing and Paying Agent may treat the holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Bank, the Issuing and Paying Agent nor any such agent shall be affected by notice to the contrary except as required by applicable law.

         All notices to the Bank under this Note shall be in writing and addressed to the Bank at 209 Munoz Rivera Avenue, Suite 913, Hato Rey, Puerto Rico 00918, Attention: Richard Barrios, or to such other address of the Bank as the Bank may notify the holders of the Notes.





                                     A-1-12

         This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles and all applicable federal laws and regulations.





                                     A-1-13

                                 ABBREVIATIONS

         The following abbreviations, when used in the inscription on the face of the within Note, shall be construed as though they were written out in full according to applicable laws or regulations.

                 TEN COM - as tenants in common

                 TEN ENT - as tenants by the entireties

                 JT TEN -  as joint tenants with right of
                           survivorship and not as tenants
                           in common

                 UNIF GIFT MIN ACT -                Custodian
                                     --------------           ---------
                                        (Cust)                 (Minor)
                                     under Uniform Gifts to Minors Act

                                     __________________________________
                                                     (State)

                 Additional abbreviations may also be used
                          though not in the above list.





                                     A-1-14

                                   ASSIGNMENT


                 FOR VALUE RECEIVED, the undersigned hereby

sell(s), assign(s) and transfer(s) unto ________________________

________________________________________________________________

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

                         ____________________________

_________________________________________________________________

_________________________________________________________________
                 (Please print or typewrite name and address,
                   including postal zip code, of assignee)


the within Note and all rights thereunder, and hereby

irrevocably constitutes and appoints
                                    _____________________________

_________________________________________________________________

_________________________________________________________________

to transfer said Note on the books of the Issuing and Paying

Agent, with full power of substitution in the premises.


Dated: __________________           _________________________________
                                    NOTICE:  The signature to this
                                    assignment must correspond with
                                    the name as written upon the face
                                    of the within Note in every
                                    particular, without alteration or
                                    enlargement or any change
                                    whatsoever.








________________________________
     Signature Guarantee





                                     A-1-15

                           OPTION TO ELECT REPAYMENT


         The undersigned hereby irrevocably request(s) and instruct(s) the Bank to repay this Note (or portion hereof specified below) pursuant to its terms at a price equal to 100% of the principal amount hereof to be repaid, together with accrued and unpaid interest hereon, payable to the date of repayment, to the undersigned, at ___________________________________________________________.
                 (Please print or typewrite name and address of the undersigned)

         For this Note to be repaid, the undersigned must give notice to the Issuing and Paying Agent at its offices located at 450 West 33rd Street, New York, New York 10001, Attention: Agency Administration, or at such other place or places of which the Bank shall from time to time notify the holders of the Notes, not more than 60 nor less than 30 calendar days prior to the date of repayment, with this "Option to Elect Repayment" form duly completed.

         If less than the entire principal amount of this Note is to be repaid, specify the portion hereof (which shall be increments of $1,000) which the holder elects to have repaid and specify the denomination or denominations (which shall be $250,000 or an integral multiple of $1,000 in excess thereof) of the Notes to be issued to the holder for the portion of this Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid):


$______________________________   ______________________________
                                  NOTICE:  The signature on this
Dated: ________________________   "Option to Elect Repayment" form
                                  must correspond with the name as
                                  written upon the face of the
                                  within Note in every particular,
                                  without alteration or enlargement
                                  or any change whatsoever.






________________________________
     Signature Guarantee




                                     A-1-16

                                                           EXHIBIT 10.13 CONT.

                                                                   EXHIBIT A-2

THIS NOTE IS AN OBLIGATION SOLELY OF BANCO POPULAR DE PUERTO RICO (THE "BANK") AND WILL NOT BE AN OBLIGATION OF, OR OTHERWISE GUARANTEED BY, ANY OTHER BANK OR BANPONCE CORPORATION. THIS NOTE DOES NOT EVIDENCE DEPOSITS OF THE BANK AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. THE OBLIGATIONS EVIDENCED BY THIS NOTE RANK PARI PASSU WITH ALL OTHER SENIOR UNSECURED INDEBTEDNESS OF THE BANK, EXCEPT DEPOSIT LIABILITIES (AS PROVIDED IN SECTION 11(D)(11) OF THE FEDERAL DEPOSIT INSURANCE ACT) AND OTHER OBLIGATIONS THAT ARE SUBJECT TO ANY PRIORITIES OR PREFERENCES. IN A LIQUIDATION OR OTHER RESOLUTION OF THE BANK, THIS NOTE WOULD BE TREATED DIFFERENTLY FROM, AND HOLDERS OF THIS NOTE COULD RECEIVE, IF ANYTHING, SIGNIFICANTLY LESS THAN HOLDERS OF, DEPOSIT LIABILITIES OF THE BANK.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (THE "DEPOSITARY") TO THE BANK OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
NOTE ISSUED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS NOTE IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

THIS NOTE IS ISSUABLE ONLY IN FULLY REGISTERED FORM IN MINIMUM DENOMINATIONS OF $250,000 AND INTEGRAL MULTIPLES OF $1,000 IN EXCESS THEREOF. EACH OWNER OF A BENEFICIAL INTEREST IN THIS NOTE MUST BE AN INSTITUTIONAL INVESTOR WHO IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IS REQUIRED TO HOLD A BENEFICIAL INTEREST IN $250,000 PRINCIPAL AMOUNT OR ANY INTEGRAL MULTIPLE OF $1,000 IN EXCESS THEREOF OF THIS NOTE AT ALL TIMES.





                                     A-2-1

No. FLR-__________
CUSIP NO.:____________                                   REGISTERED

                         BANCO POPULAR DE PUERTO RICO
                               GLOBAL BANK NOTE
                               (Floating Rate)

ORIGINAL ISSUE DATE:                       PRINCIPAL AMOUNT:

INITIAL INTEREST RATE:  _____%             MATURITY DATE:

INTEREST RATE BASIS OR BASES:              INDEX MATURITY:

IF LIBOR:                                  REGULAR RECORD
         [ ]     Libor Telerate            DATES (if other than the 15th day
         [ ]     Libor Reuters              prior to each Interest Payment Date):

INDEX CURRENCY:

                                           MINIMUM INTEREST RATE:
SPREAD (PLUS OR MINUS)
AND/OR SPREAD MULTIPLIER:                  INTEREST PAYMENT PERIOD:

MAXIMUM INTEREST RATE:                     INTEREST RESET PERIOD:

INTEREST PAYMENT DATES:                    CALCULATION AGENT:

INITIAL INTEREST RESET DATES:              ANNUAL REDEMPTION
                                           PERCENTAGE REDUCTION:
INTEREST RESET DATES:
                                           HOLDER'S OPTIONAL
                                           REPAYMENT DATE(S):
INITIAL REDEMPTION DATE:
                                           DAY COUNT CONVENTION
                                                    [ ] 30/360 for the period
INITIAL REDEMPTION PERCENTAGE:                          from        to           .

                                           [ ] Actual/360 for the period
                                               from         to          .
INTEREST CALCULATION:
[ ] Regular Floating Rate Note             [ ] Actual/Actual for the period
[ ] Floating Rate/Fixed Rate                   from              to          .
    Fixed Rate Commencement Date:
    Fixed Interest Rate:                   ORIGINAL ISSUE DISCOUNT
[ ] Inverse Floating Rate Note             [ ] Yes
    Fixed Interest Rate:                   [ ] No




                                    A-2-2

ADDENDUM ATTACHED:                                 Total Amount of OID:
[ ] Yes                                            Yield to Maturity:
[ ] No                                             Initial Accrual Period:

OTHER PROVISIONS:                                  DEFAULT RATE: _____%





                                     A-2-3

The Bank, for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of ______________________________________
United States Dollars on the Maturity Date specified above (except to the extent redeemed or repaid prior to the Maturity Date) and to pay interest thereon from and including the Original Issue Date specified above or from and including the most recent interest payment date to which interest on this Note (or any predecessor Note) has been paid or duly provided for, on the Interest Payment Dates specified above (each, an "Interest Payment Date") and at maturity or upon earlier redemption or repayment, if applicable, commencing on the first Interest Payment Date next succeeding the Original Issue Date (or, if the Original Issue Date is between a Regular Record Date (as defined below) and the Interest Payment Date immediately following such Regular Record Date, on the second Interest Payment Date following the Original Issue Date), at a rate per annum equal to the Initial Interest Rate specified above until the Initial Interest Reset Date specified above and thereafter at a rate per annum determined in accordance with the provisions hereof and any Addendum relating hereto depending upon the Interest Rate Basis or Bases, if any, and such other terms specified above, until the principal hereof is paid or made available for payment, and (to the extent that the payment of such interest shall be legally enforceable) at the Default Rate per annum specified above on any overdue principal and premium, if any, and on any overdue installment of interest. If no Default Rate is specified above, the Default Rate shall be the Interest Rate on this Note specified above. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Note (or any predecessor Note) is registered at the close of business on the Regular Record Date, which shall be the 15th calendar day (whether or not a Business Day (as defined below)) prior to such Interest Payment Date (unless otherwise specified on the face hereof) (each, a "Regular Record Date"); provided, however, that interest payable at maturity or upon earlier redemption or repayment, if applicable, will be payable to the person to whom principal shall be payable. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the holder as of the close of business on such Regular Record Date and may either be paid to the person in whose name this Note (or any predecessor Note) is registered at the close of business on a special record date for





                                     A-2-4
the payment of such defaulted interest (the "Special Record Date") to be fixed by the Bank, notice of which shall be given to the holders of Notes not less than 10 calendar days prior to such Special Record Date, or be paid at any time in any other lawful manner.

         Payment of principal of, premium, if any, and interest on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Bank will at all times appoint and maintain an issuing and paying agent (the "Issuing and Paying Agent", which term shall include any successor Issuing and Paying Agent), authorized by the Bank to pay principal of, premium, if any, and interest on this Note on behalf of the Bank pursuant to an issuing and paying agency agreement (the "Issuing and Paying Agency Agreement") and having an office or agency (the "Issuing and Paying Agent Office") in The City of New York or the city in which the Bank is headquartered (the "Place of Payment"), where this Note may be presented or surrendered for payment and where notices, designations or requests in respect of payments with respect to this Note may be served. The Bank has initially appointed The Chase Manhattan Bank as the Issuing and Paying Agent, with the Issuing and Paying Agent Office currently located at 450 West 33rd Street, New York, New York 10001, Attention: Agency Administration. The Bank may remove the Issuing and Paying Agent pursuant to the terms of the Issuing and Paying Agency Agreement and may appoint a successor Issuing and Paying Agent.

         Payment of principal of, premium, if any, and interest on this Note due at maturity or upon earlier redemption or repayment, if applicable, will be made in immediately available funds upon presentation and surrender of this Note to the Issuing and Paying Agent at the Issuing and Paying Agent Office; provided that this Note is presented to the Issuing and Paying Agent in time for the Issuing and Paying Agent to make such payment in accordance with its normal procedures. Payments of interest on this Note (other than at maturity or upon earlier redemption or repayment) will be made by wire transfer to such account as has been appropriately designated to the Issuing and Paying Agent by the person entitled to such payments.





                                     A-2-5

         Reference herein to "this Note", "hereof", "herein" and comparable terms shall include an Addendum hereto if an Addendum is specified above.

         Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.





                                     A-2-6

         IN WITNESS WHEREOF, the Bank has caused this Note to be duly executed.




                                           By:
                                               --------------------------------
                                                    Authorized Signatory



                                           By:
                                               --------------------------------
                                                    Authorized Signatory


Dated:





ISSUING AND PAYING AGENT'S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the Issuing and Paying Agency
Agreement.


THE CHASE MANHATTAN BANK
  as Issuing and Paying Agent


By:  ___________________________________
            Authorized Signatory





                                     A-2-7

                                   [Reverse]


         This Note is one of a duly authorized issue of Bank Notes due from 30 days to 15 years from date of issue of the Bank (the "Notes").

         If any Interest Payment Date (other than an Interest Payment Date at the Maturity Date or date of earlier redemption or repayment of this Note) would otherwise fall on a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding day that is a Business Day, except that if an Interest Rate Basis is LIBOR, as indicated on the face hereof, and such next Business Day falls in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day. Except as provided above, interest payments will be made on the Interest Payment Dates shown on the face hereof. If the Maturity Date or date of earlier redemption or repayment of this Note falls on a day which is not a Business Day, the related payment of principal of, premium, if any, or interest on this Note will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Maturity Date or date of earlier redemption or repayment, as the case may be.

         This Note will not be subject to any sinking fund. If so provided on the face of this Note, this Note may be redeemed by the Bank either in whole or in part on (unless otherwise specified on the face hereof) and after the Initial Redemption Date, if any, specified on the face hereof. If no Initial Redemption Date is specified on the face hereof, this Note may not be redeemed prior to the Maturity Date. On and after the Initial Redemption Date, if any, this Note may be redeemed in increments of $1,000 (provided that any remaining principal amount hereof shall be at least $250,000) at the option of the Bank at the applicable Redemption Price (as defined below), together with unpaid interest accrued hereon at the applicable rate borne by this Note to the date of redemption (each such date, a "Redemption Date"), on written notice given not more than 60 nor less than 30 calendar days prior to the Redemption Date to the registered holder hereof (unless otherwise





                                     A-2-8
specified on the face hereof). Whenever less than all the Notes at any time outstanding are to be redeemed, the terms of the Notes to be so redeemed shall be selected by the Bank. If less than all the Notes with identical terms at any time outstanding are to be redeemed, the Notes to be so redeemed shall be selected by the Issuing and Paying Agent by lot or in any usual manner approved by it. In the event of redemption of this Note in part only, a new Note for the unredeemed portion hereof shall be issued in the name of the holder hereof upon the surrender hereof.

         The "Redemption Price" shall initially be the Initial Redemption Percentage specified on the face hereof of the principal amount of this Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date specified on the face hereof by the Annual Redemption Percentage Reduction, if any, specified on the face hereof, of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

         This Note may be subject to repayment at the option of the holder hereof in accordance with the terms hereof on any Holder's Optional Repayment Date(s), if any, specified on the face hereof. If no Holder's Optional Repayment Date is specified on the face hereof, this Note will not be repayable at the option of the holder hereof prior to maturity. On any Holder's Optional Repayment Date, this Note will be repayable in whole or in part in increments of $1,000 (provided that any remaining principal amount hereof will be at least $250,000) at the option of the holder hereof at a repayment price equal to 100% of the principal amount to be repaid, together with accrued and unpaid interest hereon payable to the date of repayment. For this Note to be repaid in whole or in part at the option of the holder hereof on a Holder's Optional Repayment Date, this Note must be delivered, with the form entitled "Option to Elect Repayment" attached hereto duly completed, to the Issuing and Paying Agent at its offices located at 450 West 33rd Street, New York, New York 10001,
Attention: Agency Administration, or at such other address which the Bank shall from time to time notify the holders of the Notes, not more than 60 nor less than 30 calendar days prior to such Holder's Optional Repayment Date. In the event of repayment of this Note in part only, a new Note for the unrepaid portion hereof shall be issued in the name of the





                                     A-2-9
holder hereof upon the surrender hereof. Exercise of such repayment option by the holder hereof shall be irrevocable.

         The interest rate borne by this Note shall be determined as follows:

1. If this Note is designated as a Regular Floating Rate Note on the face hereof or if no designation is made for Interest Calculation on the face hereof, then, except as described below or in an Addendum hereto, this Note shall bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases shown on the face hereof (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any, specified and applied in the manner described on the face hereof. Commencing on the Initial Interest Reset Date, the rate at which interest on this Note is payable shall be reset as of each Interest Reset Date specified on the face hereof; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

                 2. If this Note is designated as a Floating Rate/Fixed Rate Note on the face hereof, then, except as described below or in an Addendum hereto, this Note shall bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases shown on the face hereof (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any, specified and applied in the manner described on the face hereof. Commencing on the Initial Interest Reset Date, the rate at which interest on this Note is payable shall be reset as of each Interest Reset Date specified on the face hereof; provided, however, that (i) the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date shall be the Initial Interest Rate; and (ii) the interest rate in effect commencing on, and including, the Fixed Rate Commencement Date to the Maturity Date or date of earlier redemption or repayment shall be the Fixed Interest Rate, if such a rate is specified on the face hereof, or if no such Fixed Interest Rate is so specified, the interest rate in effect hereon on





                                     A-2-10
         the Business Day immediately preceding the Fixed Rate Commencement
         Date.

                 3. If this Note is designated as an Inverse Floating Rate Note on the face hereof, then, except as described below or in an Addendum hereto, this Note shall bear interest equal to the Fixed Interest Rate indicated on the face hereof minus the rate determined by reference to the applicable Interest Rate Basis or Bases shown on the face hereof (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any, specified and applied in the manner described on the face hereof; provided, however, that, unless otherwise specified on the face hereof, the interest rate hereon will not be less than zero percent. Commencing on the Initial Interest Reset Date, the rate at which interest on this Note is payable shall be reset as of each Interest Reset Date specified on the face hereof; provided, however, that the interest rate in effect for the period from the Original Issue
         Date to the Initial Interest Reset Date shall be the Initial Interest Rate.

         Notwithstanding the foregoing, if this Note is designated on the face hereof as having an Addendum attached, this Note shall bear interest in accordance with the terms described in such Addendum.

         Except as provided above, the interest rate in effect on each day shall be (a) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the next preceding Interest Reset Date. Each Interest Rate Basis shall be the rate determined in accordance with the applicable provision below. If any Interest Reset Date (which term includes the term Initial Interest Reset Date unless the context otherwise requires) would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that if an Interest Rate Basis specified on the face hereof is LIBOR and such next Business Day falls in the next succeeding calendar month, such





                                     A-2-11

Interest Reset Date shall be the immediately preceding Business Day.

         Unless otherwise specified on the face hereof, interest payable on this Note on any Interest Payment Date shall be the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the Original Issue Date specified on the face hereof, if no interest has been paid), to but excluding the related Interest Payment Date or Maturity Date or date of earlier redemption or repayment, as the case may be.

         Unless otherwise specified on the face hereof, accrued interest hereon shall be an amount calculated by multiplying the face amount hereof by an accrued interest factor. Such accrued interest factor shall be computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified on the face hereof, the interest factor for each such day shall be computed and paid on the basis of a 360-day year of twelve 30-day months if the Day Count Convention specified on the face hereof is "30/360" for the period specified thereunder, or by dividing the interest rate applicable to such day by 360 if the Day Count Convention specified on the face hereof is "Actual/360" for the period specified thereunder or by the actual number of days in the year if the Day Count Convention specified on the face hereof is "Actual/Actual" for the period specified thereunder. If interest on this Note is to be calculated with reference to two or more Interest Rate Bases as specified on the face hereof, the interest factor will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied.

         Unless otherwise specified on the face hereof, the "Interest Determination Date" with respect to the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day preceding each Interest Reset Date; the "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding each Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as defined below); the "Interest Determination Date" with respect to LIBOR shall be the second London Business Day (as defined below)





                                     A-2-12
preceding each Interest Reset Date; the "Interest Determination Date" with respect to the Treasury Rate will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date shall be such preceding Friday; and provided, further, that if an auction shall fall on any Interest Reset Date, then the Interest Reset Date shall instead be the first Business Day following such auction. If the interest rate of this Note is determined with reference to two or more Interest Rate Bases as specified on the face hereof, the Interest Determination Date pertaining to this Note will be the latest Business Day which is at least two Business Days prior to such Interest Reset Date on which each Interest Rate Basis is determinable. Each Interest Rate Basis shall be determined on such date, and the applicable interest rate shall take effect on the Interest Reset Date.

         Unless otherwise specified on the face hereof, the "Calculation Date" pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day and (ii) the Business Day immediately preceding the applicable Interest Payment Date or Maturity Date or date of earlier redemption or repayment, as the case may be. All calculations on this Note shall be made by the Calculation Agent specified on the face hereof or such successor thereto as is duly appointed by the Bank.

         All percentages resulting from any calculation on this Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or 0.09876545) would be rounded to 9.87655% (or 0.0987655) and
9.876544% (or 0.09876544) would be rounded to 9.87654% (or 0.0987654)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).





                                     A-2-13

         As used herein, "Business Day" means, unless otherwise specified on the face hereof, any day that is not a Saturday or Sunday and that in The City of New York or in the city in which the Bank is headquartered is not a bank holiday or a day on which banking institutions are required by law, regulation or executive order to close and, if an Interest Rate Basis shown on the face hereof is LIBOR, is also a London Business Day.

         As used herein, unless otherwise specified on the face hereof, "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

         Determination of Commercial Paper Rate. If an Interest Rate Basis for this Note is the Commercial Paper Rate, as indicated on the face hereof, the Commercial Paper Rate shall be determined as of the applicable Interest Determination Date (a "Commercial Paper Rate Interest Determination Date"), as the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified on the face hereof as published by the Board of Governors of the Federal Reserve System in the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "Commercial Paper". In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate shall be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper having the Index Maturity shown on the face hereof as published in the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication published by the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three





                                     A-2-14
leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the Index Maturity specified on the face hereof placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized securities rating agency; provided, however, that if any of the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date shall be the rate in effect on such Commercial Paper Rate Interest Determination Date.

         "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                          Money Market Yield =
                                                D x 360    x 100
                                              ------------
                                               360-(D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

         Determination of Eleventh District Cost of Funds Rate. If an Interest Rate Basis for this Note is the Eleventh District Cost of Funds Rate, as indicated on the face hereof, the Eleventh District Cost of Funds Rate shall be determined as of the applicable Interest Determination Date (an "Eleventh District Cost of Funds Rate Interest Determination Date"), as the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on any related Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding the date of such announcement. If the FHLB





                                     A-2-15
of San Francisco fails to announce such rate for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date shall be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

         "Telerate Page 7058" means the display designated as page "7058" on the Dow Jones Telerate Service (or such other page as may replace the 7058 page on that service for the purpose of displaying the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District).

         Determination of Federal Funds Rate. If an Interest Rate Basis for this Note is the Federal Funds Rate, as indicated on the face hereof, the Federal Funds Rate shall be determined as of the applicable Interest Determination Date (a "Federal Funds Rate Interest Determination Date"), as the rate on such date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date, as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not published in either H.15(519) or Composite Quotations, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date by three leading brokers of federal funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if any of the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date shall be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

         Determination of LIBOR. If an Interest Rate Basis for this Note is LIBOR, as indicated on the face hereof, LIBOR shall be





                                     A-2-16
determined by the Calculation Agent as of the applicable Interest Determination Date (a "LIBOR Interest Determination Date") in accordance with the following provisions:

                 (a) With respect to any LIBOR Interest Determination Date, LIBOR will be, as specified on the face hereof, either: (i) the rate for deposits in U.S. dollars having the Index Maturity designated on the face hereof, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that LIBOR Interest Determination Date ("LIBOR Telerate") or (ii) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity designated on the face hereof, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). If neither LIBOR Telerate nor LIBOR Reuters is specified on the face hereof, LIBOR will be determined as if LIBOR Telerate had been specified. If no rate appears on the Telerate Page 3750, or if fewer than two offered rates appear on the Reuters Screen LIBO Page, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (b) below.

                 (b) With respect to a LIBOR Interest Determination Date on which no rate appears on Telerate Page 3750, as specified in (a)(i) above, or on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as specified in (a)(ii) above, as applicable, LIBOR will be determined on the





                                     A-2-17
         basis of the rates at which deposits in U.S. dollars having the Index Maturity designated on the face hereof, are offered at approximately 11:00 A.M., London time, on that LIBOR Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent ("Reference Banks") to prime banks in the London interbank market commencing on the second London Business Day immediately following that LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on that LIBOR Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks having the Index Maturity designated on the face hereof, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such LIBOR Interest Determination Date will be the rate of LIBOR in effect on such date.

         Determination of Prime Rate. If an Interest Rate Basis for this Note is the Prime Rate, as indicated on the face hereof, the Prime Rate shall be determined as of the applicable Interest Determination Date (a "Prime Rate Interest Determination Date") as the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan". If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the





                                     A-2-18

Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than four major money center banks provide such quotations, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of four prime rates, quoted on the basis of the actual number of days in the year divided by a 360-day year, as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided quotations and as many substitute banks or trust companies as is necessary in order to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any state thereof, each having total equity capital of at least U.S. $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date shall be the Prime Rate in effect on such Prime Rate Interest Determination Date.

         "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

         Determination of Treasury Rate.  If an Interest Rate Basis for this
Note is the Treasury Rate, as specified on the face hereof, the Treasury Rate shall be determined as of the applicable Interest Determination Date (a "Treasury Rate Interest Determination Date") as the rate applicable to the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified on the face hereof, as such rate is





                                     A-2-19
published in H.15(519) under the heading "Treasury Bills -- auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity specified on the face hereof are not reported as provided by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified on the face hereof; provided, however, that if any of the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date shall be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

         Any provision contained herein, including the determination of an Interest Rate Basis, the specification of an Interest Rate Basis, calculation of the interest rate applicable to this Note, its Interest Payment Dates or any other matter relating hereto may be modified as specified in an Addendum relating hereto if so specified on the face hereof.

         Notwithstanding the foregoing, the interest rate hereon shall not be greater than the Maximum Interest Rate, if any, or less than the Minimum Interest Rate, if any, specified on the face hereof. In addition to any Maximum Interest Rate applicable hereto pursuant to the above provisions, the interest rate on this Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. The Calculation Agent shall calculate the interest rate hereon in accordance with the foregoing on or before





                                     A-2-20
each Calculation Date. Unless otherwise specified on the face hereof, The Chase Manhattan Bank will be the Calculation Agent.

         At the request of the Holder hereof, the Calculation Agent shall provide to the Holder hereof the interest rate hereon then in effect and, if determined, the interest rate which shall become effective as of the next Interest Reset Date.

         If this Note is an Original Issue Discount Note and if an Event of Default with respect to this Note shall have occurred and be continuing, the Default Amount (as defined hereafter) of this Note may be declared due and payable in the manner and with the effect provided herein. The "Default Amount" shall be equal to the adjusted issue price as of the first day of the accrual period as determined under Final Treasury Regulation Section 1.1275-1(b) (or successor regulation) under the United States Internal Revenue Code of 1986, as amended, in which the date of acceleration occurs increased by the daily portion of the original issue discount for each day in such accrual period ending on the date of acceleration, as determined under Final Treasury Regulation Section 1.1272-1(b) (or successor regulation) under the United States Internal Revenue Code of 1986, as amended. Upon payment of (i) the principal, or premium, if any, so declared due and payable and (ii) interest on any overdue principal and overdue interest or premium, if any (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Bank's obligations in respect of the payment of principal of, premium, if any, and interest on this Note shall terminate.

         In case any Note shall at any time become mutilated, destroyed, lost or stolen, and such Note or evidence of the loss, theft or destruction thereof satisfactory to the Bank and the Issuing and Paying Agent and such other documents or proof as may be required by the Bank and the Issuing and Paying Agent shall be delivered to the Issuing and Paying Agent, the Bank shall issue a new Note, of like tenor and principal amount, having a serial number not contemporaneously outstanding, in exchange and substitution for the mutilated Note or in lieu of the Note destroyed, lost or stolen but, in the case of any destroyed, lost or stolen Note, only upon receipt of evidence satisfactory to the Bank and the Issuing and Paying Agent that such Note was destroyed, stolen or lost, and, if required, upon receipt of indemnity





                                     A-2-21
satisfactory to the Bank and the Issuing and Paying Agent. Upon the issuance of any substituted Note, the Bank and the Issuing and Paying Agent may require the payment of a sum sufficient to cover all expenses and reasonable charges connected with the preparation and delivery of a new Note. If any Note which has matured or has been redeemed or repaid or is about to mature or to be redeemed or repaid shall become mutilated, destroyed, lost or stolen, the Bank may, instead of issuing a substitute Note, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated Note) upon compliance by the holder with the provisions of this paragraph.

         No recourse shall be had for the payment of principal of, premium, if any, or interest on this Note for any claim based hereon, or otherwise in respect hereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Bank or of any successor corporation, banking association or other legal entity (collectively, "corporation"), either directly or through the Bank or any corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

         The occurrence of any of the following events shall constitute an "Event of Default" with respect to this Note: (i) default in the payment of any interest with respect to any of the Notes issued by the Bank when due, which continues for 30 calendar days; (ii) default in the payment of any principal of, or premium, if any, on any of the Notes issued by the Bank when due; (iii) the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of the Bank in an involuntary case or proceeding under any applicable United States federal or state bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order appointing a conservator, receiver, liquidator, assignee, trustee, sequestrator or any other similar official of the Bank, or of substantially all of the property of the Bank, or ordering the winding up or liquidation of the affairs of the Bank, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or (iv) the commencement by the Bank of a voluntary case or proceeding under any applicable United States





                                     A-2-22
federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by the Bank to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable United States federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding, or the filing by the Bank of a petition or answer or consent seeking reorganization or relief under any applicable United States federal or state bankruptcy, insolvency, reorganization or similar law, or the consent by the Bank to the filing of such petition or to the appointment of or taking possession by a custodian, conservator, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Bank or of substantially all of the property of the Bank, or the making by the Bank of an assignment for the benefit of creditors, or the taking of corporate action by the Bank in furtherance of any such action. If an Event of Default shall occur and be continuing, the holder of this Note may declare the principal amount of, accrued interest and premium, if any, on this Note due and payable immediately by written notice to the Bank. Upon such declaration and notice, such principal amount, accrued interest and premium, if any, shall become immediately due and payable. Any Event of Default with respect to this Note may be waived by the holder hereof.

         The Issuing and Paying Agency Agreement provides that the Bank will promptly notify, and provide copies of any such notice to, the Issuing and Paying Agent, and the Issuing and Paying Agent will promptly mail by first-class mail, postage prepaid, copies of such notice to the holders of the Notes, upon the occurrence of an Event of Default or of the curing or waiver of an Event of Default.

         Nothing contained herein shall prevent any consolidation or merger of the Bank with any other corporation or successive consolidations or mergers in which the Bank or its successor or successors shall be a party or parties, or shall prevent any sale, conveyance, transfer or lease of the property of the Bank as an entirety or substantially as an entirety to any other corporation authorized to acquire and operate the same; provided, however (and the Bank hereby covenants and agrees) that any such consolidation, merger, sale or conveyance shall be upon the condition that: (i) immediately after such consolidation, merger, sale or conveyance





                                     A-2-23
the corporation (whether the Bank or such other corporation) formed by or surviving any such consolidation or merger, or the corporation to which such sale or conveyance shall have been made, shall not be in default in the performance or observance of any of the terms, covenants and conditions of the Notes to be observed or performed by the Bank; and (ii) the corporation (if other than the Bank) formed by or surviving any such consolidation or merger, or the corporation to which such sale or conveyance shall have been made, shall be organized under the laws of the United States of America, any state thereof, the District of Columbia or the Commonwealth of Puerto Rico and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest on this Note. In case of any such consolidation, merger, sale, conveyance, transfer or lease, and upon the assumption by the successor corporation of the due and punctual performance of all of the covenants in the Notes to be performed or observed by the Bank, such successor corporation shall succeed to and be substituted for the Bank with the same effect as if it had been named in this Note as the Bank and thereafter the predecessor corporation shall be relieved of all obligations and covenants in this Note and may be liquidated and dissolved.

         Any action by the holder of this Note shall bind all future holders of this Note, and of any Note issued in exchange or substitution herefor or in place hereof, in respect of anything done or permitted by the Bank or by the Issuing and Paying Agent in pursuance of such action.

         The Issuing and Paying Agent shall maintain at its offices a register (the register maintained in such office or any other office or agency of the Issuing and Paying Agent in The City of New York herein referred to as the "Note Register") in which, subject to such reasonable regulations as it may prescribe, the Issuing and Paying Agent shall provide for the registration of the Notes and of transfers of the Notes.

         The transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Issuing and Paying Agent in the Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Bank and the Issuing and Paying Agent duly executed by, the holder hereof or his attorney





                                     A-2-24
duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

         No provision of this Note shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay principal of, premium, if any, and interest on this Note in U.S. dollars at the times, places and rate herein prescribed in accordance with its terms.

         No service charge shall be made to a holder of this Note for any transfer or exchange of this Note, but the Bank may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

          Beneficial interests represented by this Note are exchangeable for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, only if (x) The Depository Trust Company, as Depositary (the "Depositary") notifies the Bank that it is unwilling or unable to continue as Depositary for this Note or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by the Bank within 60 calendar days, or (y) the Bank in its sole discretion determines not to have such beneficial interests represented by this Note. Any Note representing such beneficial interests that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof. Such definitive Notes shall be registered in the name or names of such person or persons as the Depositary shall instruct the Issuing and Paying Agent.

         Prior to due presentment of this Note for registration of transfer, the Bank, the Issuing and Paying Agent or any agent of the Bank or the Issuing and Paying Agent may treat the holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Bank, the Issuing and Paying Agent nor any such agent shall be





                                     A-2-25
affected by notice to the contrary except as required by applicable law.

         All notices to the Bank under this Note shall be in writing and addressed to the Bank at 209 Munoz Rivera Avenue, Suite 913, Hato Rey, Puerto Rico 00918, Attention: Richard Barrios, or to such other address of the Bank as the Bank may notify the holders of the Notes.

         This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles and all applicable federal laws and regulations.





                                     A-2-26

                                 ABBREVIATIONS

         The following abbreviations, when used in the inscription on the face of the within Note, shall be construed as though they were written out in full according to applicable laws or regulations.

                 TEN COM - as tenants in common

                 TEN ENT - as tenants by the entireties

                 JT TEN -  as joint tenants with right of
                           survivorship and not as tenants
                           in common

                 UNIF GIFT MIN ACT -            Custodian
                                     ----------           ---------
                                     (Cust)                 (Minor)
                                     under Uniform Gifts to Minors Act


                                     __________________________________
                                                 (State)

                 Additional abbreviations may also be used
                          though not in the above list.





                                     A-2-27

                                   ASSIGNMENT


                 FOR VALUE RECEIVED, the undersigned hereby

sell(s), assign(s) and transfer(s) unto
                                        _________________________

_________________________________________________________________

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

                         ____________________________

_________________________________________________________________

_________________________________________________________________
                (Please print or typewrite name and address,
                   including postal zip code, of assignee)


the within Note and all rights thereunder, and hereby

irrevocably constitutes and appoints
                                    _____________________________

_________________________________________________________________

_________________________________________________________________
to transfer said Note on the books of the Issuing and Paying

Agent, with full power of substitution in the premises.


Dated:__________________          ___________________________________
                                  NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.





________________________________
     Signature Guarantee





                                     A-2-28

                           OPTION TO ELECT REPAYMENT

         The undersigned hereby irrevocably request(s) and instruct(s) the Bank to repay this Note (or portion hereof specified below) pursuant to its terms at a price equal to 100% of the principal amount hereof to be repaid, together with accrued and unpaid interest hereon, payable to the date of repayment, to the undersigned, at ___________________________________________________________.
                 (Please print or typewrite name and address of the undersigned)

         For this Note to be repaid, the undersigned must give to the Issuing and Paying Agent at its offices located at 450 West 33rd Street, New York, New York 10001, Attention: Agency Administration, or at such other place or places of which the Bank shall from time to time notify the holders of the Notes, not more than 60 nor less than 30 calendar days prior to the date of repayment, with this "Option to Elect Repayment" form duly completed.

         If less than the entire principal amount of this Note is to be repaid, specify the portion hereof (which shall be increments of $1,000) which the holder elects to have repaid and specify the denomination or denominations (which shall be $250,000 or an integral multiple of $1,000 in excess thereof) of the Notes to be issued to the holder for the portion of this Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid):


$______________________________   ______________________________
                                  NOTICE:  The signature on this
Dated: ________________________   "Option to Elect Repayment" form must
                                  correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.






________________________________
     Signature Guarantee




                                     A-2-29

                                                            EXHIBIT 10.13 CONT.


                         INTEREST CALCULATION AGREEMENT


                                    Between


                          BANCO POPULAR DE PUERTO RICO


                                      and


                            THE CHASE MANHATTAN BANK


         THIS AGREEMENT is made as of September 24, 1996 between Banco Popular de Puerto Rico, a banking association chartered under the laws of the Commonwealth of Puerto Rico (the "Bank") and The Chase Manhattan Bank, as the interest calculation agent (the "Calculation Agent," which term shall include any successor thereto).

         WHEREAS, the Bank proposes to issue and sell on a continuous basis floating rate bank notes ("Floating Rate Notes") and fixed rate bank notes ("Fixed Rate Notes") (the Fixed Rate Notes and Floating Rate Notes are collectively referred to herein as the "Notes") pursuant to the terms and conditions of a Distribution Agreement, dated September 24, 1996 (the "Distribution Agreement"), by and among the Bank and the agents named therein (the "Agents," such term to include any additional agent that may be appointed by the Bank and described in a written notice to the Agents, the Issuing and Paying Agent (as defined below) and the Calculation Agent) up to such aggregate principal amount as may from time to time be authorized by the Bank to be at any time outstanding;

         WHEREAS, the Bank desires to appoint The Chase Manhattan Bank as Calculation Agent and The Chase Manhattan Bank desires to accept such appointment, pursuant to the terms and conditions set forth herein; and

         WHEREAS, the Bank is entitled to the benefits of the Issuing and Paying Agency Agreement dated as of September 24, 1996 (the "Issuing and Paying Agency Agreement"), between the Bank and The

Chase Manhattan Bank as Issuing and Paying Agent (the "Issuing and Paying
Agent");

         NOW IT IS HEREBY AGREED THAT:

         SECTION 1. Appointment of Calculation Agent. The Bank hereby appoints The Chase Manhattan Bank as calculation agent with respect to any Floating Rate Notes to be issued by the Bank under the Issuing and Paying Agency Agreement. The Calculation Agent hereby accepts its appointment as an independent party for the purposes of calculating the interest rate of, and the amount of interest payable on, the Floating Rate Notes, for each interest accrual period, upon the terms and conditions set forth herein. The calculation of the interest rate bases for the interest rates applicable to a Floating Rate Note shall be determined by reference to such interest rate basis or bases specified in the form of each Floating Rate Note supplied to the Calculation Agent.

         SECTION 2. Calculation of Interest Rate Bases. (a) The Calculation Agent shall calculate the interest rate of, and the amount of interest payable on, the Floating Rate Notes for each interest accrual period and shall communicate the same to the Bank and the Issuing and Paying Agent upon the terms and conditions contained herein. The Bank shall cause the Issuing and Paying Agent to provide the Calculation Agent with not less than two (2) but not more than seven (7) Business Days' notice of the Interest Determination Date (as defined in the applicable Floating Rate Note) with respect to which a particular Floating Rate Note calculation is to be made by the Calculation Agent, and the Calculation Agent shall notify the Issuing and Paying Agent of such Floating Rate Note calculation on or before the applicable Calculation Date (as defined in the Floating Rate Note) and shall confirm such calculation in writing within twenty-four (24) hours after so notifying the Issuing and Paying Agent.

         (b) In no event shall the interest rate on the Floating Rate Notes be less than the Minimum Interest Rate, if any, or higher than the Maximum Interest Rate, if any, designated in the applicable Floating Rate Note and related pricing supplement (each, a "Pricing Supplement"), and in no event shall the interest rate on the Floating Rate Notes be higher than the maximum rate permitted by applicable law.

         (c) The Calculation Agent shall calculate the amount of interest payable on each Floating Rate Note in the manner and at the times set forth in each such Floating Rate Note.

         (d) The Calculation Agent will, upon the request of any holder of a Floating Rate Note, provide the interest rate then in effect, and the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note.

         SECTION 3. Status of Calculation Agent. Any acts taken by the Calculation Agent under this Agreement or in connection with any Floating Rate Notes, including, specifically, but without limitation, the calculation of any interest rate for a Floating Rate Note, shall be deemed to have been taken by the Calculation Agent solely in its capacity as an agent acting on behalf of the Bank and shall not create or imply any obligation to, or any trust or agency relationship with, any of the owners or holders of the Floating Rate Notes.

         SECTION 4. Fees and Expenses. The Calculation Agent shall be entitled to such compensation for its services under this Agreement as may be agreed upon with the Bank, and the Bank shall pay such compensation and shall reimburse the Calculation Agent for all reasonable expenses, disbursements and advances (including reasonable legal fees and expenses) incurred or made by the Calculation Agent pursuant to the services rendered by it under this Agreement upon receipt of such invoices as the Bank may reasonably require.

         SECTION 5. Rights and Liabilities of the Calculation Agent. From time to time, the Bank will furnish the Calculation Agent with a written list of the names of officers of the Bank authorized to give instructions and notices on behalf of the Bank hereunder (each, an "Instructing Representative"). The Calculation Agent shall be protected and shall incur no liability for, or in respect of, any action taken or omitted to be taken, or suffered by it in reliance upon any Floating Rate Note or written instruction, notice, request, direction, order, certificate, consent, report, affidavit, statement or other paper, document or communication reasonably believed by it in good faith to be genuine and to have been approved or signed by the proper party or parties.
Any instruction, notice, request, direction, order, certificate, consent, report, affidavit, statement or other paper, document or communication from the Bank or given by it and sent, delivered or directed to the Calculation Agent under, pursuant to, or as permitted by, any provision of this Agreement shall be sufficient for purposes of this Agreement if such instruction, notice, request, direction, order, certificate, consent, report, affidavit, statement, or other paper, document, communication or comment is in writing and signed by an Instructing Representative. The Calculation Agent may conclusively rely, as to the truth of the statements expressed therein, upon any order, written instruction, notice, request, direction, certificate, consent, report, affidavit, statement, or other paper, document or communication, reasonably believed by it in good faith to be genuine, from the Bank or given by it and sent, delivered or directed to the Calculation Agent and conforming to the requirements of this Agreement, and the Calculation Agent shall be protected in acting upon any such order, written instruction, notice, request, direction, certificate, consent, report, affidavit, statement, or other paper, document or communication. The Calculation Agent may consult with counsel satisfactory to it and the advice of such counsel or any opinion of counsel shall constitute full and complete authorization and protection of the Calculation Agent with respect to any action taken, omitted to be taken, or suffered by it hereunder in good faith and in accordance with and in reliance upon the advice of such counsel. The Calculation Agent shall not be liable for any error resulting from the use of or reliance on a source or publication required to be used by any Floating Rate Note, this Agreement or any other document. Neither the Calculation Agent nor its officers, directors, employees, agents or attorneys shall be liable to the Bank or any other party for any act or omission hereunder, or for any error of judgment made in good faith by it or them except in the case of gross negligence or willful misconduct. No party shall be liable for any default resulting from force majeure, which shall be deemed to include any circumstances beyond the reasonable control of the party affected.

         SECTION 6. Duties of Calculation Agent. The Calculation Agent shall be obligated only to perform such duties as are specifically set forth herein and no other duties or obligations on the part of the Calculation Agent, in its capacity as such, shall be implied by this Agreement.

         SECTION 7. Termination, Resignation or Removal of the Calculation Agent. The Calculation Agent may at any time terminate this Agreement by giving written notice to the Bank and the Issuing and

Paying Agent specifying the date on which the desired resignation shall become effective (the "Effective Date"); provided that such notice shall be given not less than ninety (90) days prior to the Effective Date unless the Bank otherwise agrees in writing. The Bank may terminate this Agreement at any time by giving written notice to the Calculation Agent and specifying the Effective Date of such termination. Notwithstanding the foregoing, no termination by either the Calculation Agent or the Bank shall become effective prior to the date of the appointment of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent as provided in Section 8 hereof. Upon termination by either party pursuant to the provisions of this Section, the Calculation Agent shall be entitled to the payment of any compensation owed to it by the Bank hereunder and to the reimbursement of all reasonable expenses incurred in connection with the services rendered by it hereunder, as provided by Section 4 hereof. The provisions of Sections 5, 9 and 13 hereof shall remain in full force and effect following termination by either party.

         SECTION 8. Appointment of Successor Calculation Agent. In the event of the termination of this Agreement pursuant to Section 7 hereof, the Bank shall promptly appoint a successor Calculation Agent whose appointment shall become effective as of the Effective Date. Any successor Calculation Agent appointed by the Bank and approved by the Issuing and Paying Agent following termination of this Agreement pursuant to the provisions of Section 7 hereof, shall execute and deliver to the original Calculation Agent, the Bank and the Issuing and Paying Agent an instrument accepting such appointment. Thereupon, such successor Calculation Agent shall, without any further act, deed or conveyance, become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of the Calculation Agent and with like effect as if originally named as Calculation Agent hereunder, and the original Calculation Agent shall thereupon be obligated to transfer and deliver such relevant records or copies thereof maintained by the Calculation Agent in connection with the performance of its obligations hereunder. Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment the Calculation Agent so superseded shall cease to be such Calculation Agent hereunder. In the event of termination of this Agreement by the Calculation Agent or the Bank pursuant to Section 7 hereof, if a successor Calculation Agent has not been appointed by the Bank by the Effective Date of such termination, the Calculation Agent may, at the expense of the Bank, petition any court of competent jurisdiction for appointment of a successor Calculation Agent. Any successor Calculation Agent so appointed by such court shall immediately and without further act be superseded by any successor Calculation Agent appointed as provided above within one year from the date of the appointment by such court.

         SECTION 9. Indemnification. The Bank shall indemnify and hold harmless the Calculation Agent, its officers, directors, agents or attorneys and employees from and against all actions, claims, damages, liabilities, losses and expenses (including reasonable legal and other professional fees and expenses) relating to or arising out of actions or omissions in any capacity hereunder, except actions, claims, damages, liabilities, losses and expenses caused by the gross negligence or willful misconduct of the Calculation Agent, its officers, directors or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Bank for any error resulting from use of or reliance on a source of publication required to be used by the Floating Rate Notes or this Agreement. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Bank for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by the Calculation Agent in reliance upon (i) an opinion or advice of counsel, or (ii) a written instruction from the Bank. The provisions of this Section shall survive the termination of this Agreement.

         SECTION 10. Merger, Consolidation or Sale of Business by the Calculation Agent. Any corporation into which the Calculation Agent may be merged or consolidated, or any corporation resulting from any merger or consolidation to which the Calculation Agent may be a party, or any corporation to which the Calculation Agent may sell or otherwise transfer all or substantially all of its assets and business and which assumes the obligations of the Calculation Agent hereunder, shall, to the extent permitted by applicable law, become the Calculation Agent under this Agreement without the execution or filing of any paper or any further act by the parties hereto. Notice in writing of any such merger, consolidation or sale shall be given by the Calculation Agent to the Bank and to the Issuing and Paying Agent prior to or upon the effectiveness of such merger, consolidation or sale.

         SECTION 11. Notices. Any notice or other communication required to be given hereunder shall be delivered in person, sent by letter or by telecopy to the addresses given below or such other address as a party hereto may have subsequently specified in writing:

                 If to the Bank:

                          Banco Popular de Puerto Rico
                          209 Munoz Rivera Avenue, Suite 913
                          Hato Rey, Puerto Rico  00918
                          Attention:  Richard Barrios
                          Telecopy:   (787) 754-9290

         If to the Calculation Agent or the Issuing and Paying Agent:

                          The Chase Manhattan Bank
                          450 West 33rd Street
                          New York, New York 10001
                          Attention:  Agency Administration
                          Telecopy:   (212) 946-7682

         Any notice hereunder given by letter or telecopy shall be deemed to have been received when it would have been received in the ordinary course of post or transmission, as the case may be.

         SECTION 12. Benefit of Agreement. Except as provided herein, this Agreement is solely for the benefit of the parties hereto and their successors and assigns and no other person shall acquire or have any rights under or by virtue hereof. The terms "successors" and "assigns" shall not include any purchaser of any Floating Rate Notes by reason merely of such purchase.

         SECTION 13. Governing Law. This Agreement is to be delivered and performed in, and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York applicable to agreements to be entered into and to be performed in such state without regard to conflicts of laws principles.

         SECTION 14. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable, to any extent whatsoever.

         SECTION 15. Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of such counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         SECTION 16. Amendments. This Agreement may be amended from time to time by any instrument in writing executed and delivered by each of the parties hereto.

          SECTION 17. Amendment of the Issuing and Paying Agency Agreement. Anything in the Issuing and Paying Agency Agreement to the contrary notwithstanding, any amendment or supplement thereto shall not become effective with respect to this Agreement or the Calculation Agent in its capacity as such unless and until the Calculation Agent shall have consented in writing to such amendment or supplement.

         SECTION 18. Amendments to Forms of Notes. The Bank shall not, without first obtaining the prior written consent of the Calculation Agent, make any change to the Notes if such change would materially and adversely affect the Calculation Agent's duties and obligations under this Agreement.

         SECTION 19. Complete Agreement. This Agreement embodies the entire understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

         SECTION 20. Conflicts with Other Agreements. In any conflict relating to the rights or obligations of the Calculation Agent in connection with calculation of interest on the Floating Rate Notes, the terms of this Agreement shall govern such rights and obligations.

         SECTION 21. Ownership of Securities. The Calculation Agent, its officers, employees and shareholders may become the owners of or acquire any interest in any Notes, with the same rights that it or they would have if it were not the Calculation Agent, and may engage or be interested in any financial or other transaction with the Bank as freely as if it were not the Calculation Agent.

         SECTION 22. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not; provided, however, this Section 22 shall not by itself authorize any delegation of duties by the Calculation Agent or any assignment other than any assignment expressly permitted by the terms of this Agreement.

         SECTION 23. Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Issuing and Paying Agency Agreement.

         SECTION 24. Pricing Supplements. The Bank shall promptly deliver copies of each Pricing Supplement to the Calculation Agent.

         IN WITNESS WHEREOF, this Agreement has been entered into the day and year first above written.


                                     BANCO POPULAR DE PUERTO RICO


                                     By:
                                        ------------------------------
                                        Name:
                                        Title:


                                     By:
                                        ------------------------------
                                        Name:
                                        Title:


                                     THE CHASE MANHATTAN BANK,
                                         as Calculation Agent


                                     By:
                                        -----------------------------------
                                        Name:
                                        Title: